     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2001

                                                      REGISTRATION NO. 333-60450
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       BEACON EDUCATION MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

             DELAWARE                                8200                               04-3496613
 (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
  incorporation or organization)         Classification Code Number)              Identification Number)

                             ---------------------

           112 TURNPIKE ROAD, SUITE 107                                    JODI A. TUCKER
               WESTBOROUGH, MA 01581                                112 TURNPIKE ROAD, SUITE 107
                  (508) 836-4461                                        WESTBOROUGH, MA 01581
         (Address, including zip code, and                                 (508) 836-4461
     telephone number, including area code, of                 (Name, address, including zip code, and
     registrant's principal executive offices)                 telephone number, including area code,
                                                                        of agent for service)

                             ---------------------
                                   COPIES TO:

                HOWARD H. LAMAR III                                      ROBERT S. TOWNSEND
                  TODD J. ROLAPP                                           DONALD C. HUNT
                 MICHAEL L. HANCE                                         HARRISON S. CLAY
              BASS, BERRY & SIMS PLC                                   MORRISON & FOERSTER LLP
         315 DEADERICK STREET, SUITE 2700                                 425 MARKET STREET
            NASHVILLE, TENNESSEE 37238                             SAN FRANCISCO, CALIFORNIA 94105
                  (615) 742-6200                                           (415) 268-7000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                             ---------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

OPENIPO: The method of distribution being used by the underwriters in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares were determined primarily by an auction process conducted by the underwriters and other securities dealers participating in the offering. A more detailed description of this process, known as an OpenIPO, is included in "Plan of Distribution."


                   SUBJECT TO COMPLETION, DATED JULY 17, 2001


   (BEACON LOGO)
                                                 BEACON EDUCATION
                                                 MANAGEMENT, INC.

                                                 2,200,000 Shares
                                                 of Common Stock

--------------------------------------------------------------------------------


    This is our initial public offering and no public market currently exists for our shares. We expect that the public offering price will be between $11.00 and $15.00 per share. This price may not reflect the market price of our shares after this offering.


    THE OFFERING                   PER SHARE      TOTAL
    -----------------------------------------------------

    Public Offering Price           $            $

    Underwriting Discount           $            $

    Proceeds to Beacon              $            $

    We have granted the underwriters the right to
    purchase up to 330,000 additional shares within 30
    days to cover any over-allotments. The underwriters
    expect to deliver shares of common stock to
    purchasers on           , 2001.


    Proposed Nasdaq National Market Symbol: BECN

--------------------------------------------------------------------------------

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF
               YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.


--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WR HAMBRECHT & CO.

                           JEFFERIES & COMPANY, INC.

                                                            THINKEQUITY PARTNERS

                The date of this prospectus is           , 2001.

                          INSIDE FRONT COVER GRAPHICS


Inside front cover consists of three pieces

First piece:


There is a photograph of four children gathered around a computer monitor in a school classroom. Behind the children, there is a bookshelf and a banner displaying letters of the alphabet. Immediately below the photo a sentence reads: "This is representative of Beacon students in a Beacon classroom." Below the photograph, there is the caption: "Beacon schools seek to help children develop the necessary skills, knowledge, and values to be effective citizens in the 21st Century."


Second piece:


There is a Beacon Education Management stylized logo in the top left corner of the page. In the top right corner is the caption "Lighting the Way." Below the logo is the caption: "Beacon Education Management, Inc. provides comprehensive school management services to public schools. These services include curriculum development, personnel recruitment, financial administration, and human resources management. Our standards-driven education program incorporates teacher-directed instructional strategies, project-based learning, and integrated technology." Below the caption, in large text, are the words "Goals for Beacon Students:" The remaining two thirds of the page below these words are filled with the following 10 statements:



          1  achieve high standards
          2  set goals, take initiative, meet challenges
          3  expect rigor in their work
          4  see mistakes as learning opportunities
          5  understand and use technology
          6  investigate options
          7  make informed decisions
          8  read, write, listen, and observe effectively
          9  work well together and independently
         10  be responsible and effective citizens


Third piece:


There is a photograph of a student working at a table conducting a science experiment. Above the photograph is the caption: "Our clients include approximately 7,500 students and 25 public charter schools across the United States, and we have agreed to manage six additional schools, four of which we expect to open in the fall of 2001. We strive to adapt to the local needs of our clients while maintaining system-wide quality and efficiency." Superimposed on the photograph in vertical order are the words "Integrity, Opportunity, Equality, Autonomy, Accountability."

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
The Offering................................................    3
Summary Consolidated Financial and Operating Data...........    4
Risk Factors................................................    6
Special Note Regarding Forward-Looking Statements...........   15
Use of Proceeds.............................................   16
Dividend Policy.............................................   16
Capitalization..............................................   17
Dilution....................................................   18
Selected Consolidated Financial Data........................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Business....................................................   29
Management..................................................   43
Principal Stockholders......................................   52
Transactions with Executive Officers, Directors and More
  Than Five Percent Stockholders............................   54
Description of Our Capital Stock............................   56
Shares Eligible for Future Sale.............................   59
Plan of Distribution........................................   61
Legal Matters...............................................   67
Experts.....................................................   67
Change in Independent Certified Public Accountants..........   67
Where You Can Get More Information..........................   68
Beacon Education Management, Inc. and Subsidiaries Index to
  Consolidated Financial Statements.........................  F-1


---------------

"Beacon Education Management," "Beacon Solutions," "Beacon Schools" and our logo are our registered trademarks. In addition, we have filed applications to register the following trademarks: "The Beacon LightPoints Curriculum" and "Conner Creek Academy." All other trademarks and service marks referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes appearing elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                          BEACON EDUCATION MANAGEMENT

OVERVIEW


     Beacon is a leader in the field of for-profit public school management, offering quality education management services to public charter schools. In collaboration with local school personnel, we seek to help our students develop the necessary skills, knowledge and values to be effective and productive citizens. As of June 30, 2001, we managed 25 charter schools enrolling approximately 7,500 students in five states and the District of Columbia and provided selective services, including administrative, financial, human resource and accounting services, to two charter schools enrolling approximately 250 students. In addition, we have executed contracts to manage six additional charter schools, four of which we expect to open in the fall of 2001 and two of which we expect to open in the fall of 2002.



     As a growing provider of education management services, we continually strive to meet the local needs of our students, educators, administrators and parents, while at the same time capitalizing on economies of scale and maintaining system-wide quality. For example, our Beacon School Design consists of a rigorous and comprehensive standards-based curriculum that emphasizes teacher-directed instruction and project-based learning supported by our back office administrative operations and financial reporting services. We believe that this approach enables us to deliver a quality education program to students in an efficient and cost-effective manner.


     Currently, our principal business is the management and operation of charter schools. However, we have strategically targeted the contract management market as the other key category in which to leverage our core strengths and continue to build our business. In the contract management market, for-profit management firms contract with local school districts to manage existing public schools under the supervision of the local school board. Currently, we do not manage a public school for a local school district, however, we are actively seeking contract management opportunities with school districts.


     Charter schools are tuition-free public schools of choice that derive their existence and authority to operate from a charter granted by a state or local educational agency. Under a typical charter school statute, state or local agencies are authorized to grant charters to not-for-profit community groups or organizations to create a public school. Charter schools, like traditional public schools, receive funds from federal, state and local sources based on student enrollment and attendance. Charter schools benefit from freedom from local school board policies and are typically not unionized. Approximately 2,000 charter schools enroll over 500,000 students. For-profit management firms such as Beacon currently manage approximately 10% of all charter schools.


COMPETITIVE STRENGTHS


     We believe that we have an established reputation as an effective manager of public charter schools and that the same specialized management and support services that make our charter schools successful can be effectively used to manage traditional public schools as the contract management market grows. Specifically, we believe that the following competitive strengths position us to be successful in both the charter and contract school management markets:


     - Adaptability -- Our education management services model is flexible and can be tailored to specific community circumstances.

     - Revenue model -- We charge a fixed management fee based on a percentage of the school's revenues. As a result, after we are engaged by a charter board and our fee is fixed as a percentage of the charter school's funding, the charter board and Beacon share the same goal of effectively spending all remaining school funds in order to maximize direct services to students. Because any surplus funds will be retained by the charter school for future use on behalf of the students and not by us, we do not benefit financially by reducing the amount of allocated funds that are actually spent on providing services to students. Therefore, our incentive to make a profit from this fee does not conflict with the charter board's goal of maximizing services to students. Our revenue, as reflected in the statement of operations, consists of the management fee and amounts reimbursed for direct employee related costs. Direct employee related costs consist primarily of salaries and employee benefits for staff and faculty we employ. Management fees and reimbursed employee related costs constituted 18% and 82%, respectively, of total service revenues for the nine months ended March 31, 2001 and for the fiscal year ended June 30, 2000 constituted 15% and 85%, respectively.


     - Controlled cost structure -- We strive to maintain relatively low central office expenses, focus on geographic regions in which we create clusters of up to nine schools, and maintain a corporate culture that emphasizes a respect for the fact that we are spending public funds.

GROWTH STRATEGY


     We have developed a focused growth strategy in order to capitalize on the increasing national demand for private management of public schools. This strategy involves continuing the growth of our charter school business and leveraging the reputation we have built as a charter school operator by expanding into the contract management market. An important factor in this growth is the effective replication of the Beacon School Design, which consists of the implementation of our standards-based education program known as the Beacon LightPoints Curriculum supported by comprehensive management services. We believe that if we demonstrate success at our existing schools, it will encourage new charter boards and pioneering school districts to enter into management agreements that will provide for us to operate multiple school sites over time. We additionally plan to grow through the following actions:


     - Charter Schools -- We will continue to select regions in which we can create clusters of up to nine schools and develop schools in those regions over a three-year period. In selecting these regions, we will focus on areas in which there is effective charter school legislation, a demonstrated need for alternative education options, a viable site acquisition strategy, the support of state and local officials for charter schools and per pupil payments from governmental sources of $5,500 or more.

     - Contract Schools -- In developing contract management relationships, we intend to focus on school districts that have per pupil expenditure rates that will enable us to manage schools at a profit and that potentially have more than one school available for management. We will consider carefully the district's political climate and teacher union support, the district's overall stability and impetus to innovate and the general terms and conditions attached to the contract issuance.

SOME RISKS OF OUR BUSINESS


     While we strive to maintain our competitive strengths and to execute our growth strategy, we have, since our inception, incurred losses and negative cash flow, and we are not certain whether or when we will become profitable. Furthermore, we have a limited operating history that you can use to evaluate our business, and the for-profit management of public schools is a relatively new and uncertain industry. For a discussion of these and other risks which could adversely affect us and our industry, you should read the section of this prospectus entitled "Risk Factors."


     We were incorporated in Delaware in December 1999. Our predecessor entities commenced operations in 1993. Our executive offices are located at 112 Turnpike Road, Suite 107, Westborough, Massachusetts 01581 and our telephone number is
(508) 836-4461.

                                  THE OFFERING

Common stock offered..........................  2,200,000 shares
Common stock to be outstanding after this
  offering....................................  7,131,298 shares
Use of proceeds...............................  We expect to use the net proceeds from this offering to provide short term and other loans and advances to
                                                charter school entities, for debt repayment, to fund
                                                future operating losses, for general corporate
                                                purposes, including working capital, sales, marketing
                                                and development expenses and for possible
                                                acquisitions.
Proposed Nasdaq National Market symbol........  BECN


     The number of shares of common stock to be outstanding after this offering is based on 4,931,298 shares outstanding as of July 13, 2001.


     The common stock to be outstanding after this offering excludes:

     - 330,000 shares that could be sold by us to the underwriters upon exercise of their option to purchase additional shares to cover over-allotments;


     - 506,600 shares of common stock that may be issued upon the exercise of outstanding options with a weighted average exercise price of $4.16 per share;



     - 186,920 additional shares of common stock reserved for issuance under our 2000 Stock Incentive Plan;


     - 125,000 shares of common stock that may be issued upon the exercise of warrants at an exercise price of $5.80 per share. Warrants for the purchase of 75,000 shares are currently exercisable, with warrants for an additional 25,000 shares becoming exercisable on each of September 30, 2001 and November 15, 2001 if we have not repaid a $2,300,000 loan from KinderCare Learning Centers, Inc.;

     - 383,620 shares of common stock, subject to increase upon certain dilutive issuances by us, that may be issued upon the conversion of a loan of up to $2,225,000; and

     - up to 396,551 shares of common stock, upon conversion of a $2,300,000 loan at a conversion rate of $5.80 per share.

     References to "we," "us" or "Beacon" shall refer to Beacon Education Management, Inc. and all predecessor entities.

     This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. This process is described under "Plan of Distribution." Except as otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' over-allotment option.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


     The following table summarizes the consolidated financial and operating data of our business. See note 2 to our consolidated financial statements for a discussion of our basic and diluted net loss per share. The pro forma calculation of net loss, loss per share and weighted average shares outstanding has been calculated assuming that proceeds of the offering were used to repay certain debt obligations, as discussed below. The pro forma adjustments eliminate interest expense on the repaid debt and the related $2.3 million debt discount amortization recognized in the nine months ended March 31, 2001. The repayment does not impact June 30, 2000 results from operations, as this indebtedness was not outstanding until subsequent to June 30, 2000.



                                                                                              NINE MONTHS
                                                                                                 ENDED
                                                                 YEAR ENDED JUNE 30,           MARCH 31,
                                                             ---------------------------   -----------------
                                                              1998      1999      2000      2000      2001
                                                             -------   -------   -------   -------   -------
                                                                                              (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Service revenues(1)......................................  $ 5,350   $ 3,159   $16,123   $12,047   $19,223
  Operating expenses.......................................    7,025     4,802    18,945    13,557    21,691
                                                             -------   -------   -------   -------   -------
  Loss from operations.....................................   (1,675)   (1,643)   (2,822)   (1,510)   (2,468)
  Interest expense.........................................       --       (21)      (51)      (38)   (2,530)
  Net loss.................................................   (1,691)   (1,573)   (2,727)   (1,483)   (4,563)
  Basic and diluted loss per share.........................  $ (0.89)  $ (0.57)  $ (0.73)  $ (0.41)  $ (1.08)
  Weighted average shares outstanding:
    Basic and diluted(2)...................................    1,898     2,780     3,742     3,588     4,214
  Pro forma net loss.......................................       --        --        --        --   $(2,162)
  Pro forma basic and diluted loss per share...............       --        --        --        --   $ (0.49)
  Pro forma weighted average shares(2).....................       --        --        --        --     4,409



     The following table summarizes our consolidated balance sheet data as of March 31, 2001. The as adjusted column reflects the sale of 2,200,000 shares of common stock offered by us in this offering at $13.00 per share (the midpoint of the range set forth on the cover of this prospectus) and the use of the proceeds of the offering, after deducting the underwriting discounts and commissions and estimated offering expenses, debt repayments and the related accrued interest as described in "Use of Proceeds," as well as the issuance on May 3, 2001 of 712,441 shares of our common stock.



                                                               AS OF MARCH 31, 2001
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $   684      $26,751
  Working capital...........................................   (1,523)      27,645
  Total assets..............................................   11,005       37,072
  Current liabilities.......................................    5,169        2,068
  Long-term liabilities.....................................    2,283        2,283
  Stockholders' equity......................................    3,552       32,720


                                                                                           NINE MONTHS ENDED
                                                                 YEAR ENDED JUNE 30,           MARCH 31,
                                                              --------------------------   -----------------
                                                               1998     1999      2000           2001
                                                              ------   -------   -------   -----------------
                                                                     (UNAUDITED)              (UNAUDITED)
OTHER DATA:
  Funds allocated to Beacon managed schools (in
    thousands)(3)...........................................  $5,699   $11,081   $28,869        $41,832
  Total Beacon management fees (in thousands)(4)............   1,058       927     2,196          3,314
  Schools under management(5)...............................       5         9        18             25
  Student enrollment(6).....................................   1,050     1,828     4,372          7,448
  Average per student reimbursement (not in thousands)(7)...  $5,427   $ 6,062   $ 6,603        $ 7,488

---------------

(1) Service revenues represent the total management fees and reimbursement for employee-related costs for faculty and staff that are our employees.
(2) The basic and diluted weighted average shares outstanding are the same for all periods presented as the effect of inclusion of common stock equivalents would be antidilutive to earnings per share.

(3) Funds allocated to Beacon managed schools represents the amount of government funding received by the Beacon schools for the fiscal period indicated, excluding schools at which we provide only selective services, as calculated from the separate audited financial statements of each such Beacon school. The audited financial statements were provided by each school and are not the result of audits performed by our auditors.

(4) Represents the management fees from Beacon schools, excluding schools at which we provide only selective services, not including any payroll reimbursements, consulting fees or other payments. Management fees for the year ended June 30, 1998 exclude $2,469 from a school that we managed during 1998 under a profit and loss model as opposed to a management fee model. Includes full year results for Beacon Education Management -- Michigan, Inc. for the year ended June 30, 1999. Total management fees included in the consolidated statements of operations for the year ended June 30, 1999 are from the date of consolidation of Beacon Education Management -- Michigan, Inc. in April 1999.
(5) At the end of the applicable period, excluding schools at which we provide only selective services.
(6) Based upon the respective state agency fall enrollment calculation.
(7) Derived amount based upon annual revenue of Beacon schools (excluding the four schools at which we provide only selective services) and the respective state agency fall enrollment calculation.

                                  RISK FACTORS

     You should carefully consider the following risks and all other information contained in this prospectus before you decide to invest in shares of our common stock. We have included a discussion of the material risks that we have identified as of the date of this prospectus. If any of the following risks actually occur, our business, financial condition or operating results could suffer. If this occurs, the trading price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

               RISKS RELATED TO BEACON AND THE EDUCATION INDUSTRY

WE ARE NOT PROFITABLE AND WE EXPECT FUTURE LOSSES.

     Since inception, we have incurred losses and negative cash flow. For the fiscal year ended June 30, 2000, our net loss was $2,727,036, and for the nine months ended March 31, 2001, our net loss was $4,563,177 (of which $3,171,306 consisted of non-cash charges). As of March 31, 2001, we had an accumulated deficit of $6,439,100. Prior to incorporation as a C corporation, we were organized as a limited liability company and our losses were allocated and passed through to the members. Our cumulative losses since inception in 1993 are $11,218,682. We have not yet demonstrated that public schools can be profitably managed by private companies, and we are not certain when we will become profitable. In order to become profitable, we must be able to generate and sustain higher levels of total revenue to allow us to reduce expenses as a percentage of total revenue. If our revenue does not increase to keep pace with our current and expected expenses, or is insufficient to achieve profitability, our business and operating results will be harmed. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations. We may not achieve or sustain profitability.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

     We have a limited operating history that you can use to evaluate our business or our future prospects. We opened our first school and recorded our first revenue in 1995. From 1995 through 1997 we managed only two schools. As a result, you must consider our potential for future profitability in light of the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as ours. Some of these risks relate to our potential inability to:

     - manage our growth, control expenditures and align costs with revenues;

     - attract, retain and motivate qualified personnel;

     - respond to economic and competitive challenges; and

     - appropriately develop, modify and expand our service offerings.

If we fail to successfully manage these risks, our operating results will suffer and result in the loss of all or part of your investment.

WE MUST CONTINUALLY IMPROVE THE ACADEMIC ACHIEVEMENT OF THE STUDENTS ENROLLED IN OUR SCHOOLS IN ORDER TO SUCCEED.

     In order to succeed, we believe we must be able to demonstrate improvements in academic performance of the students at our schools. If the average student performance at our schools increases, whether due to improvements in achievement over time by individual students in our schools or changes in the average performance levels of new students entering our schools, aggregate absolute improvements in student performance will be more difficult to achieve. If academic performance at our schools does not improve, we could lose business and our reputation could be seriously damaged, which would impair our ability to gain new business or renew existing agreements.

WE MAY NOT BE REPAID FOR ADVANCES AND LOANS WE HAVE MADE TO CHARTER SCHOOLS AND MAY BECOME LIABLE FOR FINANCIAL OBLIGATIONS OF CHARTER BOARDS.

     The holders of school charters, which are usually non-profit organizations, typically do not have the resources required to obtain the financing necessary to secure and maintain a school building, to purchase equipment and supplies and to finance initial working capital. If we want to obtain a management agreement with a charter board, we must often help the charter board arrange for the necessary financing. We provide or assist with this financing in several ways, including making advances or loans to the charter boards, entering into leases or acting as guarantors of leases for equipment and for the school facilities or providing credit support in the form of loan guarantees, as noted below:

     - As of March 31, 2001, we had advanced or loaned approximately $5,950,000 to entities holding charters. Approximately $3,400,000 of these loans, representing 10 schools, are unsecured or subordinated to a senior lender. Loans of approximately $2,930,000, representing three schools, may be accelerated upon termination of the corresponding management agreement with the charter school. We currently expect to make additional advances of at least $2,000,000 in connection with charter schools we expect to open in the 2001-2002 school year. If these loans are not repaid when due, our financial results would be adversely affected. Of the total loans and advances, approximately $4,570,000 is outstanding to five charter schools to assist with the acquisition and maintenance of school facilities. These facility loans were made at interest rates ranging from 9% to 11% per year and have terms ranging from four to 17.5 years. We have lines of credit outstanding to 10 charter schools in the amount of approximately $1,100,000. These lines of credit have interest rates of 9% to 11% per year and have terms ranging from one to 17.5 years. Also, we lease equipment to four charter schools, and in connection with these leases, we have extended loans in the amount of approximately $300,000. These loans carry interest rates ranging from 4% to 11% and have terms ranging from one to three years.


     - For 13 of our charter schools, we have guaranteed leases for equipment for the school, which in some cases exceed the current term of our management agreement by as much as two and one-half years. If our management agreements were to be terminated, or not renewed in these charter schools, our obligations to guarantee these lease payments would continue, which could adversely affect our financial results. As of March 31, 2001, our aggregate future lease obligations guaranteed totaled approximately $780,000 with varying maturities through 2003.


     - In 14 of our charter schools, we have provided some type of permanent credit support for the school building or equipment, typically in the form of loan guarantees or cash advances. Our guarantees do not expire until the loans are repaid in full. The lenders under these facilities are not committed to release us from our obligations unless replacement credit support is provided. The default by any charter school under a credit facility that we have guaranteed could result in a claim against us for the full amount of the loan. As of March 31, 2001, the amount of loans we guaranteed totaled approximately $5,730,000.

     - Failure by us to collect on the obligations when due and owing or the calling of guarantees we have provided in support of leases or loans would have a material adverse effect on our financial condition, which could result in a decline in our stock price.

     - On June 21, 2001, Thurgood Marshall Academy (TMA) received formal notice from its chartering authority, the Curators of the University of Missouri on behalf of the University of Missouri -- St. Louis (UMSL), that TMA was placed on probation. Failure to meet the conditions set forth in the notice letter could result in UMSL initiating a process to revoke the charter granted to TMA. Conditions to be fulfilled include: the election of new board members and board officers by August 20, 2001; the current chairman must relinquish his duties immediately and resign from the board by August 20, 2001; the board must create a position for a liaison among Beacon, UMSL, TMA parents and the community at large; training for nonprofit board service shall be made available to the liaison and all new board members; a year-end financial audit of TMA will be shared with UMSL, TMA parents and the community at large; TMA must be compliant with
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

       teacher certification requirements under Missouri law not later than January 2002; TMA shall take action to ensure all students attending TMA are eligible to attend in accordance with applicable Missouri law; and TMA will adhere to the spirit and letter of the Missouri sunshine law.


       Furthermore, the probation created a default by TMA under its loan agreement with NCB Capital Corporation. As a result of the default, NCB Capital Corporation could seek to satisfy the loan obligation, if accelerated as a result of the default, by calling upon the guaranty provided by us dated September 22, 2000, if TMA failed to pay all or any part of the then due and owing obligation. If this guarantee were called, we may be required to use a portion of the proceeds from the offering to satisfy the indemnity obligation. In addition, if TMA's charter were revoked, we would lose the management contract to manage TMA. On June 29, 2001, NCB Capital Corporation agreed to refrain from exercising any right and/or remedy in connection with TMA being placed on probation until September 30, 2001, at which time TMA must provide evidence that it meets a minimum enrollment requirement and that it is no longer on probation.


       Total management fees relating to TMA that were recognized by us for the nine months ending March 31, 2001 were $330,000 and reimbursed expenses for the period were $1,200,000. Total accounts, notes and lease receivables relating to TMA as of March 31, 2001 were $1,200,000.

CHARTER BOARDS MAY NOT BE ABLE TO FINANCE FACILITIES FOR NEW SCHOOLS.

     Facilities are a significant financial obstacle to new charter school creation. The industry has not created an efficient mechanism for financing these facilities. To address this we have, in the past, assisted many new charter schools with financing their facilities. Although management believes the proceeds of this offering should provide adequate new school financings for at least the next two years, the proceeds from this offering are not sufficient for us to assist new charter schools with financing their facilities for an unlimited time. If resources are not made available to finance these facilities, new charter schools may not be able to finance new facilities, which would likely reduce the number of charter schools that may need our services.

OUR FINANCIAL SUCCESS AT EACH SCHOOL DEPENDS ON OUR ABILITY TO MEET OR EXCEED STUDENT ENROLLMENT OBJECTIVES AT EACH SCHOOL.

     Because the amount of revenue we receive for operating each school depends upon student enrollment, and because many facility and on-site administrative costs are fixed, achieving site-specific enrollment objectives is an important factor in our ability to achieve satisfactory financial performance at a school. Our failure to recruit enough students to attend all grades in our new schools or maintain enrollment in our existing schools would make it difficult for us to be successful and would have a material adverse effect on our business and financial results. There can be no assurance that we will recruit students to new schools or maintain enrollment at existing schools.

WE OPEN A NUMBER OF NEW SCHOOLS SIMULTANEOUSLY AT THE BEGINNING OF EACH SCHOOL YEAR AND, IF WE ARE INEFFECTIVE IN THIS PROCESS, OUR BUSINESS AND REPUTATION COULD SUFFER.

     Almost every new school we open in any school year must be opened at approximately the same time. This task is a difficult logistical and management challenge, placing a significant strain on our management and operational functions. If we secure a larger number of school management agreements in the future, this strain will increase. If we fail to successfully open schools by the required date, we could lose school management agreements, incur financial losses and our reputation would be damaged, which would significantly compromise our ability to develop and expand our business successfully.

OUR SIGNIFICANT GROWTH HAS STRAINED OUR CAPITAL AND OTHER RESOURCES AND MAY NOT BE SUSTAINABLE.

     We have grown rapidly since 1997. For example, during the 1999-2000 school year we operated 18 full management schools, during the 2000-2001 school year we operated 25 full management schools, and we currently expect to operate 29 full management schools in the 2001-2002 school year. This growth has
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

strained our managerial, operational, financial and other resources, and we expect that continued growth will further strain these resources in the future. If we are to manage our growth successfully, we will need to hire and retain management personnel and other employees. We must also improve our operational systems, procedures and controls on a timely basis and we need capital to fund our working capital needs to allow us to assist new and expanding charter schools financing their facilities. If we fail to successfully manage our growth, it could interfere with the effective management of our schools, and cause client dissatisfaction, cost inefficiencies and lost growth opportunities, which would harm our operating results. In addition, we may not continue to grow at our historical rate.

FOR-PROFIT MANAGEMENT OF PUBLIC SCHOOLS IS A RELATIVELY NEW AND UNCERTAIN INDUSTRY.

     If this business model fails to gain further acceptance among the general public, educators, politicians and school boards, we may be unable to develop and expand our business and the market price of our common stock would likely decline. Our future is dependent upon the development, acceptance and expansion of the market for private, for-profit management of public schools. This market is rapidly developing and we are among the first companies to provide these services on a for-profit basis.

OUR BUSINESS IS COMPETITIVE AND SOME OF OUR COMPETITORS HAVE GREATER FINANCIAL AND OTHER RESOURCES.

     We expect the market for providing private, for-profit management of public schools to become increasingly competitive. Many of our existing competitors and several new market entrants have brand recognition and financial, marketing and other resources significantly greater than ours. We also compete for public school funding with existing public schools, which may elect not to enter into management agreements with private managers or may pursue alternative reform initiatives, such as magnet schools and intra and inter-district school choice programs. In addition, in jurisdictions where voucher programs are authorized, we may begin to compete with existing private schools for public tuition funds if we operate in these jurisdictions. A variety of other types of companies and entities may enter the market. If we are unable to compete successfully against any of these existing or potential competitors, our business and results of operations would be harmed.

LOSS OF THE SERVICES OF KEY EXECUTIVES COULD ADVERSELY IMPACT OUR BUSINESS.


     Our future success depends upon the continued services of a number of our key executive personnel, particularly Michael B. Ronan, our chief executive officer and president, Geoffrey M. Holczer, our chief financial officer, Peter
J. Harvey, our vice president, development, and Cheryl L. King, our vice president of education. If we lose the services of Mr. Ronan, Mr. Holczer, Mr. Harvey or Ms. King, our ability to grow our business would be seriously compromised and the market price of our common stock may be adversely affected. In addition, William R. DeLoache, Jr., chairman of our board of directors, has been a significant participant in the growth and development of Beacon.


OUR MANAGEMENT AGREEMENTS WITH CHARTER BOARDS GENERALLY EXPIRE AFTER A TERM OF FIVE YEARS AND ARE TERMINABLE UNDER SPECIFIED CIRCUMSTANCES.


     Our management agreements generally have a term of five years. However, in eight of our management contracts, in order for the charter entities to qualify for tax-exempt financing for their facilities, we have provided charter boards with the right to terminate their contracts after the third year. Federal tax laws governing the permissible terms of management and service contracts between a 501(c)(3) organization seeking to benefit from tax-exempt bonds and a for-profit service provider require that, in order to avoid "private business use" status, when a substantial part of the management fee fluctuates based on school revenues, the management contract must be terminable by the charter school at the end of the third year. Given the attractive financing terms associated with tax-exempt financing, we expect that we will continue to contract with charter entities that desire three-year management contracts. We have limited experience in renewing management agreements, and we cannot be assured that any management agreements will be renewed at the end of their term. Agreements representing two limited service schools, which accounted for less than 1% of our anticipated total revenue for the fiscal year ended

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


June 30, 2001, expire at the end of the 2000-2001 school year and are not being renewed. The remaining two limited service school agreements, which represented less than 1% of our anticipated total revenue for the fiscal year ended June 30, 2001 expire at the end of the 2001-2002 school year. In addition, all of our management agreements may be terminated for cause, including, in some cases, a failure to meet specified educational standards, such as academic performance based on standardized test scores. In addition, we could from time to time face pressure to permit a charter board to terminate our management agreement even if they do not have a legal right to do so. If we fail to renew a significant number of management agreements at the end of their term, or if management agreements are terminated prior to their expiration, our reputation and financial results would be harmed.


WE COULD BE LIABLE FOR EVENTS THAT OCCUR AT OUR SCHOOLS.


     We could become liable for the actions of principals, teachers, students and other personnel in our schools. In the event of on-site accidents, injuries or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for the injury. We could also face allegations that teachers or other personnel committed child abuse, sexual abuse or other criminal acts. In addition, if our students commit acts of violence, we could face allegations that we failed to provide adequate security or were otherwise responsible for their actions, particularly in light of recent highly publicized incidents of school violence. Although we maintain liability insurance, this insurance coverage may not be adequate to fully protect us from these kinds of claims. Prior to February 2000, most of our schools were insured on a claims made basis rather than an occurrence basis. As a result, we do not have liability insurance for claims that could arise in the future from events that occurred at these schools prior to March 2000. We are currently not aware of any claims against us or our schools relating to events that occurred prior to March 2000. In addition, we may not be able to obtain liability insurance in the future at reasonable prices or at all. A successful liability claim could injure our reputation and hurt our financial results. Even if unsuccessful, such a claim could cause unfavorable publicity, entail substantial expense and divert the time and attention of key management personnel.


WE PLAN TO TARGET THE CONTRACT SCHOOL MARKET, EVEN THOUGH WE HAVE LIMITED EXPERIENCE IN THIS AREA.

     Currently, we do not manage any contract schools for a school district and have only managed one contract school previously. An element of our strategy is to target the contract school market. Because we have limited experience operating contract schools, we will have to devote significant resources and time in overseeing the implementation and operations of these contract schools, reducing the time spent on overseeing our charter management business. In addition, operating under collective bargaining agreements with unions and in facilities managed by local school districts may create difficult new operating problems for us at contract management schools. If we are unable to successfully and profitably operate contract schools, our ability to pursue our growth strategy will be impaired.

OPERATING CONTRACT SCHOOLS SUCCESSFULLY WILL DEPEND, IN PART, UPON COOPERATIVE RELATIONSHIPS WITH TEACHERS' UNIONS, BOTH AT THE LOCAL AND NATIONAL LEVELS.

     Union cooperation at the local level will be important in obtaining and maintaining management agreements for contract schools. In order to implement our management of a contract school, provisions of some school districts' collective bargaining agreements may be required to be changed in areas such as evaluation methodologies, compensation policies and school calendar and operating hours. We anticipate resistance from local teachers' unions during school board debates over whether to enter into a management agreement with us. Local teachers' unions may initiate litigation challenging our management agreements. In addition, at the national level, the American Federation of Teachers and the National Education Association have substantial financial and other resources that could be used to litigate and/or influence legislation and public opinion in a way that could adversely impact our business.

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

WE DO NOT EMPLOY THE STAFF AT FOUR OF OUR CHARTER SCHOOLS.

     In four of our charter schools, the teachers and administrative staff are employed by the non-profit entity holding the charter. In two cases, this arrangement is required by state law. Since we are not the direct employer of these employees, we may sometimes be unable to control the employees in an effective manner. This could affect our ability to manage the schools in the manner we see fit, potentially causing these schools to fail or be less successful.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN WELL QUALIFIED PRINCIPALS AND TEACHERS.

     Our success depends in part on our ability to attract and retain well qualified, highly skilled school principals and teachers. We hired nine new principals and 224 new teachers to meet the needs of our schools for the 2000-2001 school year and expect to hire four new principals and approximately 80 new teachers for the 2001-2002 school year, in addition to satisfying our needs resulting from normal turnover and expansion at existing schools. Currently, there is a nationwide shortage of teachers and other educators in the United States. If we fail to attract and retain principals and teachers in sufficient numbers or of a sufficient quality, we could experience client dissatisfaction, a decline in the performance of students at our schools and lost growth opportunities, which would adversely affect our business.

FAILURE TO OBTAIN ADDITIONAL CAPITAL COULD RESTRICT OUR GROWTH.

     The proceeds of this offering may not be sufficient to finance in full the implementation of our business strategy. Therefore, we may have to raise additional capital, which could entail issuing additional equity securities or incurring significant amounts of debt. Our issuance of additional equity securities would cause dilution to investors in this offering. Our incurrence of debt could result in substantial debt service obligations, which, in turn, could cause cash flow problems. Additional capital may not be available to us on commercially reasonable terms or at all. We have had negative operating cash flow in every fiscal period since we began operations and are not certain when we will have positive cash flow, if at all. If we fail to raise additional capital when necessary, our business and results of operation would be significantly harmed.

OUR FINANCIAL RESULTS ARE SUBJECT TO CERTAIN FLUCTUATIONS.

     Because new schools are opened in the first fiscal quarter of each year, increases in student enrollment and related revenue and expenses will first be reflected in that quarter. Subsequent to the first quarter, student enrollment is expected to remain relatively stable throughout a school year. We recognize revenue for each school pro rata over the fiscal year. We recognize pre-opening costs primarily in the first and fourth quarters for costs not reimbursed by the schools. These factors could contribute to fluctuations in our financial results, which could have the effect of masking or exaggerating trends in our business and hurt the market price of our common stock. Our financial results also may vary among the quarters within any fiscal year for other reasons, including unexpected enrollment changes, greater than expected costs of opening schools, or delays in opening new schools.

OUR LENGTHY SALES CYCLE COULD DELAY NEW BUSINESS.

     The time between initial contact with a potential charter or contract client and the opening of a school, and related recognition of revenue, generally ranges from five to 24 months. This lead time is usually the result of the time it takes to organize the new charter entity and to arrange for school facilities. As a result, we have a limited ability to forecast the timing of new management agreements. Any delay in completing, or failure to complete, management agreements could hurt our financial performance. In addition, as we seek contract school arrangements, we anticipate we will incur significant delays as a result of school board delays, the political sensitivity of converting to a management company and the requirement of cooperation from the local unions involved.

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

                   RISKS RELATED TO GOVERNMENTAL FUNDING AND
                      REGULATION OF THE EDUCATION INDUSTRY

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION. OUR FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD RESULT IN THE REDUCTION OR LOSS OF FEDERAL EDUCATION FUNDS.

     We must comply with a significant number of federal laws that are directly related to federal education programs as well as those that are not directly related, such as federal civil rights laws and laws related to lobbying. Our failure to comply with these federal laws and regulations could result in the reduction or loss of federal education funds. Because charter board clients and anticipated school districts regarding contract schools pay us, in part, with funds received from federal programs, our management agreements are potentially covered by federal procurement rules and regulations. Federal procurement rules and regulations generally require competitive bidding, awarding contracts based on lowest cost and similar requirements. If a court or federal agency determined that a management agreement was covered by federal procurement rules and regulations and was awarded without compliance with those rules and regulations, then the management agreement could be voided, and we could be required to repay any federal funds we received under the management agreement, which would harm our business.

CHARTER SCHOOLS DEPEND ON THE UNDERLYING CHARTER GRANT WHICH WE DO NOT CONTROL.


     Our management agreements are with the charter entity. If the state charter authority were to revoke the charter, which could occur based on actions or inactions of the charter entity/board outside of our control, our contract to manage the school would be terminated, and any loans and advances to the charter board might not be recoverable. Charter schools accounted for all of our revenue in the fiscal year ended June 30, 2000 and for the six months ended December 31, 2000. As of June 30, 2001, we managed 25 charter schools, of which four are in Massachusetts, 13 in Michigan, four in Missouri, two in New York, one in North Carolina and one in the District of Columbia. The four new charter schools opening for the 2001-2002 school year that we will manage are located in Michigan and Missouri. If state charter school legislation is altered in a way not conducive to the operation and management of charter schools in states where we currently manage charter schools or plan to in the future, our business and growth strategy would suffer and we could incur substantial losses.


WE ARE LIMITED IN THE NUMBER OF JURISDICTIONS IN WHICH WE CAN DO BUSINESS AND THE NUMBER OF CHARTER SCHOOLS WE CAN OPERATE IN SUCH JURISDICTIONS.

     We can only manage charter schools in those jurisdictions that have enacted charter school legislation. Although 37 states and the District of Columbia have enacted charter legislation, we currently believe nine of such jurisdictions have enacted charter legislation that is acceptably conducive to the operation and management of charter schools. A significant number of jurisdictions with enacted charter legislation make it difficult for groups or organizations to actually receive a charter or to receive a charter making the operation and management of a charter school financially viable. In addition, some jurisdictions limit the number of charter schools that may be operated in such jurisdiction. These limitations may relate to the number of charters that may be granted in a year, the absolute number of charter schools that may be operating in the jurisdiction at any one time or the number of students that may attend a charter school in a particular school district. Of the nine jurisdictions that we have identified as having charter legislation currently conducive to our management of charter schools, three limit the number of charter schools that may be operated in such jurisdiction. Michigan, currently our largest market, has a limitation of 150 charter schools that has already been met. As a result, we cannot manage any additional charter schools in Michigan, unless an existing charter board decides to grant us the right to manage an already existing charter school that we are not currently managing. Accordingly, our opportunities for growth are currently limited.

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

RESTRICTIONS ON GOVERNMENT FUNDING OF FOR-PROFIT SCHOOL MANAGEMENT COMPANIES WOULD HURT OUR BUSINESS.

     Restrictions on the use of federal or state government educational funds by for-profit companies would hurt our business and our ability to grow. A variety of proposals have been introduced in state legislatures to restrict or prohibit the management of public schools by private, for-profit entities like us. If the federal government or states were to adopt legislation prohibiting for-profit entities from operating public schools or adopt legislation that significantly restricts for-profit entities in their management of public schools, our business would be harmed.

ANY REDUCTION IN GENERAL FUNDING LEVELS FOR EDUCATION COULD HURT OUR BUSINESS.

     All of our revenue is derived indirectly from public sources. If general levels of funding for public education were to decline, the number of school districts in which we could profitably operate schools would likewise diminish, and our ability to grow by adding new schools would suffer. In addition, our management agreements generally provide that we bear the risk of lower levels of per-pupil funding, which would be directly reflected in lower revenue to us, even if our costs do not decline accordingly. In other words, our management fee is generally a fixed fee based on a percentage of the government funding that is allocated to the managed school on a per-pupil basis. If the amount of that government funding is decreased during the term of the management contract, our fee is automatically reduced, independent of any increase or decrease in the costs we incur managing that school.

                         RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, AN ACTIVE MARKET MAY NOT DEVELOP AND THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.

     Prior to this offering, our common stock has not been sold in a public market. After this offering, an active trading market in our common stock may not develop. If an active trading market develops, it may not continue. Purchasers of common stock in this offering or thereafter may not be able to resell their shares at or above the offering price or the price paid for shares in the trading market. If an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. Regardless of our performance, this volatility could adversely affect the market price of our common stock.

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS, AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

     We have not allocated for specific uses a significant amount of the net proceeds of this offering. We currently contemplate that much of the proceeds will be used to provide credit or credit enhancement for new charter schools. Therefore, our management has broad discretion to spend the proceeds from this offering in ways with which our stockholders may not agree. Ineffectively applying these funds could result in unfavorable returns, which could significantly harm our financial condition and could cause the price of our common stock to decline.

OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL CONTROL 61% OF OUR COMMON STOCK AFTER THIS OFFERING.

     After this offering, executive officers, directors and holders of 5% or more of our outstanding common stock will, in the aggregate, beneficially own 61% of our outstanding common stock, or 59% if the underwriters' over-allotment option is exercised in full. These stockholders will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of our company and may make some transactions more difficult or impossible to complete without the support of these stockholders.

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

APPROXIMATELY 4,931,298, OR 69%, OF OUR TOTAL OUTSTANDING SHARES FOLLOWING COMPLETION OF THE OFFERING WILL BE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.


     Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. Upon consummation of this offering, we will have outstanding 7,131,298 shares of common stock (7,461,298 shares if the over-allotment is exercised in full). The 2,200,000 shares offered for sale through the underwriters will be freely tradable unless purchased by our affiliates or covered by a separate lock-up agreement with the underwriters. Of the remaining 4,931,298 shares of common stock outstanding after this offering, 15,700 shares and 4,203,157 shares will be eligible for sale in the public market beginning 91 and 181 days, respectively, after the date of this prospectus. The remaining 712,441 shares will become available at various times after the 181 days upon the expiration of one-year holding periods. For a more complete discussion regarding when shares of our common stock will become eligible for sale, see "Shares Eligible for Future Sale." We also plan to register up to 693,520 shares of our common stock after this offering for issuance under our stock option plans.


IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:

     - authorize us to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors, without prior stockholder approval, with rights senior to those of our common stock;

     - provide for a staggered board of directors, so that no more than three directors could be replaced each year and it would take three successive annual meetings to replace all directors; and

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of our company or could impede a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company. Section 203 prohibits a publicly held Delaware corporation from engaging in business combinations with interested stockholders, as defined by statute, for a period of three years after the date of the transaction in which the person became an interested stockholder. These provisions may have the effect of delaying or preventing a change in control without action by our stockholders, even if a change in control would be beneficial to our stockholders.

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

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things:

     - effectively managing our growth;

     - implementing our business strategy;

     - expanding our management contracts and increasing the number of students in schools managed by us;

     - timely repayment by the various charter entities of loan and lease obligations where we provided credit or credit support;

     - the availability of third party capital for charter entities to fund start-up and facilities costs and initial working capital;

     - controlling operating costs;

     - improving the academic achievement of students in our schools;

     - absence of significant adverse changes to legislation and other applicable regulations;

     - competition in our market; and

     - the adequacy of our capital resources to fund our operations and growth plans.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predict," "potential," "continue," "expect," "anticipate," "future," "intend," "plan," "believe," "estimate" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and except as required under applicable securities law, we assume no obligation to update them or to explain the reasons why actual results may differ.

     If one or more of the underlying assumptions prove incorrect, or the risks set forth above materialize, our actual results or performance may vary materially from anticipated results or performance expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included and incorporated by reference in this prospectus, you should not regard the inclusion of such information as a representation by us or any other person that our objectives and plans will be achieved. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to publicly update or revise any forward-looking statements to reflect future events or developments.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the 2,200,000 shares of common stock offered by us in this offering will be approximately $25.7 million, assuming an initial public offering price of $13.00 per share (the midpoint of the range set forth on the cover of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $29.7 million.


     We expect to use the net proceeds from this offering to provide short term and other loans and advances to charter school entities, for debt repayment, to fund future operating losses, for anticipated working capital needs and general corporate purposes. We may use a portion of the net proceeds to acquire or invest in businesses, technologies, services or products that are complementary to our business; however, at this time we have no specific acquisitions planned. Specific use of proceeds following the offering consist of $2.5 million for debt repayment, approximately $1.0 million for sales, marketing and development expenses and approximately $500,000 for computer systems upgrades. The remaining proceeds will be utilized primarily as set forth in the first sentence of this paragraph. Accordingly, our management will have broad discretion in applying the net proceeds.



     The portion of the net proceeds from this offering that we use for debt repayment will consist of the repayment of $2,500,000 principal amount (plus accrued and unpaid interest) on two short term notes. We executed these promissory notes on September 28, 2000 for $2,300,000 and $200,000 principal amount, respectively, and have used the proceeds for working capital purposes. Interest on the principal amount of the $2,300,000 note currently accrues at 13% per year and will accrue at 15% per year beginning October 1, 2001, subject to applicable usury limitations. Interest on the $200,000 note accrues at 8% per year. Aggregate interest expense for these two notes totaled $152,305 for the year ended June 30, 2001. All interest amounts have been substantially paid as of June 30, 2001. The promissory notes mature on November 15, 2001; however, each note will be paid in full from proceeds of the offering.


     Pending such uses of the net proceeds as discussed above, we plan to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock. We expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. We may incur indebtedness in the future that may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so. Any future determination to pay cash dividends will be subject to evaluation by and at the discretion of our board of directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2001:

     - on an actual basis;


     - on a pro forma basis to reflect the following issuances of common stock as of May 3, 2001: (1) 108,993 shares issued to KinderCare in accordance with the terms of the Equity Purchase and Loan Agreement, dated February 17, 2000, as amended September 28, 2000 and March 31, 2001; (2) 517,242 shares issued for an aggregate purchase price of $3,000,000; and (3) 86,206 shares issued upon conversion of a $500,000 convertible promissory note; and


     - on a pro forma as adjusted basis to give further effect to the sale of 2,200,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share (the midpoint of the range set forth on the cover page of this prospectus) and the application of the net proceeds after deducting underwriting discounts and commissions and estimated offering expenses.

     This table should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the related notes and other financial information in this prospectus.


                                                                    AS OF MARCH 31, 2001
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                              (IN THOUSANDS EXCEPT SHARE DATA)
Long-term debt and capitalized leases, less current
  portion...................................................  $ 2,283    $ 2,283      $ 2,283
Stockholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 shares
     authorized, no shares issued and outstanding, actual
     and pro forma; 5,000,000 shares authorized and none
     outstanding, pro forma as adjusted.....................       --         --           --
  Common stock, $0.01 par value, 10,000,000 shares
     authorized, 4,213,557 shares issued and outstanding,
     actual, 4,925,998 shares issued and outstanding, pro
     forma; and 30,000,000 shares authorized and 7,125,998
     shares issued and outstanding, pro forma as adjusted...       42         49           71
Additional paid-in capital..................................    9,962     13,455       39,101
Deferred stock compensation.................................      (13)       (13)         (13)
Accumulated deficit.........................................   (6,439)    (6,439)      (6,439)
                                                              -------    -------      -------
          Total stockholders' equity........................    3,552      7,052       32,720
                                                              -------    -------      -------
          Total capitalization..............................  $ 5,835    $ 9,335      $35,003
                                                              =======    =======      =======


     This table excludes the following shares:

     - 441,950 shares of our common stock that were issuable as of March 31, 2001 upon the exercise of outstanding options with a weighted average exercise price of $3.67 per share;

     - 151,570 additional shares of our common stock that were reserved for issuance under our 2000 Stock Incentive Plan as of March 31, 2001;

     - 383,620 shares of our common stock, subject to increase upon certain dilutive issuances by us, that may be issued upon the conversion of a loan of up to $2,225,000.

     - up to 396,551 shares of our common stock, upon conversion of a $2,300,000 loan at a conversion rate of $5.80 per share.


     - 125,000 shares of our common stock that may be issued upon the exercise of warrants at an exercise price of $5.80 per share. A warrant for the purchase of 50,000 shares was exercisable at March 31, 2001, with warrants for an additional 25,000 shares becoming exercisable on each of June 30, 2001, September 30, 2001 and November 15, 2001 if we have not repaid a $2,300,000 loan from KinderCare.

                                    DILUTION

     Purchasers of the common stock offered by this prospectus will suffer an immediate and substantial dilution in the net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of common stock will exceed the net tangible book value per share of common stock after the offering.


     As of March 31, 2001, our net tangible book value on a pro forma basis to reflect the issuance of 712,441 shares of our common stock on May 3, 2001 was approximately $5.9 million, or $1.20 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma shares of common stock outstanding as of March 31, 2001. After giving effect to the repayment of $2,500,000 in short-term loans out of the proceeds of this offering, and the sale of the shares of common stock offered in this offering, and after deducting the underwriting discounts and commissions and estimated offering expenses payable, our pro forma net tangible book value as of March 31, 2001 would have been $31.6 million, or $4.43 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $3.23 per share and an immediate dilution of $8.57 per share to the investors who purchase common stock in this offering. The following table illustrates this per share dilution:



Initial public offering price per share.....................             $  13.00
  Pro forma net tangible book value per share at March 31,
     2001...................................................  $   1.20
  Increase per share attributable to new investors..........      3.23
                                                              --------
Pro forma net tangible book value per share after
  offering..................................................                 4.43
                                                                         --------
Dilution per share to new investors.........................             $   8.57
                                                                         ========



     If the underwriters' overallotment option were exercised in full, the pro forma net tangible book value per share after this offering would be $4.77 per share, the increase per share attributable to new investors would be $3.57 per share and the dilution per share to new investors would be $8.23 per share.


     The following table summarizes, on a pro forma basis as of March 31, 2001:

     - the number of shares of common stock purchased from us;

     - the value of the total consideration paid for or attributed to such common stock; and

     - the average price per share paid by or attributable to existing stockholders and new investors purchasing shares in this offering before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                      SHARES PURCHASED      TOTAL CONSIDERATION
                                     -------------------   ---------------------   AVERAGE PRICE
                                      NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                     ---------   -------   -----------   -------   -------------
Existing stockholders..............  4,931,298    69.2%    $14,596,304    33.8%       $ 2.96
New investors......................  2,200,000    30.8      28,600,000    66.2         13.00
                                     ---------    ----     -----------    ----        ------
          Total....................  7,131,298     100%    $43,196,304     100%       $ 6.06
                                     =========    ====     ===========    ====        ======

     This information is based on pro forma shares outstanding as of March 31, 2001 and excludes:

     - 441,950 shares of our common stock that were issuable as of March 31, 2001 upon the exercise of outstanding options with a weighted average exercise price of $3.67 per share;


     - 151,570 additional shares of our common stock that were reserved for issuance under our 2000 Stock Incentive Plan as of March 31, 2001; and


     - 383,620 shares of our common stock, subject to increase upon certain dilutive issuances by us, that may be issued upon the conversion of a loan up to $2,225,000.


     - Up to 396,551 shares of our common stock, upon conversion of a $2,300,000 loan at a conversion rate of $5.80 per share.


     - 125,000 shares of our common stock that may be issued upon the exercise of warrants at an exercise price of $5.80 per share. A warrant for the purchase of 50,000 shares was exercisable at March 31, 2001, with warrants for an additional 25,000 shares becoming exercisable on each of June 30, 2001, September 30, 2001 and November 15, 2001 if we have not repaid a $2,300,000 loan from KinderCare.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected consolidated financial data shown below for, and as of the end of, each of the fiscal years in the five-year period ended June 30, 2000, have been derived from our audited financial statements. The statements of operations data for the years ended June 30, 1999 and 2000 and the balance sheet data at June 30, 1999 and 2000 are derived from financial statements audited by Deloitte & Touche LLP included elsewhere in this prospectus. The statements of operations data for the years ended June 30, 1996, 1997 and 1998 and the balance sheet data as of June 30, 1996, 1997 and 1998 have been derived from financial statements that have been audited by other independent auditors. The statements of operations data for each of the nine-month periods ended March 31, 2001 and 2000 and the balance sheet data at March 31, 2001 are derived from our unaudited financial statements included elsewhere in this prospectus. Such unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial information in accordance with accounting principles generally accepted in the United States of America. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                            NINE MONTHS ENDED
                                                     YEAR ENDED JUNE 30,                        MARCH 31,
                                        ---------------------------------------------   -------------------------
                                         1996     1997     1998      1999      2000        2000          2001
                                        ------   ------   -------   -------   -------   -----------   -----------
                                                                                        (UNAUDITED)   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Service revenues....................  $1,991   $2,560   $ 5,350   $ 3,159   $16,123     $12,047       $19,223
  Operating expenses:
    Direct site expenses..............   1,914    1,837     3,786     2,551    13,712      10,301        15,701
    Administrative, curriculum and
      development expenses............     182      916     2,808     2,084     4,673       3,044         5,764
    Provision for uncollectible
      accounts and notes..............      --       --       431       140       385          81            69
    Goodwill amortization.............      --       --        --        27       175         131           157
                                        ------   ------   -------   -------   -------     -------       -------
         Total operating expenses.....   2,096    2,753     7,025     4,802    18,945      13,557        21,691
                                        ------   ------   -------   -------   -------     -------       -------
  Loss from operations................    (105)    (193)   (1,675)   (1,643)   (2,822)     (1,510)       (2,468)
  Interest expense....................      --       --        --       (21)      (51)        (38)       (2,530)
  Other income (expense), net.........      --      (76)      (16)       89       135          54           435
  Loss before income taxes and
    minority interest in subsidiary...    (105)    (269)   (1,691)   (1,575)   (2,738)     (1,494)       (4,563)
  Provision for income taxes..........      --       (3)       --        --        --          --            --
  Minority interest in subsidiary
    loss..............................      --       --        --         2        11          11            --
                                        ------   ------   -------   -------   -------     -------       -------
  Net loss............................  $ (105)  $ (272)  $(1,691)  $(1,573)  $(2,727)    $(1,483)      $(4,563)
                                        ======   ======   =======   =======   =======     =======       =======
  Basic and diluted loss per share....  $(0.28)  $(0.14)  $ (0.89)  $ (0.57)  $ (0.73)    $ (0.41)      $ (1.08)
  Weighted average shares outstanding:
    basic and diluted.................     371    1,898     1,898     2,780     3,742       3,588         4,214

                                                                                            AS OF
                                                          AS OF JUNE 30,                  MARCH 31,
                                             -----------------------------------------   ------------
                                             1996     1997     1998     1999     2000        2001
                                             -----   ------   ------   ------   ------   ------------
                                                                                         (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents................  $ 101   $  339   $  240   $  338   $1,170     $   684
  Working capital..........................   (426)   1,165      213      948    2,314      (1,523)
  Total assets.............................    558    1,809    1,641    2,091    6,157      11,005
  Long-term liabilities....................     --       --       --      101       77       2,283
  Stockholders' equity.....................    (42)   1,530    1,027    1,493    5,010       3,552

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. Data for the nine months ended March 31, 2001 and 2000 is unaudited. Except for historical information, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to differences in our actual results include, but are not limited to, those discussed in the section titled "Risk Factors."

OVERVIEW


     Beacon is a leader in the field of for-profit public school management, offering quality education management services to public charter schools. As of June 30, 2001 we managed 25 charter schools enrolling approximately 7,500 students located in five states plus the District of Columbia and we provide selective services, including administrative, financial, human resource and accounting services, two charter schools enrolling approximately 250 students. In addition, we have executed contracts to manage six additional charter schools, four of which we expect to open in the fall of 2001 and two of which we expect to open in the fall of 2002. We expect future growth will be generated from developing new charter school management relationships, operating additional schools under existing charters, expanding schools already under management through additional grades and sections, and entering into management contracts with local school boards to manage existing public schools.


     We acquired all of the outstanding capital stock of Beacon Education Management -- Michigan, Inc. (or BEMM) a provider of education management services to charter schools in Michigan, in a series of step transactions for an aggregate consideration of $1,630,000. On January 30, 1998, we acquired 35,960 shares of common stock (split adjusted) of BEMM (a 50% interest) for $410,000 in cash. On April 9, 1999, we acquired from BEMM an additional 28,080 newly issued shares of common stock of BEMM for $500,000. As a result of the second transaction, we became the 64% owner and consolidated the results of BEMM into our financial statements. On November 12, 1999, we acquired the remaining 35,960 shares of common stock of BEMM not owned by us (a 36% interest) for $720,000. The acquisition was accounted for under the purchase method. Accordingly, the excess of the purchase price over the fair value of the net assets acquired is reflected as goodwill in the consolidated financial statements. The goodwill is being amortized over five years.


     We operated as a limited liability company through 1999. On December 30, 1999, the limited liability company was merged with and into a newly formed Delaware corporation. All membership interests in the limited liability company were converted into shares of our common stock. This transaction was accounted for as a reorganization of entities under common control, in a manner similar to pooling-of-interests.


     Service revenues. Our service revenues consist of management fees and amounts reimbursed for employee related costs for Beacon schools where we directly employ the staff and faculty. We receive management fees based upon contractually defined portions of the federal, state and local funding available to the managed school or a set fee in a limited number of contracts. New contracts that we enter into typically provide a management fee of up to 12% of such federal, state and local funding, and currently we receive a weighted average of 10% of the contractually defined portion of such funding. Management fees are recognized on a straight-line basis over the year. Revenue from management agreements based upon a percentage of school revenues is impacted by changes in the charter school's revenues. The charter school's revenue is primarily based on enrollment and is subject to changes in enrollment. We adjust recognized revenue based upon current enrollment and its impact on revenues. We do not recognize reimbursement of employment costs or other direct school operating costs where we do not directly employ the staff and faculty. Reimbursement from schools where we do not employ the staff and faculty or when we act in an agency capacity is directly offset against the related costs. Accordingly, we do not recognize total revenues received by the schools.

     Federal, state and local funding to the schools is based on the number of students enrolled. Accordingly, achieving site-specific enrollment objectives is necessary for satisfactory school financial performance and to provide the school with sufficient financial resources to pay amounts due pursuant to the management services agreement and to repay amounts extended pursuant to financial loans and other advances.


     No single management contract constituted 10% or more of consolidated service revenues for the fiscal year ended June 30, 2001. For the year ended June 30, 1999, each of five separate management contracts represented more than 10% of consolidated service revenues. In the fiscal year ended June 30, 2000, only the management contract with Chandler Park Academy, which represented 13% of consolidated service revenues, constituted consolidated service revenues of more than 10%.


     Operating expenses. Operating expenses are composed of direct site, administration, curriculum and development expenses, provision for uncollectible accounts and notes and goodwill amortization. Direct site expenses are primarily salary, payroll taxes and costs related to employee benefits of staff employed by us at schools under management contracts. Administration, curriculum and development expenses include expenses related to the creation and enhancement of our curriculum and expenses related to our administrative, sales and marketing functions. These costs include costs for curriculum assessment and training professionals, sales and marketing personnel, financial reporting, legal and technological support, travel expenses, and other development activities. The provision for uncollectible accounts is also reflected in operating expenses. Goodwill amortization arose from the acquisition of BEMM, which was accounted for as a purchase. Accordingly, the excess of the purchase price over the fair value of the net assets acquired is reflected as goodwill in the consolidated financial statements. The goodwill is being amortized over five years.

     Other income (expense). Other income (expense) includes financing related income and expense and miscellaneous other items. Interest income includes amounts earned on investment of excess cash balances and from notes and lease receivables derived from credit extended to various Beacon schools. Interest expense includes borrowing costs under our various agreements and amortization of related discounts. Net other income (expense) includes realized gains from the termination of a non-compete agreement recognized during 1999 and miscellaneous individually immaterial items.


     Stock-based compensation expenses. Included in the consolidated statements of operations are non-cash expenses related to stock-based compensation. In 1998, options for the purchase of our issued and outstanding common stock held by two stockholders were granted to one of our officers directly by those stockholders. The options were granted at a strike price below fair market value and with vesting requirements through October 1, 2000. Those option grants are not options for the purchase of shares of common stock to be newly issued by us, but are options for the purchase of shares of outstanding common stock held by the granting stockholders. However, as a result of the interpretation of AIN-APB 25 "Accounting for Stock Issued to Employees: Accounting Interpretations of APB Opinion No. 25," those options are treated for financial accounting purposes as options granted directly by us, resulting in non-cash compensation expense. Total stock compensation of $765,000 was amortized on a straight line basis over the three year vesting period of the grants. In March 2001, one of our officers transferred to other Beacon employees fully vested and exercisable options to purchase 88,000 shares of common stock at an exercise price below fair market value. As a result, we recognized a total stock compensation charge of approximately $466,000 in the quarter ended March 31, 2001. In addition, during the nine months ended March 31, 2001, certain other equity incentive awards were also granted at a strike price below market value and total stock compensation of $17,000 is being amortized on a straight line basis over the three year vesting period related to these awards. On June 27, 2001, the Board of Directors granted options to certain employees to purchase an aggregate of 64,650 shares of our common stock with an exercise price of $7.50 per share. In addition on June 27, 2001, options for the purchase of 30,000 shares of our issued and outstanding common stock held by two stockholders were granted to one of our employees directly by those stockholders. The options awarded by the two stockholders are fully vested and exercisable with an exercise price of $5.80 per share. Using the midpoint of the range set forth on the cover of this prospectus, we anticipate a non-cash stock compensation charge of approximately $575,000 to be recorded in the fourth quarter of the year ended June 30, 2001 relating to all the option grants on June 27, 2001. All stock compensation charges are included in administrative, curriculum and development expenses.

RESULTS OF OPERATIONS

NINE MONTHS ENDED MARCH 31, 2001 COMPARED WITH NINE MONTHS ENDED MARCH 31, 2000

  Service revenues


     Service revenues increased $7.2 million or 60% to $19.2 million for the nine months ended March 31, 2001 from $12.0 million for the nine months ended March 31, 2000. Service revenue included management fees which increased $1.8 million to $3.5 million for the nine months ended March 31, 2001 from $1.7 million for the nine months ended March 31, 2000 and revenue from reimbursements which increased $5.4 million to $15.7 million for the nine months ended March 31, 2001 from $10.3 million for the nine months ended March 31, 2000. The increase in service revenues was primarily a result of the management of eight additional schools and the increase in the number of students and grades at five of our existing schools, resulting in an increase in enrollment of approximately 3,000 students. The increase in enrollment creates an increase in revenue because our management fee is generally a fixed percentage of funding available to the charter school and the funding paid by federal, state and local entities is based upon enrollment counts. Increased enrollment also results in more teachers at our schools, and thus, an increased reimbursement for employee related costs.


  Direct site expenses

     Direct site expenses increased $5.4 million or 52% to $15.7 million or 82% of service revenues for the nine months ended March 31, 2001 from $10.3 million or 86% of service revenues for the nine months ended March 31, 2000. The increase in direct site expenses was primarily the result of increased staffing to support the educational services provided to the increased number of schools and students. We employed approximately 550 teachers and principals at March 31, 2001 as compared with approximately 290 teachers and principals at March 31, 2000 at our full service schools. The decrease in direct site expenses as a percentage of service revenue is the result of efficiencies of scale that occur when we add grades and increase enrollment in existing schools.

  Operating expenses


     Administrative, curriculum and development expenses increased $2.7 million or 87% to $5.8 million or 30% of service revenues for the nine months ended March 31, 2001 from $3.1 million or 26% of service revenues for the nine months ended March 31, 2000. Non cash compensation costs were $346,000 higher for the nine months ended March 31, 2001 compared with the nine months ended March 31, 2000 primarily due to the recognition of the stock compensation charge of approximately $466,000 as a result of the transfer of fully vested and exercisable options to purchase 88,000 shares of common stock at an exercise price below market value from an officer to other Beacon employees. The remaining increase was a result of increases in administrative, curriculum and marketing staff, travel expenses, office rents and financial services to support our growing operations. We employed approximately 40 people in our administrative and support functions at March 31, 2001 as compared with 30 people at March 31, 2000, resulting in an increase in payroll and ancillary costs of $1.4 million. In addition we incurred an increase in outside professional (accounting, legal, recruiting and consulting) fees and expenses of approximately $800,000 for the nine months ended March 31, 2001 compared with the nine months ended March 31, 2000.


  Other income (expense)

     Total other expense increased to $2.1 million for nine months ended March 31, 2001 from other income of $16,000 for the nine months ended March 31, 2000. Interest income totaled $437,000 for the nine months ended March 31, 2001 as compared with $50,000 in the comparable period ended March 31, 2000 as a result of the increased outstanding notes and lease receivables during fiscal 2001 from the extension of credit to various schools. However, interest expense increased to $2.5 million for the nine months ended March 31, 2001 as compared with $38,000 in the nine months ended March 31, 2000. The increase in interest expense reflected increased borrowings and a non cash expense related to amortization of debt discount of $2.3 million. Debt discount valued at $2.3 million was allocated to the intrinsic value of the beneficial conversion feature on the short term note with KinderCare at a conversion price of $3.00 per share. An equal amount was recognized as additional paid-in capital. The discount was amortized in interest expense during the nine months ended March 31, 2001.


     On March 31, 2001, the Equity Purchase and Loan Agreement was amended to extend the maturity date of the short term note to November 15, 2001. In accordance with this amendment, the short term note bears interest at 11% per year from April 1, 2001 through June 30, 2001, 13% per year from July 1, 2001 through September 30, 2001 and 15% per year from October 1, 2001 until maturity on November 15, 2001, subject to usury limitations. Interest is due and payable at the end of each calendar month. As part of the amendment, the conversion price was increased to $5.80 per share from $3.00. In addition, we also issued to KinderCare warrants to purchase up to 125,000 shares of common stock at $5.80 per share. A warrant for the purchase of 75,000 shares is currently exercisable and warrants for an additional 25,000 shares become exercisable on each of September 30, 2001 and November 15, 2001 if we have not repaid the loan in full or if KinderCare has not exercised its right to convert the loan into shares of our common stock.



     As a result of the restructuring of the short term note, the value of the warrants issued as part of the restructuring has been recognized as a reduction to the carrying value of the note and will be amortized through the application of the effective interest rate method over the estimated term of the note. The total value of the discount recognized was $241,500 as of March 31, 2001, which reflects the expected vesting of the right to exercise warrants for the purchase of 75,000 shares.


     The net loss for the nine months ended March 31, 2001 increased to $4.6 million from a loss of $1.5 million for the nine months ended March 31, 2000 as a result of the reasons noted above. Excluding the non-cash charges for the transfer of the stock options (in both periods) and the amortization of the debt discount, the net loss would have been $1.7 million for the nine months ended March 31, 2001 compared with the loss of $1.3 million for the comparable nine month period in the prior year.

YEAR ENDED JUNE 30, 2000 COMPARED WITH THE YEAR ENDED JUNE 30, 1999

  Service revenues


     Service revenues increased $12.9 million or 410% to $16.1 million for the year ended June 30, 2000 from $3.2 million for the year ended June 30, 1999. Service revenues included management fees which increased $1.8 million to $2.4 million for the year ended June 30, 2000 from $608,000 for the year ended June 30, 1999 and revenue from reimbursements which increased $11.2 million to $13.7 million for the year ended June 30, 2000 from $2.6 million for the year ended June 30, 1999. The increase in service revenues was primarily a result of the management of 18 schools in 2000 as compared to nine in 1999, and from consolidation of BEMM starting with the 2000 fiscal year. Student enrollment at Beacon managed schools increased to approximately 4,370 in 2000 from approximately 1,830 in the prior year period. Service revenues from BEMM increased to $10.4 million for the year ended June 30, 2000 from $1.0 million in the year ended June 30, 1999, reflecting consolidation of the entity for the full year and the fact that BEMM began managing an additional six schools. We anticipate adding four new charter schools for the 2001-2002 school year. As a result, we anticipate an associated increase in service revenues for the year ended June 2002.


  Direct site expenses

     Direct site expenses increased $11.1 million or 438% to $13.7 million or 85% of service revenues for the year ended June 30, 2000 from $2.6 million or 81% of service revenues for the year ended June 30, 1999. The increase in direct site expenses was primarily the result of increased staffing to support the educational services provided to the greater number of schools under management. Direct site expenses from BEMM increased to $9.0 million for the year ended June 30, 2000 from $800,000 included in the year ended June 30, 1999, reflecting consolidation of the entity for the full year and the fact that BEMM began managing six additional schools. We employed approximately 500 teachers and principals at June 30, 2000 as compared with approximately 280 at June 30, 1999 at our full service schools.

  Operating expenses


     Administrative, curriculum and development expenses increased $2.6 million or 124% to $4.7 million or 29% of service revenues for the year ended June 30, 2000 from $2.1 million or 66% of service revenues for the year ended June 30, 1999. The provision for uncollectible accounts and notes for the year ended June 30, 2000 of $385,000 increased by $245,000 from the prior year primarily as a result of the financial situation at one school. Non cash stock compensation costs remained consistent at $264,000 in each year. Administrative, curriculum and development expenses from BEMM increased to $1.5 million for the year ended June 30, 2000 from $183,000 included in the year ended June 30, 1999, reflecting consolidation of the entity for the full year (as opposed to the equity method of accounting) and the fact that BEMM began managing additional schools. The remaining increase resulted from increases in administrative, curriculum and marketing staff, travel expenses, office rents and financial services to support our growing operations. We employed approximately 47 people in our administrative functions at June 30, 2000 compared with 26 people at June 30, 1999.


  Other income (expense)


     Total other income increased $16,000 or 24% to $84,000 for the year ended June 30, 2000 from $68,000 for the year ended June 30, 1999. Interest income totaled $135,000 for the year ended June 30, 2000 as compared with $46,000 in the prior year. The increase was the result of increased outstanding notes and lease receivables during 2000, directly resulting from the extension of credit to various Beacon schools. Offsetting interest income was an increase in interest expense to $51,000 for the year ended June 30, 2000 from $21,000 for the year ended June 30, 1999. The increased interest expense reflected higher levels of borrowings under a line of credit. Amounts reported as other income for the year ended June 30, 1999 reflected a $100,000 payment received as compensation for the sale of assets and release from a non-compete agreement with a former employee. Prior to the acquisition of an additional 14% interest in BEMM in April 1999, this investment was accounted for under the equity method and losses prior to consolidation are reflected during the year ended June 30, 1999.


YEAR ENDED JUNE 30, 1999 COMPARED WITH THE YEAR ENDED JUNE 30, 1998

  Service revenues


     Service revenues decreased $2.2 million or 41% to $3.2 million for the year ended June 30, 1999 from $5.3 million for the year ended June 30, 1998. Service revenues included management fees which decreased to $607,000 for the year ended June 30, 1999 from $1.6 million for the year ended June 30, 1998 and revenue from reimbursements which decreased to $2.6 million for the year ended June 30, 1999 from $3.8 million for the year ended June 30, 1998. The decrease in service revenues primarily related to the termination of a management agreement which was a profit/loss model contract with a local school district. The agreement generated service revenues of $2.5 million in the year ended June 30, 1998. Offsetting this reduction in service revenues were new management contracts and student enrollment increasing to approximately 1,830 students in 1999 from 1,050 students in the prior year. In addition, we began consolidating the results of BEMM beginning in April 1999, which accounted for an increase in service revenues of $1.0 million for the year ended June 30, 1999.


  Direct site expenses

     Direct site expenses decreased $1.2 million or 33% to $2.6 million or 81% of service revenues for the year ended June 30, 1999 from $3.8 million or 71% of service revenues for the year ended June 30, 1998. The decrease in direct site expenses was primarily the result of the termination of the school management agreement described in the paragraph above. In addition, we began consolidating the results of BEMM beginning in April 1999, which accounted for an increase in direct site expenses of $800,000. We employed approximately 280 teachers and principals at June 30, 1999 as compared with approximately 210 at June 30, 1998 at our full service schools.

  Operating expenses


     Administrative, curriculum and development expenses decreased $724,000 or 26% to $2.1 million or 66% of service revenues for the year ended June 30, 1999 from $2.8 million or 52% of service revenues for the year ended June 30, 1998. The overall decrease was caused in part by the termination of the contract school management agreement described above. The provision for uncollectible accounts and notes for the year ended June 30, 1999 of $140,000 decreased by $291,000 from the amount provided for the year ended June 30, 1998 primarily as a result of the write off of receivables at one school. Non cash compensation costs increased by $102,000 to $264,000 for the year ended June 30, 1999, from $162,000 for the year ended June 30, 1998. Consolidating the results of BEMM as of April 1999 accounted for $183,000 in administrative, curriculum and development expenses. The overall decrease also reflected the termination of the contract school management agreement. We employed approximately 26 people in our administrative staff at June 30, 1999 compared with 16 people at June 30, 1998.


  Other income (expense)


     Total other income increased to $68,000 for the year ended June 30, 1999 from an expense of $15,000 for the year ended June 30, 1998. Interest income was consistent between the periods. Interest expense was higher for the year ended June 30, 1999 as the result of higher borrowing levels during 1999 utilized to support working capital needs. Amounts reported as other income for the year ended June 30, 1999 reflected a $100,000 payment received as compensation for the sale of assets and release from a non-compete agreement with a former employee.


  Equity in loss of unconsolidated subsidiaries

     On January 30, 1998, we acquired a 50% interest in BEMM and acquired an additional 14% interest on April 9, 1999. During the period of 50% ownership, we accounted for our investment in BEMM under the equity method of accounting and began consolidating the financial results in April 1999. The equity in the loss of BEMM totaled approximately $26,000 and $48,000 for the years ended June 30, 1998 and 1999, respectively. BEMM revenues were not included in our consolidated revenues during the period this investment was accounted for under the equity method of accounting. The total amount of BEMM revenues not included in the consolidated results while accounted for on the equity method were $1.2 million for the period January 30, 1998 to June 30, 1998 and $2.9 million for the period July 1, 1998 to April 9, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     We provide our services under management contracts that do not specifically require material capital investment by us for growth of our operations. However, the charter entities with which we contract for services generally do not have the resources required to obtain the financing necessary to secure and maintain the school building, purchase equipment and supplies and finance initial working capital. As a result, if we want to obtain a management agreement with a charter entity, we must often assist the charter entity and its board to arrange for the financing necessary to initiate and operate the school. We provide this financing assistance in several ways, including:

     - making advances or loans to the charter entities;

     - entering into leases for equipment and for school buildings (or acting as guarantors for leases); and

     - providing credit support in the form of loan guarantees.


Although the initial financing assistance provided by us is significant and often a requirement to obtain the management contract for a new charter school, we believe that as the Beacon schools mature and existing commitments are repaid (through third party refinancing or repayment directly from the charter entity) we will thereafter be able to continue to manage the charter school and utilize the repaid proceeds to fund the initial financing assistance for new charter management opportunities.


     As of March 31, 2001, we had loaned or advanced $5.9 million to charter entities, entered into future lease obligations for school equipment of $300,000, with maturities varying over the next 36 months, and executed guarantees providing credit support of $6.5 million. Failure to collect on these obligations or being required to pay on the guarantees would have a material adverse effect on our financial condition. Furthermore, in order to continue to grow our operations, we will be required to provide further financial support to new and existing charter entities. Our charter school clients typically pay interest at prevailing rates on loans advanced to them by us. In many cases, we anticipate that the charter school will repay our loan through refinancing by traditional lenders, once the charter school establishes a sufficient track record of operation. We will then seek to recycle these funds through loans to new schools, so as to assist in financing additional charter school clients. Tax free municipal bond issuances are generally not available in time to allow for necessary facility renovations prior to the start-up of a new charter school because they require several months to arrange and can best be sold after the school is in operation. We currently anticipate capital commitments for new charter schools for the 2001-2002 school year to be approximately $2.0 million for advances and loans, with $3.7 million in principal payments due to us under various loans and advances during the same period. In addition, we currently anticipate providing credit support through guarantees of approximately $500,000. We currently do not anticipate we will incur new direct lease obligations for the benefit of charter entities for the 2001-2002 school year. We believe that the proceeds of this offering should be adequate to support the obligations currently in place and to provide new school financings for at least the next two fiscal years. Based upon anticipated proceeds from note and lease receivables, we are not dependent on this offering to support loans, advances and lease obligations previously made. However, failure to obtain additional financing, whether through this offering or otherwise would materially impact our ability to expand operations.



     At March 31, 2001 we had accounts receivable of $2.5 million compared with $1.6 million at June 30, 2000. The increase relates to the increase in schools under management. Our allowance for bad debts has increased to approximately $330,000 or 13% of gross receivables at March 31, 2001, compared with approximately $230,000 or 15% of gross receivables at June 30, 2000. The number of days revenue in gross receivables remained constant at 35 days in both periods.



     At March 31, 2001, we had total notes and lease receivables (net of reserves) of $5.6 million, which constitute an increase of $3.2 million from June 30, 2000. The increase relates to advances to Beacon schools for equipment leases, facility notes and other advances. Our outstanding funded debt before consideration of discounts increased to $5.4 million at March 31, 2001 from $397,000 at June 30, 2000. The indebtedness was used for working capital purposes, including funding advances under receivables due from Beacon schools, to pay in full the $235,000 principal amount outstanding under a line of credit and to fund operating losses. Accounts payable increased to $1.7 million at March 31, 2001, an increase of $1.3 million from June 30, 2000. This increase was primarily the result of obligations due to contractors related to construction costs for new and improved school facilities.


     We have advanced $4.6 million to five charter entities to assist with the purchase of a facility or facility expansion. The total value of these projects is approximately $10.9 million. The debt obligations to us are in the form of promissory notes. These amounts are currently being refinanced through tax-free municipal bonds or other credit facilities. The $4.5 million advanced to the Beacon schools by us (less a deposit to be retained of $660,000) is expected to be repaid upon the completion of the refinancing. Currently, we expect the refinancing transactions to be completed prior to December 31, 2001. Going forward, we anticipate that future financing provided by us can be refinanced through tax free municipal bond issuances or other credit facilities, the proceeds of which can be used, in part, to repay the loans made by us to Beacon schools. No assurance can be given that these refinancing sources can be obtained or will be maintained in the future.


     We have consistently incurred losses and generated negative cash flow from operations. Operations have been financed through equity investments, borrowings from stockholders and bank borrowings under a line of credit. In May 2001, we issued 517,242 shares of our common stock at $5.80 per share for total gross proceeds of $3.0 million. In addition, on that same date a $500,000 convertible promissory note was converted into common stock at an exchange ratio of $5.80 per share. Furthermore, although we believe that the proceeds of this offering should be adequate to support our obligations currently in place and to provide new school financings for at least the next two fiscal years, simultaneously with the closing of this offering, in order to better manage our cash resources, to further expand our growth capabilities, if appropriate, and to serve as a source of readily available funds, we anticipate entering into a $5.0 to $10.0 million revolving credit facility with a commercial bank. Currently, we are seeking proposals from various commercial lenders. Our ability to continue funding our planned growth after we use the proceeds of this offering and of any revolving credit facility, is dependent upon our ability to generate positive cash flow from operations or to obtain additional funds through equity or debt financings, or other sources of financing. No assurance can be given that we can obtain a credit facility on terms acceptable to us, or at all.


     Many of our charter schools are dependent on outside financing sources for working capital needs and to refinance existing obligations. In order for the charter schools to obtain outside financing, we often have to provide guarantees or other forms of credit support on behalf of the managed schools. These guarantees often contain certain financial and non-financial covenants, which if not met, could render the debt callable by the holder. As of March 31, 2001, one school subject to a $500,000 guarantee issued by us was in default on its covenants with a bank. The bank has not currently called the debt due under the existing note or guarantee. We are currently in discussions with the school board and the bank and may assume the note obligation from the bank. We cannot be certain that the charter schools with which we contract will be able to obtain financing on favorable terms, if at all, or if guaranteed by us that we will be able to meet all, if any, of the covenants contained as part of these financing arrangements.

     We had working capital of $(1.5) million, $2.3 million and $950,000 as of March 31, 2001, June 30, 2000 and June 30, 1999, respectively.

     Net cash used in operating activities was $2.1 million and $2.3 million for the nine months ended March 31, 2001 and 2000, respectively, and $2.3 million and $1.6 million for the fiscal years 2000 and 1999, respectively. This use of cash was predominately the result of the net loss from operations of $4.6 million, $1.5 million, $2.7 million and $1.6 million in the nine months ended March 31, 2001 and 2000, respectively, and fiscal years 2000 and 1999, respectively. For the nine months ended March 31, 2001, this loss was partially offset by non-cash charges for the amortization of debt discount of $2.3 million and stock compensation charges of $540,000. Increases in accounts receivable of $921,000 for the nine months ended March 31, 2001 were offset by increases in accounts payable and accrued expenses of $1.5 million for the nine months ended March 31, 2001. Accounts receivable increased $1.4 million for the nine months ended March 31, 2000.

     Net cash used in investing activities was $3.4 million for the nine months ended March 31, 2001 as compared with $1.2 million in the comparable period ended March 31, 2000. Cash used in investing activities for the fiscal years 2000 and 1999 was $3.0 million and $128,000, respectively. The cash used in investing activities for the nine months ended March 31, 2001 was primarily for advances to charter entities of $3.2 million, and $353,000 for the nine months ended March 31, 2000. Net advances to charter entities were $2.1 million and $159,000 for the fiscal years 2000 and 1999, respectively. These advances to charter entities were primarily in connection with opening new schools. Cash used in funding capital expenditures was $161,000, $99,000, $169,000 and $71,000 for the nine months ended March 31, 2001 and 2000 and the fiscal years 2000 and 1999, respectively. Capital expenditures primarily funded computer equipment purchases to support our infrastructure. We currently anticipate capital expenditures of $250,000 for the year ending June 30, 2001 and $500,000 for fiscal 2002. These expenditures primarily will fund computer software and hardware purchases for administrative, accounting and intranet services. We also invested $720,000 in BEMM in the fiscal year ended June 30, 2000. Investment in affiliate net of cash acquired for the fiscal year ended June 30, 2000 and the nine months ended March 31, 2000 consists of our investment of $720,000 in BEMM in December 1999.

     The cash flows used in operating and investing activities have been funded by borrowings from stockholders, equity investments and borrowings under a line of credit. Net cash provided by financing activities was $5.0 million for the nine months ended March 31, 2001 compared with $6.1 million in the comparable period of the prior year. Net cash provided was $6.1 million and $1.8 million in the fiscal years 2000 and 1999, respectively. In the nine months ended March 31, 2001, we received $5.2 million in proceeds from the issuance of common stock. In fiscal 2000, net cash provided by financing activities primarily consisted of the investment by KinderCare, which purchased common stock for approximately $5.2 million and provided a credit facility providing up to approximately $2.2 million that is convertible into common stock at a rate of $5.80 per share. This credit facility was fully drawn upon during the first half of fiscal 2001 and is currently fully drawn.

     The $2.2 million credit facility is evidenced by a promissory note. The note, which matures on February 17, 2005, accrues interest at 8% per year. No interest payments are due on the note until the maturity date. The note may be prepaid at any time and the note commitment expires February 17, 2005. KinderCare has the right to advance and convert all or any portion of the $2.2 million note commitment into fully paid shares of our common stock at any time prior to February 17, 2005. In addition, if KinderCare gives notice of conversion, we may elect to pay any due and owing interest in cash or to convert the interest into shares of our common stock in the same manner as the principal.

     On September 28, 2000, KinderCare provided us an additional loan of up $3.0 million. This loan matures on November 15, 2001. Under the terms of this loan, we have the right to make draws of up to $2.3 million, in disbursements of not less than $100,000 per disbursement. The remaining $700,000 may be borrowed by us only upon KinderCare's consent. This note bore interest at approximately 8% from issuance through March 31, 2001, 11% per year from April 1, 2001 through June 30, 2001, and bears interest at 13% per year from July 1, 2001 through September 30, 2001 and 15% per year from October 1, 2001 until maturity on November 15, 2001, subject to applicable usury limitations. Interest is due and payable at the end of each calendar month. As of the date of this prospectus, $2.3 million principal amount is outstanding. KinderCare has the right to convert the outstanding principal amount and accrued interest at any time after June 30, 2001 into the number of shares of our common stock determined by dividing the outstanding principal amount and accrued interest elected for conversion by $5.80, subject to adjustment. We are required to prepay the $2.3 million loan in full out of proceeds of this offering. KinderCare has not notified us whether it intends to convert the $2.3 million loan or be paid out upon completion of the offering.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We have assets and obligations that are subject to market risk from changes in interest rates. These financial instruments are primarily notes receivable and debt obligations with both variable and fixed interest rates. Cash flows associated with notes receivable with variable interest rates will increase or decrease with changes in market interest rates. The effect of changes in market interest rates would not materially impact future earnings or cash flows. We do not hold any investments for trading purposes and have no exposure to currency risks.

     The variable rate financial instruments are not significantly impacted by changes in market interest rates as the underlying interest rates are adjusted with changes in market rates. Changes in market interest rates would change the fair value of the fixed rate instruments that have longer maturities as a result of the difference between the market interest rate and the specified interest rates on the notes. We have not historically engaged in risk management activities to manage the impact of changing interest rates.

     At June 30, 2000, we had outstanding fixed interest rate note receivables with maturities in excess of one year of approximately $1.0 million, with interest rates ranging from 7% to 15%, and outstanding notes payables of approximately $200,000 at interest rates ranging from 8% to 14%. A change in market interest rates would not result in a significant change in the fair value of the financial instruments. At March 31, 2001, we had outstanding fixed interest rate note receivables with maturities in excess of one year of approximately $3.1 million, with interest rates ranging from 7 to 10%, and outstanding notes payable and lease obligations with maturities in excess of one year of approximately $2.3 million. A change in market interest rates would not result in a significant change in the fair value of the financial instruments.

IMPACT OF INFLATION

     Inflation has not had a significant impact on our operations to date.

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

                                    BUSINESS

INTRODUCTION


     Beacon is a leader in the field of for-profit public school management, offering quality education management services to public charter schools. In collaboration with local school personnel, we seek to help our students develop the necessary skills, knowledge and values to be effective and productive citizens. As of June 30, 2001, we managed 25 charter schools enrolling approximately 7,500 students in five states and the District of Columbia and provided selective services, including administrative, financial, human resource and accounting services, to two charter schools enrolling approximately 250 students. In addition, we have executed contracts to manage six additional charter schools, four of which we expect to open in the fall of 2001 and two of which we expect to open in the fall of 2002. Our philosophy is our management of public schools should be a collaborative enterprise between parents, students, teachers, the local community and Beacon. As a result, though we are a growing provider of education management services, we strive to maintain an ability to meet the local needs of our students, educators, administrators and parents, while at the same time capitalizing on economies of scale and maintaining system-wide quality. We believe that this approach enables us to deliver effective and quality education to students from pre-kindergarten through grade 12 in an efficient and cost-effective manner.


INDUSTRY OVERVIEW

  Background


     In the fall of 2000, approximately 47 million students enrolled in elementary and secondary public schools in the United States. At the end of the 1999 school year, there were approximately 91,000 elementary and secondary public schools in approximately 15,000 public school districts in the U.S. According to the U.S. Department of Education, the expenditures of these public elementary and secondary schools were approximately $360 billion in the 1999-2000 school year, representing approximately 4% of the U.S. gross domestic product. Despite per pupil expenditures that have increased faster than the rate of inflation over the past 20 years, and reached record levels to a national average of $6,584 for the 1999-2000 school year, concern about the quality of public education remains high, as many public school students fail to meet expectations. For example, on the 1998 National Assessment of Educational Progress, only 22% of fourth graders, 24% of eighth graders and 20% of twelfth graders in U.S. public schools were at or above the proficient mark in writing. In addition, on the NAEP's most recent mathematics assessment (1996), only 21% of fourth graders, 24% of eighth graders and 16% of twelfth graders in U.S. public schools were at or above the proficient mark in math. The National Assessment of Educational Progress, a testing program conducted by the U.S. Department of Education since 1970, uses tests specifically designed to measure how well students meet grade level standards established by a national panel of education experts.


     In response to concerns over students' progress and performance, local authorities have enacted several internal reform initiatives in the past 25 years, such as the introduction of new curriculum, state standards, reduced class sizes and vigorous testing and assessment programs. More recently, educators and policy makers have advocated more systemic reforms that aim to introduce market-oriented concepts, such as competition, accountability and increased parental choice into the public school system. Many states are also turning to "high stakes testing," requiring students in various grades to pass a specified test before being promoted to the next grade or graduating high school. These more fundamental reforms include the creation of charter schools, contract management of public schools, voucher programs and increased choice within the existing system.

  Charter schools

     Charter schools are tuition-free public schools of choice that derive their existence and authority to operate from a charter granted by a state or local educational agency. Under a typical charter school statute, state or local agencies are authorized to grant charters to community groups or not-for-profit organizations to create a public school. Charter schools, like traditional public schools, are funded by the school district and state according to average daily attendance or enrollments as of a specific count date. However, in many states, due in part to the need of state legislatures to balance the interests of charter schools and traditional public schools, charter schools do not receive the full equivalent of operations funding that traditional public schools do, and in most cases charter schools do not receive funding for securing a facility. Charter boards may, if they wish, contract with private companies or organizations to operate and manage their schools. Charter schools benefit from freedom from local school board policies and are typically not unionized. While traditional public schools often hold near monopolies on government funded education, charters must attract students based on their educational approach and program offerings.

     Since the first charter-school legislation was passed in 1991, 37 states and the District of Columbia have enacted charter school legislation, 34 of these states plus the District of Columbia currently have charter schools. Approximately 2,000 charter schools enroll over 500,000 students, representing about 1% of the total elementary and secondary public school student population in the United States. For-profit management firms such as Beacon currently manage approximately 10% of all charter schools. Most of the remaining charter schools are operated by non-profit entities such as parent groups, community groups and other non-profit organizations.

  Contract management schools

     Partly in response to charter schools, local school districts have begun to contract with for-profit school management firms to manage existing schools, under the supervision of the local school board. Currently, there are over 300 school management contracts between local school districts and for-profit management companies. In addition, in the last year, Baltimore, Maryland, New York City and Kansas City, Missouri issued requests for proposals for school management services. These arrangements typically provide for the management company to use an existing district school building and to receive an agreed upon per-student funding amount. The management company is usually granted significant control over school operations. This may include planning the school's curriculum and budget, recruiting and overseeing the teachers, hiring the principal and assuming responsibility for the school's educational outcomes. Unlike charter schools, contract management allows existing schools in existing facilities to take advantage of independent management organizations, without requiring the establishment of a new facility or facilities or the enactment of specific enabling legislation.

  Voucher programs

     Vouchers are tuition subsidies or credits that parents may redeem at approved schools of their choosing to pay for or offset the cost of tuition. Vouchers may be funded with private or public funds and, depending upon the program, may be redeemed at private and public schools. Currently, significant voucher programs have been authorized in only three locations: Cleveland, Milwaukee and the State of Florida.

  Choices offered by school districts

     Some public school districts have implemented systemic reforms by offering their students the option to choose among schools within the student's district or in other school districts. Likewise, certain school districts offer alternatives to traditional public schools by creating magnet schools. Magnet schools are public schools that offer specialized programs such as curricula emphasizing math, science or the arts.

COMPETITIVE STRENGTHS


     We aim to capitalize on the growing demand for private management of public schools, both through charter schools and contract management. We believe that we have an established reputation as an effective manager of charter public schools and that the same specialized management and support services that make our charter schools successful can be effectively applied to traditional public schools as the contract management market grows. Currently, we do not manage a public school for a local school district, however, we are actively seeking contract management opportunities with school districts. Specifically, we believe that the following strengths position us to be successful in the growing market for education management services.

     Adaptability. We have structured our education and management model to allow us to adapt our services to the local needs of our clients. Our education program, the Beacon LightPoints Curriculum, can be utilized in any state and in either a contract or charter school environment. In addition, our support systems have been designed to insure consistent, effective and replicable implementation of the Beacon School Design in urban, suburban and rural schools.

     Revenue model. A public school's "revenue" is generally equal to the amount of government funding that is allocated to the school. In exchange for our charter school management services, we charge a fixed fee based on a percentage of the school's revenues, plus reimbursement for direct school site expenses such as teacher salaries and benefits. In addition, we charge interest on start-up costs that we advance to the schools and we charge interest on any loans we make to schools to support facility development. Further income is generated from guarantee fees charged to the schools where we have entered into such an agreement. We call this a fee for service model. Many of the private operators of charter schools use a different revenue model, generally referred to as a profit/loss model, whereby the management company receives all of the charter school's revenues. These management companies then work with the school's non-profit charter board to determine the school's operating budget. Under this model, any revenue that the management company does not spend operating the charter school is realized as profit for the management company.

     A distinguishing feature of our fee for service model is that we receive a set fee for managing and operating the charter school. In contrast to other models, our incentive to make a profit from this fee does not conflict with the charter board's goal of maximizing services to students, which we believe makes us attractive to charter school boards. Money provided to us by a charter board that is earmarked for educational expense is spent accordingly. In addition, charter boards, as non-profit entities, often seek tax-exempt financing in connection with the development of charter school facilities. The profit/loss model creates a relationship between the management company and the charter entity that will preclude the availability of tax-free financing. We believe that unlike the profit/loss model, our fee for service model provides the charter entity the flexibility to obtain tax-free financing for its facilities.

     Currently, the profit/loss revenue model is used almost exclusively in the contract management market, where facilities are provided by the school district. As a result, any contracts into which we enter in connection with the operation of district schools may not utilize our percentage fee model, but instead may utilize the profit/loss model. An advantage to the client of the profit/loss model over our fee for service model is that under the profit/loss model the management company often agrees, within certain limits, to pay annual losses incurred at the school for a limited time. The management company typically expects to offset losses funded in the early years of a school's operation by generating substantial surpluses in later years. Under our fixed fee arrangement, we do not offer to cover the charter school's annual losses, though we may provide short-term loans to cover such operating deficits. Because the development of new facilities is usually not necessary when school districts contract with for-profit school management firms, tax-exempt financing is not an important element of the contract management market.

     Controlled cost structure. We strive to maintain relatively low central office expenses and to create efficient internal systems to allow us to compete effectively as our industry matures. Specifically, we believe the following strategies will enable us to control costs effectively and to successfully implement our revenue model:

     - When developing new management opportunities, we focus on geographic regions in which we can create clusters of up to nine schools, in an effort to capitalize on local economies of scale.

     - We strive to maintain a corporate culture that emphasizes a respect for the fact that as we operate and manage schools, we are spending public funds. For example, we maintain a policy that requires our employees to adhere to a lowest best price practice when traveling and purchasing equipment and services.

     - In the annual operational school budgets for each of the schools that we manage, we budget funds for staff development, recruiting staff, and recruiting and assessing students.

     Management team. We have assembled a management team that combines valuable business experience with substantial professional education experience. We have recruited, and strive to continue to recruit, employees who bring significant experience as proven classroom teachers and administrators and not just as business professionals. Currently, approximately 40% of our management staff are career educators. For example, Michael Ronan, our chief executive officer, was the superintendent of schools in Uxbridge, Massachusetts for 16 years, where he led a school district that even as its student achievement rose, was the ninth lowest-spending school district of Massachusetts' 264 districts. Mr. Ronan's achievements as a public school superintendent were recognized by the Center for Education Reform. Cheryl King, our vice president for education, is the former deputy superintendent for instruction with the Flint, Michigan Community Schools, a school district employing 4,000 employees with an operating budget of $225 million. Ms. King oversaw the district's central office instructional division and is a former middle school teacher and principal.

GROWTH STRATEGY

     Our growth strategy is based on our experiences and industry observations. Our school development efforts will capitalize on Beacon's charter school successes to promote both internal growth at the existing school sites and external replication of Beacon's School Design in both the charter school and expanding contract school markets. We believe that if we demonstrate success at our existing schools, it will encourage new charter boards and pioneering school districts to enter into management agreements that will provide for us to operate multiple school sites either in the first year of the agreement or over time. We plan to grow through the actions described below.

  Charter schools

     We will continue to select regions in which we can create clusters of up to nine schools and develop schools in those regions over a three-year period. In selecting these regions, we will focus on areas in which there is:

     - effective charter school legislation;

     - a demonstrated need for an alternative public school choice;

     - a viable site acquisition strategy;

     - the support of state and local officials for charter schools; and

     - a per pupil payment from governmental sources of $5,500 or more.


     Instances in which an existing charter school board determines to change the operator of its charter school or to hire a new operator after termination of an existing management contract represent a growing market niche in which we believe we have developed a core competence. Because of the adaptability of the Beacon School Design, we believe we are situated within the competitive arena to respond to these opportunities.


  Contract schools

     In developing contract management relationships, we intend to focus on school districts that have per pupil expenditure rates that will enable us to manage schools at a profit and that have more than one school available for management. We will consider carefully the district's political climate and teacher union support, the district's overall stability and impetus to innovate and the general terms and conditions attached to the contract issuance. From 1995 to 1998, we managed Turner Elementary School in Wilkinsburg, Pennsylvania under a contract with the local district school board. The contract with the school board was terminated after the Pennsylvania state courts ruled that a newly enacted charter school law effectively precluded the school board from contracting with a for-profit firm to manage the school.


     The states that we have currently identified as states in which there are the best opportunities for expansion of our operations in the charter school and contract management markets include, among others,

Delaware, Indiana, Maryland, Massachusetts and Pennsylvania. In addition, although the current limit on the number of charter schools that may be operated in Michigan has been met, we believe that our operations in that state may continue to grow as a result of expansion of grades and increased enrollment at Beacon schools as well as instances in which an existing charter school board contracts with a for-profit management company or replaces the existing management company.


CREATING AND MAINTAINING A BEACON MANAGED CHARTER SCHOOL

  Start-up

     The creation of a Beacon charter school begins with a development manager in a selected territory. The manager identifies a charter school board, often comprised of several dedicated civic leaders and parents. Typically, the core board members are already involved in establishing the charter school prior to our association, though we may at times assist in identifying certain board members. We typically enter into a five-year contract to manage the board's charter school, although we may provide charter boards with the right to terminate the contract after the third year so that the charter entity can qualify for tax-exempt financing. Contracts negotiated between Beacon and the non-profit charter organization will typically provide that we will manage a school in exchange for a fee based on a percentage of all public revenues designated for that particular school. In addition, we charge a fee based on a percentage of start-up costs that we advance to schools and on the cost of funds for any loans we make to schools to support facility development. After the initial term of the contract expires, it may be renewed, terminated or renegotiated by the parties. The non-profit charter organization may terminate the contract for cause if we fail to make reasonable progress toward achievement of agreed upon goals and student performance standards. Likewise, we may terminate the contract for cause if a minimum enrollment is not achieved or if the charter school board fails to approve a part of our program that we determine is necessary for a successful management relationship.

     After the non-profit board is formed, we prepare a charter application for submission by the board to the state or other chartering entity for authorization. Once the charter is granted to the non-profit charter applicant, we begin to recruit the principal, teachers and other staff, who typically become our employees unless prohibited by state law or the chartering authority. In certain jurisdictions, the charter legislation or the charter authority requires that the teachers and other staff at charter schools be employed by the charter entity and not by the management company. Start-up costs are financed by grants that may be available, temporary loans from Beacon to the charter school board, or other third party financing. The school's principal, if a Beacon employee, is normally granted an option for the purchase of our common stock as an incentive. Recently, such options have provided for the purchase of 1,000 to 2,000 shares per principal, vesting over five years. In addition, as part of employee compensation and incentive we intend to grant options for the purchase of common stock to teachers and other administrative personnel. We previously issued options to teachers and school administrative personnel, but ceased doing so in 1997, pending the existence of a public market for our stock, at which time we plan to resume the practice.

     The entire start-up process, from initial identification of a territory through the actual opening of a school, can last from six to 24 months, though it most commonly requires approximately 10 to 14 months.

  Real estate and facility

     Typically, Beacon and the charter board jointly seek suitable facilities for the charter school. Charter schools are often located in existing buildings that the charter board leases and refurbishes. Selection, financing and refurbishment of facilities are major challenges for most charter schools. Our experience and assistance in these areas are important aspects of our appeal to charter boards. We may provide credit enhancements or loans to the charter board for facility refurbishment.

  Curriculum review and development

     Our education program is the Beacon LightPoints Curriculum. We began development of this standards driven curriculum in 1998 with a team of experienced education consultants. Since that time, the Beacon education team has updated subject areas and support materials as needed. A key attribute of the Beacon LightPoints Curriculum is its dynamic nature. Our education program is continuously being updated based on feedback at the school level, changing state standards, and analysis of test results. We believe that the key to improving student achievement in our schools is the continuous feedback of achievement data through the standards based curriculum and instructional process.

  Purchasing

     Once a charter school is organized, we have the responsibility for procuring technology, equipment and supplies for that school. We typically issue a request for proposals for equipment, materials and supplies for our managed schools in order to obtain the best price and value. Each school then shares the benefits of this group purchasing. Cost efficiencies such as this allow each of our schools to better utilize its per pupil allocations to achieve maximum benefit for its students.

  Enrollment

     We typically prepare a marketing plan for each new charter school. The plan includes strategies to effectively recruit and enroll students in a given area using methods tailored to that community. We also assist existing schools with annual marketing plan updates.

  Day-to-day business operations

     Each of our managed schools is assigned a four person support team to assist it with many aspects of its day-to-day operations. This team consists of:

     - A field operations person who visits the school to provide administrative support services;

     - An account manager who oversees the school's purchasing, accounts payable and cash flow management;

     - A human resource generalist who advises the school on all human resource issues; and

     - A curriculum support specialist who advises the school on staff development, curriculum implementation and assessment.

  Technology

     Technology plays an integral role in our education program. We are currently piloting a program with NetSchools Corporation to develop a cost effective model to provide each student with their own computing capability. Under this pilot program each student is provided with access to computers in the classroom. We have also contracted with NetSchools to pilot Orion, their curriculum management system, in Michigan and Missouri. NetSchools will electronically align the Beacon LightPoints Curriculum and state standards. This system will assist teachers in the development of standards-based lesson plans and projects and will help the professional staff ensure that each standard is being taught to mastery. While this program is being piloted, we are continuing to research other Internet-based solutions. We are also developing Beacon Solutions, our proprietary set of documents, manuals and procedures, accessible to client schools via the Internet through utilizing software developed by Xerox Corporation.

     We typically equip each classroom with three to four desktop computers that are networked within the school and have access to the Internet. In addition, each administrative office customarily has a desktop computer also connected to our network. Principals and other members of the professional staff at each of our schools are usually provided with laptop computers when the local budget can support this expenditure.

  Oversight and accountability

     Each of our schools is required to develop an accountability plan that includes specific academic and non-academic goals that are used to measure a school's effectiveness. The data generated is also used in the principal's performance review and may be used in part to set compensation for the staff and the principal. This accountability plan typically includes a nationally normed standardized test, state assessments and parent surveys. This plan and the results are reviewed by our field operations person and our curriculum support specialist assigned to the school. In addition, each school has a financial audit that is completed by an independent accounting firm.

BEACON SCHOOLS

     Each Beacon School is offered the full range of services that we provide. In 1999 Beacon introduced the "Beacon School Design" at the Conner Creek Academy East in Roseville, Michigan. The Beacon School Design consists of the implementation of the Beacon LightPoints Curriculum supported by our comprehensive management services. Currently, nine of our managed schools use the Beacon LightPoints Curriculum and six of our schools have begun implementing it. We expect to implement the Beacon School Design and the Beacon LightPoints Curriculum in all new charter schools and in any new contract schools.

     Each new school typically begins with grades K-5 and enrollment of approximately 350 to 500 students in year one and then may expand one grade level annually thereafter to reach grades K-8. All Beacon Schools include full day kindergarten. In the past, we have started schools with an enrollment of fewer than 350 students. A high school program may then be added. The average per pupil revenue target is approximately $6,000, which produces revenue of approximately $2.4 million for a 400-student school and a management fee to Beacon of approximately $240,000 to $288,000 per year. We are also typically reimbursed for out-of-pocket expenses incurred from the grant of the charter up to the time the school opens.

     Beacon Schools usually provide 190 days of instruction each school year. The school day lasts for seven to eight hours. This means that students who complete a K-8 Beacon School program attend school the equivalent of two additional years. This allows for the additional time students need to meet more rigorous state standards.

     In addition, students benefit from small class sizes in the early elementary grades. Class size by grade level in a Beacon School is typically as follows:

GRADE LEVEL                                               # OF STUDENTS/CLASS
-----------                                               -------------------
Kindergarten............................................      18 students
1st Grade...............................................      18 students
2nd Grade...............................................      24 students
3rd Grade...............................................      24 students
4th Grade...............................................      24 students
5th Grade...............................................      24 students

     The Beacon LightPoints Curriculum is a comprehensive standards-based curriculum for grades K-12. The curriculum draws upon a national database of standards that define the minimum level of performance students are expected to achieve. Unlike a traditional public school district curriculum, the Beacon LightPoints Curriculum, as a standards based program, is organized around what students are expected to know and be able to do. The Beacon LightPoints standards are aligned with the state's standards, and as a result, students are tested on what they study. In addition, it utilizes the content drawn from the Core Knowledge Sequence. An integral part of the curriculum involves our teachers incorporating instructional strategies and current technology to better enable students to learn. Students receive teacher directed instruction and are involved in project based learning. Our teachers systematically assess progress allowing them to continuously provide our students with constructive feedback. We believe that our curriculum combines new ideas with the core values of public education.

     The Beacon LightPoints Curriculum is based on the following principles:

     - Rigorous academic core studies with measured benchmarks of progress;

     - A structure that allows each student to master competencies prescribed in the standards;

     - The integration of academic areas through project based learning, teacher directed instruction and integrated technology;

     - Teaching students career competencies and lifelong learning skills that are age-appropriate and connected to working and learning with adults;

     - Providing extra time, assistance and support to accommodate multiple learning styles and other needs of students;

     - The engagement of students as active learners; and

     - Character education and parental involvement.

     The Beacon LightPoints Curriculum is typically structured around four basic elements: assessment; standards; content; and instructional strategies, (each of which is described below).

  Assessment

     We place a great value on satisfying our customers -- boards and parents -- and keeping schools fully enrolled, and we believe that our mission is to help all students achieve at high levels. Assessment drives the education program at Beacon Schools. While there are a number of informal assessment methods at Beacon Schools, there are two formal measures of academic achievement:

     - state mandated benchmark assessments given at one or more grades to all public school students, including charter school students -- at the high school level this assessment is often known as a "high stakes test," where passing the test may be a high school graduation requirement; and

     - standardized, norm-referenced national tests.

     Generally, Beacon managed schools will use the Stanford 9, the Terra Nova, or the Iowa Tests of Basic Skills. Each school selects from this list of tests the one that is approved for use in that jurisdiction. These tests compare the students in the school with a national group, considered to be the "norm." We currently contract with the Center for Resource Management for assessment support services. We typically monitor student scores on state assessments and standardized, norm-referenced tests and use the data to shape curriculum and professional development.

  Standards

     The Beacon LightPoints Learning Standards define the minimum level of performance that students at Beacon schools are expected to achieve. They make clear to everyone what students are expected to know and be able to do, and they are established for all three levels (K-4, 5-8, 9-12) of the Beacon LightPoints Curriculum. These standards are designed to meet or exceed the standards adopted by the state in which the schools are located.

  Content

     The content used to teach Beacon School students in kindergarten through grade 8 is drawn from the Core Knowledge Sequence developed by the Core Knowledge Foundation in Charlottesville, Virginia. The Core Knowledge Sequence is a detailed outline of specific content to be taught in language arts, history, geography, mathematics, science and the fine arts. This content is matched to the curriculum standards at each grade level. The content for grades 9-12 has been drawn from various state curriculum frameworks that are based on independent rankings of state standards in different disciplines, and several national projects such as the UCLA History and Geography Project, Project 2061 and the National Council for Teachers of Mathematics Principles and Standards for School Mathematics.

     The Beacon LightPoints Curriculum represents approximately 70% of what is taught each school day in the schools that we manage. The community and the teachers in each school will typically add content that reflects local interests and needs as required by the charter or district contract. In doing so, they will use a variety of third-party materials in the instructional process.

  Instructional strategies

     Instruction at Beacon Schools is standards-driven, meaning that lesson plans and projects are developed around specific standards. Our instructional program is based upon teacher directed instruction, project based learning and integrated technology. Teacher directed instruction is generally used to teach phonics, reading, and basic mathematics skills. Teacher directed instruction may be whole class, small group or individual. Using this instruction method, the teacher is the primary source of instruction and information. Students then apply these skills in a project based learning environment.

     Project based learning is a pedagogical approach that places the student in the role of researcher, creator, interpreter and presenter. In project based classrooms, the teacher presents the problems to students, requiring them to become actively involved in the learning process. The problems are often interdisciplinary in nature and direct the students to read, write, compute, research and present. The teaching staff designs projects with the assistance of our curriculum support specialists.

     Other core subjects may be taught through both project based and teacher directed instruction as appropriate for the learning styles of the children. Each student in our schools typically receives an "Individual Learning Plan" that outlines the student's goals and expected minimum achievement levels for the year.

     Typically, after a start-up year, students in Beacon schools will stay with the same teacher for two years. We believe this promotes social skills, greater flexibility for instruction and a positive school climate.

     We believe Beacon schools provide access to current technology for staff and student use. This includes Net Schools (our curriculum management system) teacher laptops, email and voice mail for all teachers, classroom computers and appropriate education software. In addition, parents may have access to these same resources when school is not in session. Internet resources are usually offered for every grade level. The Summer 2001 version of the Beacon LightPoints Curriculum will include optional online advanced placement courses for grades 11 and 12. Students complete assignments at their own pace, while online teachers interact with each student via email or phone to answer any questions, monitor progress and evaluate assignments and tests.

PROFESSIONAL DEVELOPMENT

  Principals and directors

     As part of the new school start up, our principals attend a training program that includes:

     - charter and authorization requirements;

     - Beacon administrative, operational, human resource and financial procedures;

     - the Beacon LightPoints Curriculum; and

     - subject specific training in core subjects as needed.

     During the school year our Beacon education department hosts roundtables to foster collaboration and discussion amongst principals. The roundtables consist of specific training sessions based on feedback from the principals on their professional development needs. Before each roundtable, a book is distributed and a portion of the session is devoted to discussion of the book and best practices in our industry.


     In addition, the Beacon education department distributes the "Beacon Principals' Newswire," a compilation of professional reading available online. The newswire is distributed to all Beacon Schools directors and principals monthly via email. The Beacon education department is a central office department which operates from our executive offices for the benefit of all Beacon schools, our principals, faculty and staff.

  Teachers

     Professional development activities at each Beacon School are focused on the implementation of the education program as defined in the charter or the contract with the school district. Teachers engage in a summer curriculum development workshop prior to school opening. With the assistance of the Beacon curriculum support specialists, teachers, working with Beacon's knowledge base, develop lesson plans, projects, and assessments. In addition, teachers will observe and model lessons taught by their peers and Beacon support specialists and consultants. Feedback is provided by curriculum support specialists and subject-specific consultants.

     Teachers are also engaged in ongoing staff development activities throughout the year. They will receive subject-area specific coaching, assistance with lesson plan and project development, behavior management, and special education training. Staff development activities are coordinated by the principal with assistance from our curriculum support specialists.

CURRENT BEACON SCHOOLS


     The following table provides information regarding our current fully managed charter schools as of June 30, 2001. We define a school as a distinct facility rather than as a range of grades with the exception of a single large facility in St. Louis. For example, we would count a single facility with grades K-12 as one school, while some of our competitors would count this as three schools: an elementary school, a middle school and a high school.


                                                                             ORIGINAL             CONTRACT
SCHOOL/CLIENT                    LOCATION         GRADES    ENROLLMENT     CONTRACT DATE         EXPIRATION
-------------                    --------         ------    ----------   -----------------       ----------
MASSACHUSETTS
Murdoch Middle Public
  School.................  Chelmsford, MA           5-8        199       June 5, 1998        September 30, 2001
Rising Tide Charter
  Public School..........  Plymouth, MA             5-8        196       July 24, 1998       June 30, 2003
Lowell Community Public
  Charter School.........  Lowell, MA               K-3        295       June 15, 1999       June 30, 2004
Mystic Valley Regional
  Public Charter
  School.................  Malden, MA               K-8        770       March 9, 2000       June 30, 2003
MICHIGAN
Chandler Park I Academy
  Haverhill..............  Detroit, MI               6         192       July 1, 1999        June 30, 2005
Chandler Park II Academy
  Phillip................  Detroit, MI               8         182       July 1, 1999        June 30, 2005
Chandler Park III Academy
  Greenfield.............  Detroit, MI            2, 3, 7      125       July 1, 1999        June 30, 2005
Conner Creek Academy
  East...................  Roseville, MI            K-6        397       August 16, 1999     June 30, 2004
Conner Creek Academy.....  Warren, MI               K-6        520       August 24, 1999     June 30, 2004
Great Lakes Academy......  Pontiac, MI              K-6        389       June 16, 1997*      June 30, 2004
Huron Academy............  Sterling Heights, MI     K-5        264       July 1, 1999        June 30, 2004
Landmark Academy.........  Port Huron, MI           K-8        219       August 24, 1999     June 30, 2004
Learning Center
  Academy................  Byron Center, MI        K-10        157       April 1, 1998       May 1, 2005
Pontiac Academy of
  Excellence.............  Pontiac, MI              K-5        242       July 1, 1999        June 30, 2004
Renaissance Academy......  Mt. Pleasant, MI         K-8         93       May 18, 1998        June 30, 2003
West Michigan Academy --
  Arts/Academics.........  Spring Lake, MI          K-8        289       August 1, 1998      June 30, 2003
White Pine Academy.......  Leslie, MI               K-8        128       June 1, 1998        June 30, 2003
MISSOURI
Southwest Community
  Charter School.........  Kansas City, MO          6-9        475       March 22, 1999      June 30, 2004
St. Louis Community
  Charter School.........  St. Louis, MO            K-6        512       February 15, 1999   June 30, 2004

                                                                             ORIGINAL             CONTRACT
SCHOOL/CLIENT                    LOCATION         GRADES    ENROLLMENT     CONTRACT DATE         EXPIRATION
-------------                    --------         ------    ----------   -----------------       ----------
Thurgood Marshall
  Academy................  St. Louis, MO            K-8        581       November 17, 1999   June 30, 2005
Ethel Hedgeman Lyle
  Academy................  St. Louis, MO            K-2        193       November 18, 1999   June 30, 2005
NEW YORK
South Buffalo Charter
  School.................  Buffalo, NY              K-4        232       August 23, 2000     June 30, 2005
Central New York Charter
  School for
  Math/Science...........  Syracuse, NY             K-6        393       April 17, 2000      June 30, 2005
NORTH CAROLINA
Engelmann Charter
  School.................  Claremont, NC            K-6        201       July 27, 1999       June 30, 2007
WASHINGTON, D.C.
Meridian Public Charter
  School.................  Washington, DC         Pre K-4      243       February 16, 2001   February 15, 2006

---------------

* The management contract with Great Lakes Academy was entered into with BEMM prior to our acquisition of an interest in BEMM in January 1998.

     Each of the schools listed in the chart above is a charter school managed by us. In addition to these schools, we provide limited services to the charter schools listed below. Examples of the limited services that we provide to these schools include financial services, human resources support, technology planning, administrative services, and financial and compliance reporting support.


                                                                                ORIGINAL          CONTRACT
LIMITED SERVICE CLIENTS                  LOCATION     GRADES   ENROLLMENT     CONTRACT DATE      EXPIRATION
-----------------------                  --------     ------   ----------   -----------------    ----------
Roxbury Prep Charter School.........  Roxbury, MA       6-7       140       June 10, 1999       June 30, 2002
Frederick Douglass..................  Dorchester, MA    5-6       102       February 1, 2000    June 30, 2002


BEACON'S CENTRAL OFFICES

     Our corporate staff at our Westborough, Massachusetts offices provides the following services to our client schools:

     - Implementation of the approved charter, including the school's education program

     - Curriculum and staff development

     - Implementation services for the Beacon LightPoints Curriculum

     - Payroll

     - Employee relations

     - Legal services related to school operations

     - Purchasing

     - Benefits management

     - Facility acquisition and improvement consulting

     - Bookkeeping

     - Financial management services such as leasing and cash management

     The staff at our Madison Heights, Michigan office provides operations, facility and human resource support to our Michigan schools.

GOVERNMENT LAWS AND REGULATIONS

     We receive funds derived from numerous federal and state programs to be used for specific educational purposes. If we fail to comply with the requirements of the various programs, we could be required to repay the funds and be determined ineligible for receipt of future federal funds. Most of our elementary schools receive funds under Title I of the Elementary and Secondary Education Act of 1965. This program supports the education of children from low-income families. Some of our schools also receive funds from other programs under this act, including Title II, which provides funding for the professional development of teachers, Title III, which provides funding for technology programs, Title VII, which provides funding for bilingual education programs and Title X, which provides start-up funding for charter schools. In addition, some of our schools may receive discounts ranging from 20% to 90% (depending on economic need and location) on eligible telecommunications services, including Internet access services, local and long distance telephone services, and the acquisition and installation of equipment to provide internal network connections through the Universal Service Fund established by the Federal Communications Commission. We have policies and procedures in place in order to comply with the regulations and requirements of these programs.

     Although we receive these federal and state funds indirectly, through charter school boards and local school boards, upon entering into a contract school agreement, our receipt of these funds subjects us to extensive governmental regulation and scrutiny. We could lose all or part of these funds if we fail to comply with the applicable statutes or regulations, if the federal or state authorities reduce the funding for the programs or if we are determined to be ineligible to receive funds under such programs. To the extent that the laws and regulations governing federal and state programs change or are interpreted in a manner that would prevent public charter schools and school districts, as applicable, from using federal funds to pay for the services we provide, the loss of all or part of these funds would materially hurt our business.


     Massachusetts, Michigan and Missouri, the states in which a majority of our managed schools are located, each require compliance with the statutes discussed below. In addition, each has a procurement statute and requires background checks of all staff working in our schools. Teachers in St. Louis, Missouri are required to enroll in the local retirement system and are not allowed access to our 401(k) plan. The charter school enabling statutes in Massachusetts and Michigan limit the number of charters that can be issued in each of those states, and the Missouri enabling statute limits the grant of charters to entities located in the cities of St. Louis and Kansas City.


  Family Educational Rights and Privacy Act

     We are subject to the federal Family Educational Rights and Privacy Act, which protects the privacy of a student's educational record, and generally prohibits a school from disclosing a student's records to a third party without the student's prior consent. The law also gives parents certain rights with respect to their minor children's education records. Our failure to comply with this law may result in termination of our eligibility to receive federal education funds.

  Federal Civil Rights Laws

     We must comply with federal civil rights laws or we could be determined ineligible to receive funds from federal programs or face criminal or civil penalties. These laws include the following:

     - Title VI of the Civil Rights Act of 1964. Title VI prohibits recipients of federal financial assistance from discriminating on the basis of race, color or national origin.

     - Title IX of the Education Amendments of 1972. Title IX prohibits discrimination on the basis of gender by recipients of federal financial assistance.

     - Section 504 of the Rehabilitation Act of 1973. Section 504 prohibits discrimination on the basis of disability by recipients of federal financial assistance.

     - Americans with Disabilities Act of 1990. This act prohibits discrimination in employment against a qualified individual with a disability and requires that buildings, facilities and vehicles associated with public services be accessible to individuals with disabilities.

     - Age Discrimination Act of 1975. This act prohibits recipients of federal financial assistance from discriminating on the basis of age.

     - Age Discrimination in Employment Act of 1967. This act prohibits discrimination on the basis of age in employment.

     - Equal Pay Act of 1963. This act prohibits discrimination on the basis of gender in the payment of wages.

     - Title VII of the Civil Rights Act of 1964. Title VII prohibits discrimination on the basis of gender in employment.

  Individuals with Disabilities in Education Act

     The Individuals with Disabilities in Education Act requires that students with qualified disabilities receive an appropriate education through special education and related services provided in a manner reasonably calculated to enable the child to receive educational benefit in the least restrictive environment. Our responsibility to provide the potentially extensive services required by this act varies depending on state law, type of school and the terms of our management agreements. We are generally responsible for ensuring the requirements of this act are met in our charter schools, unless state law assigns that responsibility to another entity. School districts are generally responsible for ensuring the requirements of this act are met in our contract schools. We could be required to provide additional teachers, aides or special services, at our cost, if we are found in violation of this act in one of our schools.

  Gun-Free Schools Act

     The Gun-Free Schools Act, which became effective in 1994, requires us to maintain certain policies, provide assurances and make reports regarding the discipline of students who bring weapons to our schools. If we violate any of these requirements, we may be deemed ineligible to receive certain Federal education funds.

  Drug-Free Workplace Act of 1988

     The Drug-Free Workplace Act requires a recipient of federal funds to certify that it provides a drug-free workplace. If we violate the certification and reporting requirements of this act, then we could be determined ineligible to receive federal funds.

  State Regulations

     We are also subject to state statutory and regulatory requirements in the states in which we operate. All states have standards for the operation of schools concerning, for example, the length of the school year, curriculum, hours of the school day, physical education and other areas. We could be in violation of our management agreements with charter boards or school districts if we fail to comply with these standards.

  Children's Internet Protection Act

     This act requires schools and libraries that receive federal funds, either directly or indirectly, to implement content filter technology for computers with Internet access. Additionally, such schools must adopt a policy of Internet safety that includes the operation of technology protection and annually certify that its policy is being enforced. If we fail to comply with the requirements of this act, we may become ineligible to receive funds attributable to certain federal sources and we may be forced to repay a portion of the federal funds we have received.

SECURITY

     Each of our schools is typically required to adopt a safe schools plan. We provide our schools with model policies and manuals as well as technical assistance in the development of these plans. The plans include procedures for fire drills, emergency closings, evacuations, visitors and crisis intervention. Most of our urban schools employ on site security staff during the school day. Most of our schools have security systems.

EMPLOYEES


     As of June 30, 2001, we had 50 full-time employees at our executive offices in Westborough, Massachusetts and Madison Heights, Michigan. In addition, approximately 30 principals, 525 teachers and 760 members of support staff work in our schools. Approximately 1,000 of these persons are our employees.


     As a general proposition, teachers at charter schools in the United States are not represented by unions. In the states in which we currently operate as well as the states in which we currently anticipate we will seek to operate Beacon Schools, school teachers in traditional public schools generally have elected to organize. We are committed to developing a positive relationship with teachers' unions at both the local and national levels. We believe that our relationship with our employees is satisfactory.

FACILITIES

     Our principal executive offices are located in Westborough, Massachusetts where we lease approximately 6,600 square feet of office space. In addition, we maintain an office in Madison Heights, Michigan, where we lease approximately 2,400 square feet of office space. The lease of our Westborough offices expires in March 2005 and the lease of our Madison Heights facility expires in August 2005. We believe that these facilities are in good condition and are able to accommodate their present purposes.

COMPETITION

     The market for privately managed public schools is becoming increasingly competitive. We compete with a variety of companies that provide alternatives to traditional public schools. We believe that there are a number of companies nationwide that, like us, focus primarily on operating charter schools. Other competitors, most notably Edison Schools, Inc., engage in both charter school management and contract management of existing public schools. We also compete for public school funding with existing public schools, which may elect not to enter into management agreements with private managers or may pursue alternative public school reform initiatives. In addition, other private school operators, post-secondary education providers or child care providers could enter our market. Edison and many of our other competitors and possible competitors have brand recognition and financial resources that are greater than ours.

     We believe that important competitive factors for us are the quality of our education program, the effectiveness of our fee-for-service model and the range and quality of service offerings. Although we believe we compete successfully with our competitors with respect to these and other factors, if we do not it could adversely affect our business, financial condition and results of operations.

LEGAL PROCEEDINGS

     Alma Tope, as guardian for a female minor child that is a student at Chandler Park Academy, filed a lawsuit in the District Court for the Eastern District of Michigan on June 6, 2001. The defendants named are Chandler Park Academy (one of our managed schools), Beacon, JCR Associates (renamed BEMM after our acquisition), Herman Carroll and Walter Lawson. Peer to peer sexual harassment by another student is alleged in the form of taunts, sexual invitations, threats and unwelcomed touching. The complaint against the defendants alleges that the defendants had prior knowledge of the male student's behavior and failed to take appropriate remedial action. The amount of damages requested exceeds $1,000,000. This case is in the preliminary stages of discovery and pleading, and we intend to defend our position vigorously. We have notified our insurance carrier. Based upon our present understanding of the case and the advice of counsel, we do not currently believe we have a material exposure to uninsured damages.

     We are not currently party to any other material legal proceedings. From time to time, we are subject to claims and suits arising in the ordinary course of our business. We believe the resolution of the above noted litigation and other legal matters will not have a material effect on our financial condition or results of operations, although no assurance can be given with respect to the ultimate outcome of any such actions. There can be no assurance that Beacon's insurance will be adequate to cover all liabilities that could arise out of claims brought against us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table presents information about our executive officers and directors.


NAME                                         AGE                    POSITION
----                                         ---                    --------
Michael B. Ronan...........................  52    Chief Executive Officer, President and
                                                   Director
Peter J. Harvey............................  33    Vice President of Development
Geoffrey M. Holczer........................  52    Chief Financial Officer
Cheryl L. King.............................  50    Vice President of Education
Jodi A. Tucker.............................  36    Legal Counsel and Secretary
William R. DeLoache, Jr....................  46    Chairman of the Board and Director
Lamar Alexander............................  61    Director
John C. Eason..............................  48    Director
William R. Hambrecht(1)....................  65    Director
David J. Johnson...........................  55    Director
Ledyard H. McFadden........................  35    Director
Eugene J. Gutierrez........................  63    Director Nominee
Louis W. Sullivan, M.D.....................  67    Director Nominee


---------------


(1)Concurrent with the effectiveness of the registration statement relating to this offering, Mr. Hambrecht will resign as one of our directors. This will allow WR Hambrecht+Co, LLC to act as a market maker of our common stock without requiring an effective registration statement and delivery of a prospectus in connection with its market making activities.


     Michael B. Ronan has served as our chief executive officer and as a director since January 2001, and as our president since August 2000. Between June 1998 and January 2001, Mr. Ronan served as our chief operating officer. From February 1997 to June 1998, Mr. Ronan served as our vice president of school operations. Prior to this, Mr. Ronan served for sixteen years as superintendent of schools in Uxbridge, Massachusetts. Prior to becoming the superintendent of schools in Uxbridge, Mr. Ronan was director of curriculum and instruction in Lee, Massachusetts. Mr. Ronan holds a B.A. and an M.A. from Massachusetts College of Liberal Arts at North Adams and an M.S. from State University of New York.

     Peter J. Harvey has served as our vice president of development since July 1998. From June 1997 to August 1997, Mr. Harvey supported the launch of Chicago's first charter schools at Leadership for Quality Education, a nonprofit corporation that provides support services to charter schools in Chicago. From September 1993 to August 1996, Mr. Harvey served as the managing director and teacher at Hohliebi A.G., an international school in Lenk, Switzerland. Mr. Harvey holds a B.A. degree from Dartmouth College and M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

     Geoffrey M. Holczer has served as our chief financial officer since May 21, 2001. Between December 1998 and July 2000, Mr. Holczer served as the regional director of finance of NationsRent, Inc., a nationwide publicly held (NYSE) construction equipment rental company. From December 1997 through December 1998 Mr. Holczer served as vice president and chief financial officer of Logan Equipment until its acquisition by NationsRent, Inc. From May 1995 to December 1997, Mr. Holczer served as vice president and chief financial officer of Codman Research Group, Inc., a nationwide health care management software company. From September 1988 to December 1994, Mr. Holczer served as senior vice president and chief financial officer of Designs, Inc., a 125 store publicly held (Nasdaq NMS) regional specialty retailer. Mr. Holczer holds a B.S.E. from the University of Michigan and an M.B.A. from Harvard Graduate School of Business and is a certified public accountant.

     Cheryl L. King has served as our vice president for education since April 1, 2001. Between August 1995 and July 1999, Ms. King served as deputy superintendent for instruction with Flint Community Schools in Flint, Michigan. From August 1992 to August 1995, Ms. King served as assistant for instruction at Grand Rapids Public Schools in Grand Rapids, Michigan. Ms. King holds a B.A. degree from Thomas Aquinas College, a M.A. degree from Michigan State University and was enrolled in a doctorate program in education at Michigan State University from July 1999 to April 2001 where she earned her Ph.D. degree.

     Jodi A. Tucker has served as our legal counsel and employee relations manager since August 2000. Ms. Tucker served as a consultant to Beacon from July 2000 to August 2000. In addition, Ms. Tucker was elected secretary in January 2001. Between April 1994 and July 2000, Ms. Tucker served as vice president of ELT Management, Inc., a company that manages commercial properties and carries on a wholesale clothing business. From November 1998 to November 1999, Ms. Tucker served as a consultant to the Special Counsel's office of Newton Wellesley Hospital. Ms. Tucker holds a B.S. and a J.D. from Georgetown University.

     William R. DeLoache, Jr. is a co-founder, and has served as chairman of our board of directors since December 1999. Mr. DeLoache has been a partner at Dapco Investments, a partnership through which investment holdings are managed, since 1990. Prior to 1990, Mr. DeLoache served as treasurer of Davis Coals, Inc., a coal sales and investment holding company. Mr. DeLoache has served as a trustee of Harding Academy, a private K-8 school in Nashville, Tennessee for nine years, served as vice president of the board for four years, served as chair of the Finance Committee of the board for two years and was chairman of the Search Committee to hire the current headmaster. Mr. DeLoache holds a B.A. from Vanderbilt University and an M.B.A. from the University of Chicago.

     Lamar Alexander has served as a director since September 2000. Mr. Alexander currently serves as the Roy M. and Barbara Goodman Family Visiting Professor of Practice in Public Service at Harvard's John F. Kennedy School of Government. From 1991 to 1993 he served as Secretary of the United States Department of Education, from 1988-1990 he served as President of the University of Tennessee, and from 1979 to 1987 he served as Governor of Tennessee. Mr. Alexander was a co-founder and Vice Chairman of the Board (1987-1998) of Corporate Family Solutions, Inc., a national provider of corporate child care, education and family support programs which became part of Bright Horizons Family Solutions, Inc.

     John C. Eason is a co-founder, and has served as a director since January 2000. Mr. Eason has been partner at Diversified Trust Company, a private trust and investment company, since October 1998. Between June 1997 and May 1998, Mr. Eason served as our senior vice president for marketing. From January 1993 to June 1997, Mr. Eason served as our president. In addition, Mr. Eason served as a vice president of The Robinson Humphrey Company, a regional investment brokerage firm, from August 1977 to August 1997. In addition, Mr. Eason served on the board of trustees of Oak Hill School in Nashville, Tennessee for two years. Mr. Eason holds a B.A. from Vanderbilt University.


     William R. Hambrecht has served as a director since January 2000. He is currently the chairman and chief executive officer of WR Hambrecht+Co, LLC, an online financial services company, which he founded in 1998. Prior to this, Mr. Hambrecht was with Hambrecht & Quist, an investment banking firm specializing in high growth technology companies, which he co-founded in 1968. He serves on the board of directors of KQED, Inc., San Francisco's public radio and television station. Mr. Hambrecht holds a B.A. from Princeton University. Concurrent with the effectiveness of the registration statement relating to this offering, Mr. Hambrecht will resign his position as a member of our board of directors. This will allow WR Hambrecht+Co, LLC to act as a market maker of our common stock without requiring an effective registration statement and delivery of a prospectus in connection with its market making activities.


     David J. Johnson has served as a director since February 2000. He has been the chief executive officer and chairman of the board of KinderCare Learning Centers, Inc. since February 1997. Between September 1991 and November 1996, Mr. Johnson served as president, chief executive officer and chairman of the board of Red Lion Hotels, Inc., which was formerly a KKR affiliate, or its predecessor. From 1989 to September 1991, Mr. Johnson was a general partner of Hellman & Friedman, a private equity investment firm based in San Francisco. From 1986 to 1988, he served as president, chief operating officer and a director of Dillingham Holdings, a diversified company headquartered in San Francisco. From

1984 to 1987, Mr. Johnson was president and chief executive officer of Cal Gas Corporation, a principal subsidiary of Dillingham Holdings.

     Mr. Johnson serves as a director pursuant to a contractual arrangement between Beacon and KinderCare. So long as KinderCare holds at least 5% of our outstanding capital stock entitled to vote for the election of directors, it has the right to appoint at least one member of our board of directors.

     Ledyard H. McFadden has served as a director since January 2000. Mr. McFadden has served as president of SchoolWorks, LLC, a Massachusetts firm that provides school performance evaluation services, since June 1998. Between July 1997 and June 1998, Mr. McFadden served as the northeast regional manager of Beacon. From April 1995 to June 1997, Mr. McFadden served as director of operations and finance for City On A Hill Charter School in Boston, Massachusetts. Mr. McFadden holds a B.A. from Pomona College and an M.A. from Harvard University.


     Eugene J. Gutierrez has been nominated to serve as one of our directors effective upon the completion of this offering. Between August 1980 until his retirement in March 1996, Mr. Gutierrez served as the associate superintendent of Non-Instructional Services of the Fort Worth Independent School District, a K-12 urban public school district with an enrollment of 68,000 students and an annual operating budget of approximately $300 million. During his retirement, between March 1999 and September 1999, Mr. Gutierrez served as the acting chief financial officer of the Dallas Independent School District, a K-12 urban public school district with an enrollment of 150,000 students and an annual operating budget of approximately $980 million. Also, during his retirement, from February 2000 to March 2001, Mr. Gutierrez served as the chief operating officer of Phoenix Internet Texas, Inc., a subsidiary of Gutierrez-Palmenberg, Inc., a privately held company. Phoenix Internet provides DSL, T-1, fiber-optic connectivity, internet access and related services to businesses. Mr. Gutierrez holds a B.S. degree from Brigham Young University and an M.B.A. degree from Stanford University.



     Louis W. Sullivan, M.D. has been nominated to serve as one of our directors effective upon the completion of this offering. Since January 1993, Dr. Sullivan has served as president of Morehouse School of Medicine. From 1989 to 1993, Dr. Sullivan served as the Secretary of the United States Department of Health and Human Services. From 1975 to January, 1989, Dr. Sullivan served as the dean and president of the medical education program at Morehouse School of Medicine. Dr. Sullivan serves on the board of directors of CIGNA Corporation, Bristol-Myers Squibb Company, Minnesota Mining & Manufacturing Company (3M), Household International, Inc., Georgia Pacific Corporation and Equifax Inc. Dr. Sullivan holds a B.A. degree from Morehouse College and an M.D. Degree from Boston University School of Medicine.


CLASSIFIED BOARD AND TERM OF OFFICES


     Effective upon the closing of this offering, our board of directors will be divided into three classes of directors, denominated Class I, Class II and Class
III. Members of each class will hold their office for three-year staggered terms. At the annual meeting of our stockholders to be held in 2002, the term of office of the Class I directors will expire, and Class I directors will be elected for a three-year term. At the annual meeting of our stockholders to be held in 2003, the term of office of the Class II directors will expire, and Class II directors will be elected for a three-year term. At the annual meeting of our stockholders to be held in 2004, the term of office of the Class III directors will expire, and Class III directors will be elected for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected to a three-year term. The initial Class I directors will be Messrs. Eason, Johnson and McFadden. The initial Class II directors will be Messrs. DeLoache and Gutierrez. The initial Class III directors will be Messrs. Alexander and Ronan and Dr. Sullivan.


     Our certificate of incorporation does not provide for cumulative voting; therefore, our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of the directors. The classification of the board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace the board of directors or for another party to obtain control of our company by replacing the board of directors. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in our management.


     Under the Shareholders Rights Agreement dated as of May 3, 2001, for so long as KinderCare holds at least 5% of our outstanding capital stock:


     - we are required, subject to the exercise of each director's fiduciary duty, to nominate such person(s) selected by KinderCare to sit on our board of directors that will give KinderCare representation on our board of directors approximately proportionate to KinderCare's percentage of outstanding shares of our capital stock, subject to a minimum of one director; and

     - William R. DeLoache, Jr., John C. Eason, Ledyard McFadden, the Hambrecht 1980 Revocable Trust, Michael Ronan and KinderCare, who will collectively hold 61% of the total outstanding shares of common stock upon completion of this offering, have agreed to vote all of their shares of common stock to elect such director(s) selected by KinderCare.

     Mr. Johnson currently serves as the designee of KinderCare. Upon completion of this offering, KinderCare will also hold 909,118 shares, or 12.7%, of our outstanding capital stock. In addition, KinderCare holds warrants to purchase 125,000 shares of our common stock at $5.80 per share (75,000 of which are currently exercisable with 25,000 becoming exercisable on each of September 30, 2001 and November 15, 2001), and Kindercare will also have the right to be issued 383,620 shares of our common stock upon the conversion of up to $2,225,000 principal amount (or the related commitment) that was advanced to us by KinderCare in accordance with the terms of an Equity Purchase and Loan Agreement. KinderCare also has the right to convert some or all of the $2,300,000 principal obligation, pursuant to a short-term convertible note, at a conversion rate of $5.80 per share, into a maximum of 396,551 shares of our common stock. If the note is not converted, we will repay the principal obligation out of proceeds of the offering. KinderCare has not indicated whether it will exercise its conversion right, in whole or in part.

BOARD COMMITTEES


     We have established an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, the fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee consists of Mr. Alexander, Mr. Gutierrez, and Dr. Sullivan. The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and benefit plans. The compensation committee consists of Mr. Alexander, Mr. Gutierrez and Dr. Sullivan.


DIRECTOR COMPENSATION


     Effective with the offering, our non-employee directors will be entitled to a $1,000 cash payment for each meeting of the Board of Directors held in person and an annual option grant for the purchase of 5,000 shares of common stock with an exercise price equal to the fair market value as of the date of grant. The initial grants pursuant hereto shall be made with an exercise price equal to the price to the public in the offering. Such options shall vest one year from the date of grant, subject to acceleration of vesting in the event of a change in control as defined in the 2000 Stock Incentive Plan.


     Currently our directors receive no compensation for serving on our board; however, they may be reimbursed for the expenses they incur in attending meetings of the board of directors or board committees and may receive non-qualified stock options. In addition, Mr. Alexander has a consulting agreement with us. Mr. Alexander provides marketing, recruitment, business development and other services as mutually agreed upon. He is paid $35,000 annually, in equal monthly installments, for his services. The agreement was executed on September 22, 2000, is for a term of one year, and is automatically renewed for an additional year if not otherwise terminated by us or by Mr. Alexander. The agreement may be terminated by either party for any reason upon 60 days written notice. In connection with his service as a director, the Company granted Mr. Alexander a non-qualified stock option to purchase 40,000 shares of the Company's common stock at an exercise price of $7.50 per share. The shares subject to the grant vest in equal one-third increments on September 22, 2000, 2001 and 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We have not previously had a compensation committee, and compensation decisions were made by the full board of directors. In connection with this offering, the compensation committee will make all compensation decisions. No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by Michael B. Ronan, our chief executive officer and the next most highly compensated executive officers who received over $100,000 in compensation during the year ended June 30, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                ANNUAL COMPENSATION              ------------
                                     -----------------------------------------    SECURITIES
                                                                OTHER ANNUAL      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION          SALARY ($)   BONUS ($)   COMPENSATION ($)     OPTIONS      COMPENSATION
---------------------------          ----------   ---------   ----------------   ------------   ------------
Michael B. Ronan...................   $122,500     $31,209          --               --          $11,593(1)
  Chief Executive Officer and
  President
James W. McGonigle(2)..............   $115,000          --          --               --          $ 8,050(3)
  Secretary, Treasurer and Chief
  Financial Officer
Peter J. Harvey
  Vice President of Development....   $ 69,333     $36,000          --               --          $ 5,223(4)

---------------

(1) Includes $2,318 annual premium on a key man life insurance policy and a $9,275 company contribution for Mr. Ronan to our 401(k) plan.
(2) Mr. McGonigle resigned as an officer effective October 31, 2000. See "Employment Agreements" regarding the terms of his termination.
(3) Includes a $8,050 company contribution for Mr. McGonigle to our 401(k) plan.
(4) Includes a $5,223 company contribution for Mr. Harvey to our 401(k) plan.

                             YEAR-END OPTION VALUES

     The following table sets forth information about the number and year-end value of exercisable and unexercisable options held by the named executive officers in the Summary Compensation Table above for the year ended June 30, 2000.

                                   NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED IN-THE-MONEY
                                UNEXERCISED OPTIONS AT FISCAL YEAR END       OPTIONS AT FISCAL YEAR END(1)
                                --------------------------------------    ------------------------------------
             NAME                 EXERCISABLE          UNEXERCISABLE      EXERCISABLE ($)    UNEXERCISABLE ($)
             ----               ---------------      -----------------    ---------------    -----------------
Michael B. Ronan..............      316,396               149,468           $3,852,230          $1,739,950
James W. McGonigle............       26,667                53,333(2)        $  276,270          $  552,530
Peter J. Harvey...............        6,000                12,000           $   62,160          $  124,320

---------------

(1) Value is based on the difference between the option exercise price and an assumed initial public offering price of the common stock of $13.00 (the midpoint of the range set forth on the cover page of this prospectus) multiplied by the number of shares of common stock underlying the option. No market existed for the common stock prior to this offering.
(2) All options for the purchase of common stock held by Mr. McGonigle lapsed unexercised in connection with the termination of his employment.

     No options were granted to or exercised by our chief executive officer or any other of our named executive officers during fiscal year 2000.

STOCK PLANS

     1995 Stock Option Plan. The 1995 Stock Option Plan provides for grants of incentive stock options and non-qualified stock options to our officers, key employees and consultants. A total of 300,000 shares of common stock are reserved for issuance under this plan. As of the date of this prospectus, options under this plan for the purchase of 65,600 shares of our common stock are outstanding. All options granted under this plan are fully vested and expire 10 years from the date of grant. As a result of a resolution of our board of directors, no further awards of stock options may be granted under this plan.


     1996 Points of Interest Option Plan. The 1996 Points of Interest Option Plan, which we assumed upon our conversion from a limited liability company to a corporation, provided for grants of non-qualified stock options to our officers, key employees and consultants. A total of 336,560 shares of common stock are reserved for issuance under this plan. As of the date of this prospectus, options for the purchase of 214,480 shares of our common stock are outstanding under this plan. Options granted under this plan have vesting provisions that range from immediate vesting on the date of grant to vesting over a three year period from the date of grant. Options expire 10 years from the date of grant. As a result of a resolution of our board of directors, no further awards of stock options will be granted under this plan.


     2000 Stock Incentive Plan. The 2000 Stock Incentive Plan was adopted by our board of directors and stockholders on February 17, 2000. The purpose of the plan is to attract, retain and reward directors, officers, key employees and consultants. This plan allows flexibility in the award of equity-based incentive compensation to these people. The plan provides for grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and other stock-based awards. Options granted under this plan generally vest over a three to five year period and expire 10 years from the date of grant.


     The plan authorizes for issuance of up to 413,440 shares of common stock, of which there are outstanding grants for the purchase of 226,520 shares of common stock. Whenever a share of common stock underlying a stock option is no longer subject to that option, that share of common stock shall again be available for distribution under the plan. Likewise, if any shares of common stock that are subject to any award of restricted stock, or any other stock-based award granted under the plan is forfeited prior to the payment of any dividends with respect to such shares of common stock, or any such award otherwise terminates without a payment being made to the participant in the form of common stock, such shares of common stock shall again be available for distribution under the plan.

     This plan is administered by the compensation committee. The compensation committee has the authority to:

     - select the individuals who may receive the option grants for the options, stock appreciation rights, restricted stock and/or other stock-based awards;

     - determine the number of shares to be covered by each option or other award;

     - determine the terms and conditions of the option, including the exercise price, vesting schedule and any restrictions or limitations on the options; and

     - interpret the terms and provisions of the plan and any award issued under the plan.

     Grants under the plan may consist of options intended to qualify as incentive stock options, non-qualified stock options that are not intended to so qualify, stock appreciation rights, restricted stock or other stock-based awards. Grants can be made to any directors, officers, key employees and consultants. Incentive stock options may only be granted to our employees.

     The option price for each share of common stock underlying an incentive stock option shall be at least 100% of the fair market value of the stock at the date of grant. The option price for non-qualified stock options shall be at least 50% of the fair market value of the underlying stock at the date of grant. No incentive stock option shall be exercisable after ten years from the date of grant. Options are not transferable except by will or by the laws of descent and distribution or with the prior written consent of the committee.

     If an optionee's employment terminates because of death, any option held by the optionee may be exercised to the extent the option was exercisable at the time of death, unless accelerated by the committee. This exercise must occur within one year from the date of death or until the term of the option expires, whichever is shorter. If an optionee's employment is terminated because of disability, any option held by the optionee may be exercised to the extent the option was exercisable at the time of the disability, unless accelerated by the committee. This exercise must occur within two years from the date of termination by reason of disability or until the term of the option expires for non-qualified options and one year from the date of termination by reason of disability or until the term of the option expires for incentive stock options, whichever is shorter. If an optionee's employment terminates because of retirement, any option held by the optionee may be exercised to the extent the option was exercisable at the time of the retirement, unless accelerated by the committee. This exercise must occur within one year from the date of the retirement or until the term of the option expires for non-qualified options and three months from the date of the retirement or until the term of the option expires for incentive stock options, whichever is shorter. If an optionee's employment is terminated involuntarily for any reason besides death, disability or retirement, or if an optionee voluntarily terminates employment, the option shall thereupon terminate, except that such option may be exercised, to the extent otherwise then exercisable, for three months or the balance of such stock option's term, whichever is shorter.

     To the extent that the aggregate fair market value of shares subject to incentive stock options which become exercisable for the first time by an optionee during any calendar year (under all plans of the Company) exceeds $100,000, the excess options shall be treated as nonqualified stock options.

     Stock appreciation rights can be granted in the form and upon the terms and conditions as the committee may determine. The committee shall fix the term and or maturity date of any stock appreciation rights; however, no stock appreciation right shall be exercisable or have a maturity date more than ten years after it is granted. Upon the termination of a person's employment or service with us, any of his or her stock appreciation rights awarded under the plan will terminate on the same terms as a non-qualified stock option awarded pursuant to the plan.

     Shares of restricted stock can be issued alone, in addition to or with other awards granted under the plan. The committee can place limitations on the sale or transfer of the restricted stock. Other stock-based awards can be granted by the committee in its discretion.

     The committee can adjust the number of shares reserved for issuance under the plan if there is a merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure. If there is a change in control, any awarded option or stock appreciation right shall become fully exercisable and vested. Additionally, the restrictions applicable to any restricted stock and other stock-based awards shall lapse and such shares and awards shall be deemed fully vested. This change of control can occur if any person or entity acquires more than 50% of the voting power of our capital stock or if our existing stockholders hold less than 50% of our outstanding securities after a cash tender or exchange offer, merger or other business combination, sale of assets or contested election. Likewise, this change of control can occur if during any two consecutive years, individuals who at the beginning of such period constituted the board of directors cease for any reason to constitute at least a majority of the board. However, such change in the make-up of the board will not be considered a change in control if the nomination or election of a director first elected during such two year time period was approved by a vote of two-thirds of our directors still in office who were directors at the beginning of such two year time period.

EMPLOYMENT AGREEMENTS

     Agreement with Michael B. Ronan. Under an employment agreement dated as of December 20, 1999, Michael B. Ronan agreed to serve as our chief operating officer through September 30, 2002. Subsequently, he was elected by the board of directors as chief executive officer and president. The agreement provides that Mr. Ronan will receive a base salary that increases over the term of his employment. For the period January 1, 2000 through June 30, 2000, Mr. Ronan's base salary was $130,000 per year. For the period July 1, 2000 through June 30, 2001, Mr. Ronan's base salary was $135,000, and for the period July 1, 2001 through June 30, 2002, Mr. Ronan's base salary will be $145,000. For the period July 1, 2002 through September 30, 2002, Mr. Ronan's base salary will be $155,000 per year, subject to modification by the board of directors. Mr. Ronan is also eligible to receive a bonus if he meets certain objectives established by our board of directors. For the year ended June 30, 2000, the bonus paid was $31,209. For the year ending June 30, 2001, Mr. Ronan is entitled to receive a bonus of up to $54,000. Mr. Ronan receives customary employee benefits including participation in our 401(k) plan and our health, disability and life insurance plans. If Mr. Ronan is dismissed from office or his contract is terminated before the end of the term, we must pay his base salary through the effective date of termination, and we must pay for any vacation time accrued through the effective date of termination. Mr. Ronan has agreed not to compete with us during his employment and not to solicit our customers or employees for a period of two years after his employment with us is terminated. In addition, Mr. Ronan was granted two options for the purchase of 108,000 shares of our common stock. The first grant was on December 12, 1996 for 48,000 shares and the second grant for 60,000 shares was on July 2, 1997.

     Agreement with James W. McGonigle. Mr. McGonigle was employed as our chief financial officer until his resignation effective October 31, 2000. Mr. McGonigle's employment agreement provided a base salary of $115,000 per year. In addition, Mr. McGonigle also received customary employee benefits including eligibility for a bonus of up to 5% of his base salary, participation in our 401(k) plan and our health and disability insurance plans. Mr. McGonigle agreed not to solicit our customers or employees for one year following termination of his employment. In connection with his resignation, we entered into a release agreement with Mr. McGonigle and made severance payments of $33,645.

LIMITATION ON LIABILITIES AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the personal liability of our directors to our stockholders to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

This provision will have no effect on any non-monetary remedies that may be available to us or our stockholders, nor will it relieve us or other officers or directors from compliance with federal or state securities laws.

     Our amended and restated bylaws generally provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee, member or agent of another entity, against expenses, judgments, fines and amounts paid in settlements incurred by him or her in connection with that proceeding. An officer or director will not be entitled to indemnification by us if:

     - the officer or director did not act in good faith and in a manner reasonably believed to be within the scope of the authority conferred on him or her by us; or

     - with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his or her conduct was unlawful.

     Additionally, our amended and restated bylaws generally provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us or on our behalf by reason of the fact that he or she is or was a director or officer of ours or is or was serving at our request as a director, officer, or member of another entity, against losses actually and reasonable incurred by him or her in connection with the defense or settlement of such action. An officer and director will not be entitled to indemnification by us if:

     - the officer or director did not act in good faith and in a manner reasonably believed to be within the scope of the authority conferred on him or her by us;

     - the losses incurred by him or her were incurred by reason of such person's gross negligence, willful misconduct or breach of an agreement with us; or

     - he or she is judged by a court of competent jurisdiction to be liable to us with regard to the matter for which indemnification is sought.

     In addition, we have entered into indemnification agreements with our directors and executive officers containing provisions that may require us, among other things, to indemnify them against various liabilities that may arise by virtue of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At the present time there is no pending litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                             PRINCIPAL STOCKHOLDERS


     The following table indicates information as of July 13, 2001 regarding the beneficial ownership of our common stock by:


     - each person known to the board of directors to own beneficially 5% or more of our common stock;

     - each of our directors;

     - the named executive officers identified in the Summary Compensation Table under "Management"; and

     - all of our directors and executive officers as a group.

     Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. Except as otherwise noted below, the address for each person listed on the table is c/o Beacon Education Management, Inc., 112 Turnpike Road, Suite 107, Westborough, MA 01581.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable within 60 days of May 3, 2001. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

                                                                   NUMBER OF SHARES         PERCENTAGE OF
                                                                 BENEFICIALLY OWNED AS         SHARES
                                                  NUMBER OF       A RESULT OF OPTIONS      OUTSTANDING(1)
                                                    SHARES       EXERCISABLE WITHIN 60   -------------------
                                                 BENEFICIALLY     DAYS OF THE DATE OF     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                            OWNED           THIS PROSPECTUS      OFFERING   OFFERING
------------------------                         ------------    ---------------------   --------   --------
William R. Hambrecht...........................   1,996,464(2)               --            40.5%      28.0%
Hambrecht 1980 Revocable Trust.................   1,887,670(3)               --            38.3%      26.5%
KinderCare Learning Centers, Inc...............     909,118(4)          458,620(5)         25.4%      18.0%
David J. Johnson...............................     909,118(6)          458,620(7)         25.4%      18.0%
William R. DeLoache, Jr........................     861,204(8)               --            17.5%      12.1%
John C. Eason..................................     591,800(9)               --            12.0%       8.3%
J.F. Shea Co., Inc.............................     258,621(10)              --             5.2%       3.6%
Ledyard H. McFadden............................     125,716                  --             2.6%       1.8%
Michael B. Ronan...............................       1,724             329,864(11)         6.3%       4.4%
Lamar Alexander................................          --              13,333            *          *
Peter J. Harvey................................       1,293              23,000            *          *
James W. McGonigle(12).........................          --                  --            *          *
All executive officers and directors as a group
  (12 persons).................................   4,489,043             558,153            91.9%      65.6%

---------------

  *  Represents less than 1%.
 (1) Percentage ownership is based on 4,931,298 shares outstanding prior to this offering and 7,131,298 shares outstanding after this offering.
 (2) Includes 1,887,670 shares of common stock beneficially owned by the Hambrecht 1980 Revocable Trust, of which Mr. Hambrecht is the trustee. Includes 54,397 shares of common stock beneficially owned by WR Hambrecht+Co, LLC, of which Mr. Hambrecht is the manager. Includes 54,397 shares of common stock beneficially held by HAMCO Capital Corporation, of which Mr. Hambrecht is the president and owner of approximately 14% of HAMCO's capital stock. Mr. Hambrecht disclaims beneficial ownership of the shares held by WR Hambrecht+Co, LLC and

     HAMCO Capital Corporation. Pursuant to a voting agreement with Beacon that takes effect upon effectiveness of this registration statement, Mr. Hambrecht, the Hambrecht 1980 Revocable Trust, WR Hambrecht+Co, LLC and HAMCO Capital Corporation have agreed to vote all of the shares they beneficially own, in the aggregate, in excess of 9.9% of our outstanding common stock in proportion to all votes cast by our other common stockholders on all matters in which they are entitled to vote, subject to any obligations of the Hambrecht 1980 Revocable Trust contained in the Shareholders Rights Agreement dated May 3, 2001. Mr. Hambrecht's address is WR Hambrecht+Co, LLC, 539 Bryant Street, San Francisco, CA 94107.

 (3) The Hambrecht 1980 Revocable Trust was established by William R. Hambrecht and his wife as trustors and designates William R. Hambrecht as trustee. The trust may be revoked at any time by either trustor. The Hambrecht 1980 Revocable Trust's address is 539 Bryant Street, Suite 100 San Francisco, CA 94107.
 (4) KinderCare's address is 650 NE Holladay Street, Suite 1400, Portland, Oregon 97232.
 (5) Includes 383,620 shares of common stock issuable upon the conversion of up to $2,225,000 of term loans that were advanced to us by KinderCare in accordance with the terms of the Equity Purchase and Loan Agreement, dated February 17, 2000, amended September 28, 2000 and March 31, 2001. In addition, if we fail to utilize the proceeds from this offering to repay a separate $2,300,000 short-term loan made September 28, 2000 on or before June 30, 2001, KinderCare will have the right to convert some or all of the principal obligation at a conversion rate of $5.80 per share into a maximum of 396,551 shares of our common stock following that date. Includes 75,000 shares of our common stock issuable upon the exercise of a warrant granted to KinderCare pursuant to the March 31, 2001 amendment to the Equity Purchase Agreement. Such warrant is exercisable at any time at the exercise price of $5.80 per share.
 (6) Includes 909,118 shares of common stock beneficially owned by KinderCare, of which Mr. Johnson is the chief executive officer and chairman of the board. Mr. Johnson disclaims beneficial ownership of these shares. Mr. Johnson's address is c/o KinderCare Learning Centers, Inc., 650 NE Holladay Street, Suite 1400, Portland, Oregon 97232.
 (7) Includes 383,620 shares of common stock issuable upon the conversion of up to $2,225,000 of term loans that were advanced to us by KinderCare in accordance with the terms of the Equity Purchase and Loan Agreement, dated February 17, 2000, amended September 28, 2000 and March 31, 2001. In addition, if we fail to utilize the proceeds from this offering to repay a separate $2,300,000 short-term loan made September 28, 2000 on or before June 30, 2001, KinderCare will have the right to convert some or all of the principal obligation at a conversion rate of $5.80 per share into a maximum of 396,551 shares of our common stock following that date. Includes 75,000 shares of our common stock issuable upon the exercise of a warrant granted to KinderCare pursuant to the March 31, 2001 amendment to the Equity Purchase Agreement. Such warrant is exercisable at any time at the exercise price of $5.80 per share. Mr. Johnson disclaims beneficial ownership of these shares.

 (8) 224,912 shares of Mr. DeLoache's common stock are subject to options held by employees of Beacon, including an option for the purchase of 158,294 shares of common stock held by Mr. Ronan. Pursuant to these options, these employees may purchase up to 209,912 shares of Mr. DeLoache's common stock at $0.50 per share at any time prior to November 21, 2007, and up to 15,000 shares of Mr. DeLoache's common stock at $5.80 per share at any time prior to June 27, 2006.


 (9) 162,952 shares of Mr. Eason's common stock are subject to options held by employees of Beacon, 111,570 of which are held by Mr. Ronan. Pursuant to these options, these employees may purchase up to 147,952 shares of Mr. Eason's common stock at $0.50 per share at any time prior to November 21, 2007, and up to 15,000 shares of Mr. Eason's common stock at $5.80 per share at any time prior to June 27, 2006.

(10) J.F. Shea Co., Inc.'s address is 655 Brea Canyon Road, Walnut, California 91789.
(11) Includes 269,864 shares that may be purchased pursuant to options granted by Mr. DeLoache and Mr. Eason. See footnotes 8 and 9.
(12) Mr. McGonigle resigned as an officer effective October 31, 2000.

                TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS
                    AND MORE THAN FIVE PERCENT STOCKHOLDERS

     On June 30, 1998, we entered into an agreement with SchoolWorks, LLC, Ledyard McFadden, currently one of our directors, and Alan Fraker, a former consultant. Pursuant to the agreement, we sold a program and certain equipment to SchoolWorks that provided a charter school checklist and start-up schedule and guide entitled "SchoolWorks Start-up Schedule and Guide." In addition, SchoolWorks granted a perpetual license back to us to use SchoolWorks' Start-up Schedule and Guide at no cost. In connection with the agreement, Mr. McFadden and Mr. Fraker terminated their employment relationships with us; all parties gave mutual releases as to claims arising out of the employment relationships; SchoolWorks agreed to develop and deliver a prototype education program for Beacon; SchoolWorks agreed to provide scheduling support services for various Beacon managed schools in the fall semester of 1998; and the parties agreed to noncompetition and nonsolicitation covenants from July 1998 through December 31, 1999. Total consideration paid to us by SchoolWorks was $100,000 in cash. In addition, under the agreement which expires June 30, 2001 SchoolWorks provided consulting services to us in fiscal years 1999 and 2000. We no longer receive consulting services from SchoolWorks. Aggregate fees paid by us were $45,666 and $8,074 in 1999 and 2000, respectively.


     Effective December 6, 1999, we borrowed $720,000 from the Hambrecht 1980 Revocable Trust at a rate of interest of 8% per year to help fund a portion of our purchase of Beacon Education Management - Michigan, Inc. We paid this loan in full on February 18, 2000. Effective January 21, 2000, we also borrowed $280,000 from the Hambrecht 1980 Revocable Trust at a rate of interest of 8% per year for working capital purposes. We paid this loan in full on February 18, 2000 as well.


     On February 17, 2000, Beacon and KinderCare entered into the Equity Purchase and Loan Agreement pursuant to which KinderCare acquired 799,973 shares of our common stock, with a right to receive 109,145 shares of our common stock, for an aggregate of $5,275,000. As of May 3, 2001, all of the additional 109,145 shares had been issued. In addition, we executed a master promissory note to borrow up to $2,225,000 from KinderCare. Interest on the outstanding principal accrues at 8% per year. The note may be prepaid at any time and the note commitment expires February 17, 2005. KinderCare has the right to advance and convert all or any portion of the $2,225,000 note commitment into fully paid shares of our common stock at any time prior to February 17, 2005. In addition, if KinderCare gives notice of conversion, we may elect to pay any due and owing interest in cash or to convert the interest into shares of our common stock in the same manner as the principal. The conversion price under the agreement is $5.80 per share, subject to adjustment for stock splits, reorganizations, stock dividends, other distributions or as a result of issuance of additional securities with an issuance price of less than the then applicable conversion price. KinderCare currently owns greater than 5% of our outstanding shares, and David J. Johnson, the chief executive officer and chairman of the board of KinderCare, is currently one of our directors.

     Effective September 28, 2000, the Equity Purchase and Loan Agreement with KinderCare was amended to provide for an additional loan due March 31, 2001 of up to $3,000,000. On March 31, 2001, the Equity Purchase and Loan Agreement was amended again to extend the maturity date of that loan to November 15, 2001. Under the terms of this loan, as amended, we have the right to make draws of up to $2,300,000, in disbursements of not less than $100,000 per disbursement. The remaining $700,000 may be borrowed by us only upon KinderCare's consent. This note bore interest at the higher of 8% per year, or 25 basis points higher than the weighted average rate per year (calculated monthly) applicable to the revolving credit agreement of KinderCare with Chase Manhattan Bank dated February 13, 1997, and, in accordance with the March 31, 2001 amendment, bears interest at 11% per year from April 1, 2001 through June 30, 2001, 13% per year from July 1, 2001 through September 30, 2001 and 15% per year from October 1, 2001 until maturity on November 15, 2001, subject to usury limitations. Interest is due and payable at the end of each calendar month. As of the date of this prospectus, $2,300,000 principal amount is outstanding. KinderCare has the right to convert the outstanding principal amount and accrued interest at any time after June 30, 2001, into the number of shares of our common stock determined by dividing the outstanding principal amount and accrued interest elected for conversion in not less than $100,000 increments by $5.80, subject to adjustment as set forth in the paragraph above. We are required to prepay the $2,300,000 loan in full out of proceeds of this offering. In connection with the March 31, 2001 amendment to the loan, we also issued KinderCare warrants to purchase up to 125,000 shares of our common stock at $5.80 per share. Warrants for the purchase of 75,000 shares are currently exercisable and warrants for an additional 25,000 shares become exercisable on each of September 30, 2001 and November 15, 2001 if we have not repaid the loan in full. This loan is collateralized by three notes receivable from Beacon schools totaling approximately $1.85 million.

     On September 28, 2000, William R. DeLoache, Jr., currently the chairman of our board of directors and an owner of greater than 5% of our outstanding shares, made a loan to us of $200,000. The loan is evidenced by a promissory note with a maturity date of November 15, 2001. Interest on the note is 8% per year. We intend to use proceeds from this offering to pay off the loan in full. In addition, on June 17, 1998, Mr. DeLoache loaned Beacon $75,000 which was repaid on June 30, 1998. Interest accrued at 8.5% and was paid on June 30, 1998.

     On October 11, 2000, we borrowed $500,000 from the Hambrecht 1980 Revocable Trust. The loan was evidenced by a convertible subordinated promissory note due March 31, 2001. Interest accrued at 8% per year. Pursuant to the terms of the note, the holder agreed to automatic conversion of the principal due and owing upon Beacon closing an equity financing of its shares of capital stock for not less than $2,500,000. On May 3, 2001 and in connection with and in addition to the $3.0 million private equity issuance described in the paragraph below, the note was converted into 86,206 shares of common stock at a conversion price of $5.80 per share. The Hambrecht 1980 Revocable Trust owns greater than 5% of our outstanding shares, and William R. Hambrecht, currently one of our directors, is the trustee of that trust.

     On May 3, 2001, we issued 517,242 shares of our common stock for an aggregate purchase price of $3.0 million or $5.80 per share. WR Hambrecht+Co, LLC, HAMCO Capital Corporation, William R. DeLoache, Jr. and J.F. Shea Co., Inc. purchased 54,397, 54,397, 21,552 and 258,621 shares, respectively, in that offering. William R. Hambrecht, currently one of our directors, is the manager of WR Hambrecht+Co, LLC and is the president of HAMCO Capital Corporation. After the closing of its purchase, J.F. Shea Co., Inc. owned greater than 5% of our outstanding shares.

     WR Hambrecht+Co, LLC acted as our placement agent with respect to some, but not all, of the shares of our common stock sold in our May 2001 private placement. In exchange for its services, WR Hambrecht+Co, LLC is entitled to receive a fee of $141,050 in cash payable upon closing of the private placement. William R. Hambrecht, currently one of our directors, is the manager of WR Hambrecht+Co, LLC.

     In connection with the management of some of our charter schools, we have provided financial guarantees to third parties extending credit to these schools. The Hambrecht 1980 Revocable Trust has made financial guarantees on our behalf and on behalf of our managed schools in connection with these guarantees. The original principal amounts covered by these guarantees from the Hambrecht 1980 Revocable Trust are as follows: Lowell Community Charter
School -- $196,040; St. Louis Charter School -- $326,830; Thurgood Marshall Academy -- $477,600; Rising Tide Charter School -- $500,000; Conner Creek Academy -- $977,430 and Community Charter School Group d/b/a Southwest Community Charter School -- $1,173,090. In each instance where the Hambrecht 1980 Revocable Trust made a guarantee on our behalf, we entered into a Contribution Agreement with it pursuant to which we agreed to indemnify the trust for any claims and losses that may be asserted against the trust as a result of the trust's guaranty.

     Any future transactions between us and our officers, directors and principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and non-interested directors.

                        DESCRIPTION OF OUR CAPITAL STOCK


     Upon completion of this offering, our authorized capital stock will consist of 30,000,000 shares of common stock, $0.01 par value per share, of which 7,131,298 shares will be outstanding, and 5,000,000 shares of preferred stock, $0.01 par value per share, none of which will be outstanding. As of July 13, 2001, there were 32 holders of our common stock and no holders of our preferred stock.


     After the closing of the offering, KinderCare and our directors and, executive officers will beneficially own approximately 61% of the outstanding common stock. As long as KinderCare and our directors and officers continue to own in the aggregate more than 50% of the outstanding shares of common stock, they will be in a position to elect our board of directors and control all matters affecting us, including any determination with respect to:

     - our direction and policies;

     - any merger, consolidation or sale of all or substantially all of our assets;

     - future issuances of common stock, preferred stock or other securities;

     - future incurrence of debt; and

     - any dividends on our common stock or preferred stock.

     This prospectus contains a summary of our common stock and preferred stock. These summaries are not meant to be a complete description of each security. However, this prospectus contains the material terms of the securities being offered.

COMMON STOCK

  Voting rights

     Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights, and therefore the holders of a plurality of the shares of common stock voting for the election of directors may elect all of our directors standing for election.

  Dividends

     Holders of common stock are entitled to receive dividends at the same rate if and when dividends are declared by our board of directors out of assets legally available for the payment of dividends, subject to preferential rights of any outstanding shares of preferred stock.

  Liquidation and dissolution

     In the event of a liquidation, dissolution or winding up our affairs, whether voluntary or involuntary, after payment of our debts or other liabilities and making provisions for the holders of any outstanding shares of preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock.

  Rights and preferences

     Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, references and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

  Fully paid and nonassessable

     All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors has the authority, without action by our stockholders, to provide for the issuance of preferred stock in one or more classes or series and to designate the rights, preferences and privileges of each class or series, which may be greater than the rights of the holders of common stock. We cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, the effects could include one or more of the following:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control of us without further action by the stockholders.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Following this offering, KinderCare, the Hambrecht 1980 Revocable Trust, and each of the purchasers in the $3.0 million private placement of our common stock that was completed on May 3, 2001, and any transferees of shares now held by such holders, will have certain rights to register their shares of common stock under the Securities Act of 1933 pursuant to a shareholder rights agreement. Immediately, upon completion of this offering, these stockholders will own 3,314,030 shares of common stock, respectively. In addition, KinderCare holds a warrant that is currently exercisable for 75,000 shares of our common stock at $5.80 per share. Subject to certain limitations in the agreement, each of these holders has the right to require us to register all or a portion of their shares of common stock for resale to the public, provided that the proposed aggregate price to the public of any offering is at least $3,000,000. These holders are entitled, if we register any of our common stock for our own account of for the account of other security holders, to include their shares of common stock in such registration. These holders may also require us to register all or a portion of their shares of common stock in a registration statement on Form S-3 when we are eligible to use that form, provided that the proposed aggregate price to the public of any offering is at least $1,000,000. We will bear all fees, costs and expenses of these registrations, other than underwriting discounts and commissions.

     All of the registration rights described above are subject to conditions and limitations, among them the right of the underwriters in any underwritten offering to limit the number of shares of common stock to be included in a registration. Additionally, the registration rights described above will terminate on the fifth anniversary of the completion of this offering. Registrations of any shares of common stock held by holders with registration rights would result in these shares being freely tradable without restriction under the Securities Act upon the effective date of the registration. Under the agreement, we have also agreed to indemnify the holders of registration rights.


VOTING AGREEMENT WITH CERTAIN HOLDERS



     In order to induce WR Hambrecht+Co, LLC to act as underwriter of this offering and allow WR Hambrecht+Co, LLC to engage in market making activities upon completion of this offering, William R. Hambrecht, the Hambrecht 1980 Revocable Trust, WR Hambrecht+Co, LLC and HAMCO Capital Corporation will enter into a voting agreement with Beacon that takes effect upon effectiveness of this registration statement. According to the terms of this agreement, William R. Hambrecht, the Hambrecht 1980 Revocable Trust, WR Hambrecht+Co, LLC and HAMCO Capital Corporation will vote all of the shares they own in excess of 9.9% of Beacon's outstanding common stock in proportion to all votes cast by other common stockholders on all matters in which they are entitled to vote, subject to any obligations of the Hambrecht 1980 Revocable Trust contained in the Shareholders Rights Agreement dated May 3, 2001.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - prior to the date of the business combination, the transaction is approved by the board of directors of the corporation;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation; or

     - unless the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

     A "business combination" includes mergers, asset sales and other transactions that may result in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within the three-year period immediately prior to the relevant date, did own, 15% or more of the corporation's outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

     Our amended and restated certificate of incorporation and our amended and restated by-laws include the provisions summarized below. These provisions may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Stockholder action; special meeting of stockholders

     Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. Our amended and restated bylaws provide that special meetings of our stockholders, unless otherwise provided by the law of the state of Delaware, may be called only pursuant to resolution of the board of directors.

  Advance notice requirements for stockholder proposals and directors nominations


     Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder's notice must be delivered or mailed to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, that in the event that the annual meeting is called for a date that is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder in order to be timely must be received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the date on which notice of the date of the annual meeting was made public. Our amended and restated by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Authorized but unissued shares

     The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

  Election of directors

     The members of the Board of Directors are divided into three classes, each of which serves a term of three years. Pursuant to the amended and restated certificate of incorporation, amendment or repeal of the staggered board provision requires the affirmative vote of at least two-thirds of the holders of the voting capital stock entitled to vote in the election of directors. The amended and restated bylaws provide that the number of directors shall be no fewer than five or more than twelve, with the exact number to be established by the Board of Directors and subject to change from time to time as determined by the Board of Directors, and that vacancies on the Board of Directors (including vacancies created by an increase in the number of directors) may be filled by the Board of Directors, acting by a majority of the remaining directors then in office, or by a plurality of the votes cast by the stockholders at a meeting at which a quorum is present. Officers are elected annually by and serve at the pleasure of the Board of Directors.

     Directors may be removed only for cause and only by the affirmative vote of the holders of at least two thirds of the voting power of all shares of our capital stock then entitled to vote in the election of directors, voting together as a single class, unless the vote of a special voting group is otherwise required by law. This provision could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company will serve as transfer agent and registrar for our common stock.

LISTING


     Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "BECN."


                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, 7,131,298 shares of our common stock will be outstanding, assuming that the underwriters do not exercise their over-allotment option. Of these shares, all of the 2,200,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.


LOCK-UP AGREEMENTS



     Each of our directors and executive officers (and their affiliates) has agreed to certain restrictions on his or her ability to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht+Co, LLC. WR Hambrecht+Co may release all or a portion of the shares subject to this lock-up agreement at any time without notice. Holders of 4,640,400 or 65% of the shares of our common stock outstanding after the offering have entered into one of these lock-up agreements.

RULE 144

     In general, under Rule 144 under the Securities Act, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 71,313 shares immediately after this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701; STOCK OPTIONS

     Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. As of the date of this prospectus, 6,500 shares of our common stock may be resold 90 days after the date of this prospectus pursuant to Rule 701.


     We intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of June 30, 2001, options to purchase a total of 506,600 shares were outstanding under our stock option plans. Common stock issued upon exercise of outstanding vested options after the filing of this registration statement on Form S-8, other than common stock issued to our affiliates, will be available for immediate resale in the open market.


REGISTRATION RIGHTS

     Upon completion of this offering, the holders of an aggregate of up to an estimated 3,314,030 shares of our common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. See "Description of Capital Stock -- Registration Rights" for a description of these registration rights. After the registration, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

                              PLAN OF DISTRIBUTION

     In accordance with the terms of the underwriting agreement between us and WR Hambrecht+Co, LLC, Jefferies & Company, Inc. and ThinkEquity Partners, the underwriters will purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus.

                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
WR Hambrecht+Co, LLC........................................
Jefferies & Company, Inc. ..................................
ThinkEquity Partners........................................
                                                              ----------
          Total.............................................   2,200,000
                                                              ==========

     The underwriting agreement provides that the obligations of the underwriters are subject to conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us, counsel and independent accountants. Subject to those conditions, the underwriters are committed to purchase all of the shares of our common stock offered by this prospectus if any of the shares are purchased.

     The underwriters propose to offer the shares of the common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $ per share. Any dealers that participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, the public offering price and other selling terms may be changed by the underwriters. The underwriters have informed us that they do not intend discretionary sales to exceed 5% of the shares of the common stock offered by this prospectus.

     The following table shows the per share and total underwriting discount to be paid to the underwriters by us in connection with this offering. The underwriting discount has been determined through negotiations between us and the representative of the underwriters, and has been calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                         PER SHARE    NO EXERCISE    FULL EXERCISE
                                                         ---------    -----------    -------------
Public Offering Price..................................   $13.00      $28,600,000     $32,890,000
Underwriting Discounts.................................     0.85        1,859,000       2,137,850
Proceeds, Before Expenses, to Us.......................    12.15       26,741,000      30,752,150

     The expenses of the offering, exclusive of the underwriting discounts, will be approximately $1,075,000. These fees and expenses are payable entirely by us. These fees include, among other things, our legal and accounting fees, printing expenses, expenses incurred in connection with meetings with potential investors, the filing fees of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., fees of our transfer agent and registrar and the listing fees of the Nasdaq National Market.

     An electronic prospectus is available on the web site maintained by WR Hambrecht+Co and may also be made available on web sites maintained by selected dealers and selling group members participating in this offering. Other than the prospectus in electronic format, the information on these web sites is not part of this prospectus and has not been approved or endorsed by us.

     William R. Hambrecht is an affiliate of WR Hambrecht+Co, one of the underwriters in this offering. As described in Principal Stockholders, Mr. Hambrecht beneficially owns an aggregate of 1,996,464 shares of common stock, which represents more than 10% of our outstanding common stock. As a result, under

Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which provides that the public offering price of an equity security be no higher than that recommended by a qualified independent underwriter meeting certain standards, Jefferies & Company, Inc. has assumed the responsibilities of acting as the qualified independent underwriter for this offering and will recommend a price in compliance with the requirements of Rule 2720. In connection with this offering, ThinkEquity Partners is performing due diligence investigations and reviewing and participating in the preparation of this prospectus and the registration statement of which this prospectus forms a part.

     WR Hambrecht+Co acted as placement agent in connection with a private placement of our common stock in May, 2001, and received a customary fee in cash for its service as placement agent. In this private placement, WR Hambrecht+Co and an entity affiliated with WR Hambrecht+Co acquired, in the aggregate, a total of 108,794 shares of the common stock of the Company. The 108,794 shares acquired by WR Hambrecht+Co and the affiliated entity will be restricted from sale, transfer, assignment, pledge or hypothecation for a period of one year from the effective date of this offering, except to officers or partners, but not directors, of the representatives and to members of the syndicate and selling group and their officers or partners.

THE OPENIPO AUCTION PROCESS

     The distribution method being used in this offering is known as an OpenIPO auction and it differs from methods traditionally used in underwritten public offerings. In particular, the public offering price and the allocation of shares will be determined primarily by an auction conducted by the underwriters. Also, all qualified individual and institutional investors may place bids in an OpenIPO auction, and all bids are treated equally.


     The following describes how WR Hambrecht+Co will, and selected dealers may, conduct the auction process and confirm bids from prospective investors:


     Prior to the effectiveness of the registration statement:

     - The underwriters and participating dealers will solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids will specify the number of shares of common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of this prospectus. The minimum size of any bid is 100 shares.

     - The shares offered by this prospectus may not be sold nor may offers to buy be accepted prior to the time that the registration statement filed with the Securities and Exchange Commission becomes effective. A bid received by WR Hambrecht+Co involves no obligation or commitment of any kind prior to the closing of the auction. Bids can be modified or revoked at any time prior to the closing of the auction.

     - Not more than two business days prior to the date the registration statement is expected to be declared effective, prospective investors will receive, by e-mail, telephone or facsimile, a notice indicating the proposed effective date.

     After the effectiveness of the registration statement:

     - Potential investors who have submitted bids to WR Hambrecht+Co will be contacted by e-mail, telephone or facsimile and informed of the date and time the underwriters expect the auction to close. Potential investors will be advised that the registration statement has been declared effective and will be requested to confirm their bids. New bids may be placed at any time before the auction closes, including after effectiveness of the registration statement.

     - The auction will close after the registration statement becomes effective at a time agreed to by us and WR Hambrecht+Co. The actual time at which the auction closes will be determined by us and WR Hambrecht+Co based on general market conditions during the period after the registration statement becomes effective. After the registration statement has been declared effective, the public offering price of the common stock may be set at a price that is outside of the range set forth on the cover of this prospectus.

     - All bids that are not confirmed before the time specified by the underwriters, or if the time is not specified, by the close of the auction, will be deemed withdrawn.

     - Once a potential investor affirmatively confirms its previous bid, the confirmation will remain valid unless subsequently withdrawn by the potential investor. Potential investors will be able to withdraw their bids at any time before the close of the auction by notifying WR Hambrecht+Co or a participating dealer. So long as the auction remains open and a confirmed bid is not withdrawn, that bid will not expire.

     - If the public offering price range is changed before or after a potential investor affirmatively confirms a bid, or if the public offering price is outside the public offering range previously provided to the potential investor in the prospectus, the underwriters and participating dealers will notify potential investors of the change and that offers will not be accepted until the potential investor has again reconfirmed its bid regardless of whether the potential investor's initial bid was above, below or at the public offering price.

     - Following the closing of the auction, WR Hambrecht+Co will determine the highest price at which all of the shares offered, including shares that may be purchased by the underwriters to cover any over-allotments, may be sold to potential investors. This price, which is called the "clearing price," will be determined based on the results of all valid bids at the time the auction is closed. The clearing price will not necessarily be the public offering price, which will be set as described in "Determination of Public Offering Price" below. The public offering price will determine the allocation of shares to potential investors, with all bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

     - Once the auction closes and a clearing price is set as described below, WR Hambrecht+Co will accept the bids from those bidders whose bid is at or above the public offering price but may allocate to a prospective investor fewer shares than the number included in the investor's bid.

     - Bidders receiving a pro rata portion of the shares bid for will receive an allocation of shares on a round lot basis, rounded to the multiples of 100 or 1,000 shares, depending on the size of the bid. No bids will be rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1,000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has confirmed a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares), rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares).

     - WR Hambrecht+Co or a participating dealer will notify successful bidders by e-mail, telephone or facsimile that the auction has closed and that their confirmed bids have been accepted. Other bidders will be notified that their bids have not been accepted.

     - Potential investors may at any time expressly request that all, or any specific, communications between them and the underwriters and participating dealers be made by specific means of communication, including e-mail, telephone and facsimile.

     Some underwriters and selected dealers that participate in this offering may request prospective investors to confirm their bids prior to the effective date of the registration statement, if that practice is used by these institutions in connection with initial public offerings that are not conducted using the OpenIPO process. Bidders should carefully review the procedures of, and communications from, the institution through which they bid to purchase the shares. In general, approximately two business days before the registration statement is declared effective, underwriters and dealers will request potential investors to reconfirm the bids that they have submitted. If a bid is not reconfirmed prior to the close of the auction, it will be rejected. If a bid is reconfirmed, it may still be modified or revoked prior to the auction closing; however, if the reconfirmed bid is not revoked prior to the effectiveness of the registration statement and the closing of the auction, it will be considered a firm bid and may be accepted at the closing of the auction. These underwriters and dealers will also seek reconfirmation of bids in the event that the price range of the offering is changed, or if the initial public offering price is set at a price that is outside the range that has previously been provided to potential investors.

DETERMINATION OF PUBLIC OFFERING PRICE

     The public offering price for this offering will ultimately be determined by negotiation between the underwriters and us after the auction closes and will not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors were considered in establishing the initial public offering price range. Prior to the offering, there has been no public market for our common stock. The principal factor in establishing the public offering price will be the clearing price resulting from the auction.

     The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by the underwriters to cover any over-allotments, may be sold to potential investors, based on the valid bids at the time the auction is run. The shares subject to the underwriters' over-allotment option will be used to calculate the clearing price whether or not the option is actually exercised.

     Factors considered in determining the initial public offering price range included an assessment of our management, operating results, capital structure and business potential and the demand for similar securities of comparable companies. Changes, if any, in the public offering price range will be based primarily on the bids received.

     The public offering price may be lower, but will not be higher, than the clearing price based on negotiations between the underwriters and us. Some of the factors that could cause the underwriters and us to set the offering price below the clearing price include general market conditions and the discretion of our management and the underwriters. The public offering price will always determine the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all bids that are at or above the public offering price will receive a pro rata portion of the shares bid for. If we do not receive bids for at least as many shares as are being offered, or if we do not consider the clearing price to be adequate, or if we and the underwriters are not able to reach agreement on the public offering price, then we and the underwriters will either postpone or cancel this offering. Alternatively, we may file a post-effective amendment to the registration statement in order to conduct a new auction.

     The following simplified example illustrates how the public offering price will be determined through the auction process:

     Company X offers to sell 1,000 shares in its public offering through the auction process. WR Hambrecht+Co, on behalf of Company X, receives five bids to purchase, all of which are kept confidential until the auction closes.

     The first bid is to pay $10 per share for 200 shares. The second bid is to pay $9 per share for 300 shares. The third bid is to pay $8 per share for 600 shares. The fourth bid is to pay $7 per share for 400 shares. The fifth bid is to pay $6 per share for 800 shares.

     Assuming that all of these bids are confirmed and not withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8 per share, which is the highest price at which all 1,000 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8 per share based on negotiations between the underwriters and Company X.

     If the public offering price is the same as the $8 per share clearing price, the underwriters will confirm bids at or above $8 per share. Because 1,100 shares were bid for at or above the clearing price, each of the three potential investors who bid $8 per share or more would receive approximately 90% of the shares for which bids were made. The two potential investors whose bids were below $8 per share would not receive any shares in this example.

     If the public offering price is $7 per share, the underwriters will confirm bids that were made at or above $7 per share. No bids made at a price of less than $7 per share will be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,000 shares offered, based on the 1,500 shares they requested, or two-thirds of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

     Because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than two-thirds of the shares bid for. Thus, the potential investor who bid for 200 shares may receive a pro rata allocation of 100 shares (one-half of the shares bid for), rather than receiving a pro rata allocation of 133 shares (two-thirds of the shares bid for).

     The following table illustrates the example described above, assuming that the initial public offering price is set at $8 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

                      INITIAL PUBLIC OFFERING OF COMPANY X

                                        BID INFORMATION                          AUCTION RESULTS
                                -------------------------------   ---------------------------------------------
                                                                              APPROXIMATE
                                            CUMULATIVE                         ALLOCATED
                                 SHARES       SHARES      BID      SHARES      REQUESTED     CLEARING   AMOUNT
                                REQUESTED   REQUESTED    PRICE    ALLOCATED      SHARES       PRICE     RAISED
                                ---------   ----------   ------   ---------   ------------   --------   -------
                                   200          200      $10.00       180          90%        $8.00     $1,440
                                   300          500        9.00       270          90          8.00      2,160
Clearing Price................     600        1,100        8.00       550          90          8.00      4,400
                                   400        1,500        7.00         0           0
                                   800        2,300        6.00         0           0
                                                                    -----                               ------
          Total:..............                                      1,000                               $8,000
                                                                    =====                               ======

REQUIREMENTS FOR VALID BIDS

     Valid bids are those that meet the requirements, including eligibility, account status and size, established by the underwriters or participating dealers. In order to open a brokerage account with WR Hambrecht+Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to WR Hambrecht+Co's customary rules, and will not be limited to this offering. In addition, once the registration statement becomes effective and the auction closes, a prospective investor submitting a bid through a WR Hambrecht+Co brokerage account must have an account balance equal to or in excess of the amount of its bid or its bid will not be accepted by WR Hambrecht+Co. However, other than the $2,000 described above, prospective investors will not be required to deposit any money into their accounts until after the registration statement becomes effective. No funds will be transferred to the underwriters, and any amounts in excess of $2,000 may be withdrawn, at any time until the acceptance of the bid and the subsequent closing of this offering. Conditions for valid bids, including eligibility standards and account funding requirements of other underwriters or participating dealers other than WR Hambrecht+Co, may vary.

THE CLOSING OF THE AUCTION AND ALLOCATION OF SHARES

     The auction will close on a date estimated and publicly disclosed in advance by the underwriters on the web sites of WR Hambrecht+Co at www.wrhambrecht.com or www.openipo.com. The shares offered by this prospectus, or 2,530,000 shares if the underwriters' over-allotment option is exercised in full, will be purchased from us by the underwriters and sold through the underwriters and participating dealers to investors who have submitted bids at or higher than the public offering price. These investors will be notified by e-mail, telephone, voice mail, facsimile or mail as soon as practicable following the closing of the auction that their bids have been accepted.

     Each participating dealer has agreed with the underwriters to sell the shares it purchases from the underwriters in accordance with the auction process described above, unless the underwriters otherwise consent. The underwriters reserve the right to reject bids that they deem manipulative or disruptive in order to facilitate the orderly completion of this offering, and they reserve the right, in exceptional circumstances, to alter this method of allocation as they deem necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced by the underwriters or participating dealers based on eligibility or creditworthiness criteria. In addition, the underwriters or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on the offering.

     Some dealers participating in the selling group may submit firm bids that reflect indications of interest received from their customers at prices within the range set forth on the cover of the prospectus. In these cases, the dealer submitting the bid will be treated as the bidder for the purposes of determining the clearing price and allocation of shares.

     Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

     We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 330,000 additional shares of our common stock at the offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, the underwriters will have a firm commitment to purchase the additional shares, and we will be obligated to sell the additional shares to the underwriters. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of shares offered. The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make.

     We have agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under our stock plans, for a period of 180 days after the date of this prospectus, except with the prior written consent of WR Hambrecht+Co. Each of our directors and executive officers and additional holders of a substantial majority of our outstanding common stock have agreed to restrictions on his or her ability to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of shares of the common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht+Co. The persons signing the lock-up agreements will be able to transfer their shares of common stock as a bona fide gift, to immediate family members or to a trust or partnership or other business entity, or as a distribution without compensation to partners, members or stockholders of a business entity, subject to the transferees agreeing to enter into a lock-up agreement.

     In connection with the offering, the underwriters may purchase and sell shares of common stock on the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     WR Hambrecht+Co currently intends to act as a market maker for the common stock following this offering. However, WR Hambrecht+Co is not obligated to do so and may discontinue any market making at any time.

     WR Hambrecht+Co is an investment banking firm formed in February 1998. In addition to this offering, WR Hambrecht+Co has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of WR Hambrecht+Co, William R. Hambrecht, has 40 years of experience in the securities industry.

                                 LEGAL MATTERS

     The validity of our shares of common stock being offered will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements as of June 30, 1999 and 2000 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Lattimore Black Morgan & Cain, independent auditors, audited our consolidated financial statements at June 30, 1998 and for the year ended June 30, 1998. We have included the consolidated statement of operations, the consolidated statement of stockholders' equity and statement of cash flows for the year ended June 30, 1998 in this prospectus in reliance on the report of Lattimore Black Morgan & Cain's report, given on their authority as experts in accounting and auditing.

               CHANGE IN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The board of directors selected Deloitte and Touche LLP, as independent auditors for the fiscal years ending June 30, 1999 and 2000. Deloitte and Touche LLP, has served as our independent auditors since November 13, 2000. On November 13, 2000, we dismissed Carlin, Charron & Rosen LLP as our independent accountants. The report of Carlin, Charron & Rosen LLP on the financial statements for the year ended June 30, 1999 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. On August 17, 1998, we dismissed Lattimore Black Morgan & Cain as our independent accountants. Lattimore Black Morgan & Cain's report on the financial statements for the year ended June 30, 1998, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. The decision to change independent accountants was approved by the board of directors. During the year ended June 30, 1998, 1999 and 2000 there were no reportable events, as defined in regulations of the Securities and Exchange Commission, or disagreements with Carlin, Charron & Rosen LLP or Lattimore Black Morgan & Cain on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Prior to retaining Deloitte and Touche LLP, we had not consulted with Deloitte and Touche LLP, regarding accounting principles.

                       WHERE YOU CAN GET MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedules. For further information with respect to Beacon and the common stock being offered, reference is made to the registration statement and the related exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the reference. A copy of the registration statement and the related exhibits and schedule may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     We intend to provide our stockholders with annual reports containing financial statements audited by an independent accounting firm and to file with the Securities and Exchange Commission quarterly reports containing unaudited consolidated financial statements for the first three quarters of each year.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Reports...............................  F-2
Consolidated Balance Sheets as of June 30, 1999 and 2000 and
  unaudited balance sheet as of March 31, 2001..............  F-4
Consolidated Statements of Operations for the years ended
  June 30, 1998, 1999 and 2000 and the unaudited nine months ended March 31, 2000 and 2001.............................  F-5
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended June 30, 1998, 1999 and 2000 and the
  unaudited nine months ended March 31, 2001................  F-6
Consolidated Statements of Cash Flows for the years ended
  June 30, 1998, 1999 and 2000 and the unaudited nine months ended March 31, 2000 and 2001.............................  F-7
Notes to Consolidated Financial Statements..................  F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Beacon Education Management, Inc.:

     We have audited the accompanying consolidated balance sheets of Beacon Education Management, Inc. and subsidiaries (the "Company") as of June 30, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Beacon Education Management, Inc. and subsidiaries as of June 30, 1999 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Boston, Massachusetts

May 4, 2001

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Beacon Education Management, Inc. and subsidiaries:

     We have audited the accompanying consolidated statements of operations, changes in stockholders' equity, and cash flows of Beacon Education Management, Inc. (formerly Beacon Education Management, LLC) and subsidiaries (the "Company") for the year ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the operations and cash flows of Beacon Education Management, Inc. and subsidiaries for the year ended June 30, 1998, in conformity with accounting principles generally accepted in the United States of America.

Lattimore Black Morgan & Cain

Brentwood, Tennessee

May 7, 2001

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   JUNE 30,            MARCH 31,
                                                           ------------------------   ------------
                                                              1999         2000           2001
                                                           ----------   -----------   ------------
                                                                                      (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents..............................  $  338,408   $ 1,170,094   $   683,890
  Accounts receivable, net of allowance of $48,921,
     $233,732 and $331,326, respectively.................     547,365     1,364,236     2,186,637
  Current portion of notes and lease receivables.........     281,760       812,271       491,040
  Prepaid expenses and other current assets..............      64,359        36,645       285,274
                                                           ----------   -----------   -----------
          Total current assets...........................   1,231,892     3,383,246     3,646,841
                                                           ----------   -----------   -----------
Restricted cash and cash equivalents.....................          --            --       600,000
Property, net............................................     238,959       398,696       490,629
Notes and lease receivables..............................     183,212     1,579,707     5,136,238
Other receivables........................................          --            --       475,818
Goodwill, net of accumulated amortization of $26,884,
  $202,008 and $358,698, respectively....................     430,103       772,711       622,462
Other assets.............................................       6,997        22,165        32,665
                                                           ----------   -----------   -----------
          Total assets...................................  $2,091,163   $ 6,156,525   $11,004,653
                                                           ==========   ===========   ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................  $  170,128   $   417,094   $ 1,700,378
  Accrued expenses.......................................      27,483       332,484       374,112
  Accrued interest on stockholders' notes................          --            --       213,202
  Notes payable to stockholders..........................          --            --     2,758,500
  Notes payable to unrelated parties.....................      24,915        59,866        94,931
  Line of credit.........................................      50,000       235,000            --
  Obligation under capital leases........................      11,357        25,282        28,237
                                                           ----------   -----------   -----------
          Total current liabilities......................     283,883     1,069,726     5,169,360
                                                           ----------   -----------   -----------
Long-term liabilities:
  Note payable to stockholder............................          --            --     2,225,000
  Obligation under capital leases........................      25,936        57,132        58,120
  Notes payable to unrelated parties.....................      75,085        19,621            --
                                                           ----------   -----------   -----------
          Total long-term liabilities....................     101,021        76,753     2,283,120
                                                           ----------   -----------   -----------
Minority interest in consolidated subsidiary.............     213,091            --            --
Stockholders' equity:
  Members' interest......................................   2,243,168            --            --
  Subscription receivable from members...................    (750,000)           --            --
  Common stock: $.01 par value; 10,000,000 shares
     authorized, 4,213,557 issued and outstanding........          --        42,134        42,134
  Additional paid-in capital.............................          --     6,917,732     9,962,230
  Deferred stock compensation............................          --       (73,897)      (13,091)
  Accumulated deficit....................................                (1,875,923)   (6,439,100)
                                                           ----------   -----------   -----------
          Total stockholders' equity.....................   1,493,168     5,010,046     3,552,173
                                                           ----------   -----------   -----------
          Total liabilities and stockholders' equity.....  $2,091,163   $ 6,156,525   $11,004,653
                                                           ==========   ===========   ===========

                See notes to consolidated financial statements.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                NINE MONTHS ENDED
                                           YEARS ENDED JUNE 30,                     MARCH 31,
                                  ---------------------------------------   -------------------------
                                     1998          1999          2000          2000          2001
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Service revenues................  $ 5,349,919   $ 3,158,653   $16,123,259   $12,046,995   $19,222,619
Operating expenses:
  Direct site expenses..........    3,786,180     2,551,257    13,712,492    10,300,748    15,700,642
  Administrative, curriculum and
     development expenses.......    2,807,676     2,083,676     4,673,064     3,043,940     5,764,844
  Provision for uncollectible
     accounts and notes.........      431,301       140,000       384,683        81,145        69,227
  Goodwill amortization.........           --        26,884       175,124       131,342       156,690
                                  -----------   -----------   -----------   -----------   -----------
          Total operating
            expenses............    7,025,157     4,801,817    18,945,363    13,557,175    21,691,403
                                  -----------   -----------   -----------   -----------   -----------
Loss from operations............   (1,675,238)   (1,643,164)   (2,822,104)   (1,510,180)   (2,468,784)
                                  -----------   -----------   -----------   -----------   -----------
Other income (expense):
Interest income.................       38,296        45,726       135,362        50,310       437,179
Interest expense................           --       (21,294)      (51,265)      (37,574)   (2,530,374)
Other income (expense), net.....      (27,302)       91,649            --         3,726        (1,198)
Equity in loss of unconsolidated
  subsidiary....................      (26,364)      (48,040)           --            --            --
                                  -----------   -----------   -----------   -----------   -----------
          Total other income
            (expense)...........      (15,370)       68,041        84,097        16,462    (2,094,393)
                                  -----------   -----------   -----------   -----------   -----------
Loss before income taxes and
  minority interest in
  subsidiary....................   (1,690,608)   (1,575,123)   (2,738,007)   (1,493,718)   (4,563,177)
Provision for income taxes......           --            --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
Loss before minority interest...   (1,690,608)   (1,575,123)   (2,738,007)   (1,493,718)   (4,563,177)
Minority interest in subsidiary
  loss..........................           --         2,613        10,971        10,971            --
                                  -----------   -----------   -----------   -----------   -----------
Net loss........................  $(1,690,608)  $(1,572,510)  $(2,727,036)  $(1,482,747)  $(4,563,177)
                                  ===========   ===========   ===========   ===========   ===========
Basic and diluted loss per
  share.........................  $     (0.89)  $     (0.57)  $     (0.73)  $     (0.41)  $     (1.08)
                                  ===========   ===========   ===========   ===========   ===========
Weighted-average shares
  outstanding -- basic and
  diluted.......................    1,898,192     2,779,583     3,741,779     3,587,649     4,213,557
                                  ===========   ===========   ===========   ===========   ===========

                See notes to consolidated financial statements.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                          MEMBERS' EQUITY        RECEIVABLE       COMMON STOCK       ADDITIONAL     DEFERRED
                                      ------------------------      FROM       -------------------    PAID-IN        STOCK
                                        SHARES       AMOUNT        MEMBER       SHARES     AMOUNT     CAPITAL     COMPENSATION
                                      ----------   -----------   -----------   ---------   -------   ----------   ------------
Balance, July 1, 1997...............   1,485,452   $   579,649            --          --       --            --           --
 Issuance of LLC membership
   interest.........................     412,740     3,000,000   $(1,025,000)         --       --            --           --
 Amortization of stock
   compensation.....................          --       162,237            --          --       --            --           --
 Net loss...........................          --    (1,690,608)           --          --       --            --           --
                                      ----------   -----------   -----------   ---------   -------   ----------    ---------
Balance, June 30, 1998..............   1,898,192     2,051,278    (1,025,000)         --       --            --           --
 Issuance of LLC membership
   interest.........................     378,610     1,500,000      (750,000)         --       --            --           --
 Subscription settlement............          --            --     1,025,000          --       --            --           --
 Amortization of stock
   compensation.....................          --       264,400            --          --       --            --           --
 Net loss...........................          --    (1,572,510)           --          --       --            --           --
                                      ----------   -----------   -----------   ---------   -------   ----------    ---------
Balance June 30, 1999...............   2,276,802     2,243,168      (750,000)         --       --            --           --
 Subscription settlement............                        --       750,000          --       --            --           --
 Net loss prior to conversion to C
   corporation......................          --      (851,113)           --          --       --            --           --
 Amortization of stock compensation
   prior to conversion to C
   corporation......................          --       132,200            --          --       --            --           --
 Exchange of LLC membership interest
   to stock in C corporation........  (2,276,802)   (1,524,255)           --   3,203,157   $32,030   $1,698,322    $(206,097)
 Issuance of common stock...........          --            --            --   1,010,400   10,104     5,267,000           --
 Issuance cost of common stock......          --            --            --          --       --       (47,590)          --
 Amortization of stock
   compensation.....................          --            --            --          --       --            --      132,200
 Net loss...........................          --            --            --          --       --            --           --
                                      ----------   -----------   -----------   ---------   -------   ----------    ---------
Balance, June 30, 2000..............          --            --            --   4,213,557   42,134     6,917,732      (73,897)
                                      ----------   -----------   -----------   ---------   -------   ----------    ---------
 Discount on convertible debt.......          --            --            --          --       --     2,300,000           --
 Issuance of warrants...............          --            --            --          --       --       241,500           --
 Stockholder contribution...........          --            --            --          --       --        19,808           --
 Stock compensation awarded.........          --            --            --          --       --       483,190      (17,190)
 Amortization of stock
   compensation.....................          --            --            --          --       --            --       77,996
 Net loss...........................          --            --            --          --       --            --           --
                                      ----------   -----------   -----------   ---------   -------   ----------    ---------
Balance, March 31, 2001
 (unaudited)........................          --   $        --   $        --   4,213,557   $42,134   $9,962,230    $( 13,091)
                                      ==========   ===========   ===========   =========   =======   ==========    =========


                                      ACCUMULATED
                                        DEFICIT        TOTAL
                                      -----------   -----------
Balance, July 1, 1997...............          --    $   579,649
 Issuance of LLC membership
   interest.........................          --      1,975,000
 Amortization of stock
   compensation.....................          --        162,237
 Net loss...........................          --     (1,690,608)
                                      -----------   -----------
Balance, June 30, 1998..............          --      1,026,278
 Issuance of LLC membership
   interest.........................          --        750,000
 Subscription settlement............          --      1,025,000
 Amortization of stock
   compensation.....................          --        264,400
 Net loss...........................          --     (1,572,510)
                                      -----------   -----------
Balance June 30, 1999...............          --      1,493,168
 Subscription settlement............          --        750,000
 Net loss prior to conversion to C
   corporation......................          --       (851,113)
 Amortization of stock compensation
   prior to conversion to C
   corporation......................          --        132,200
 Exchange of LLC membership interest
   to stock in C corporation........          --             --
 Issuance of common stock...........          --      5,277,104
 Issuance cost of common stock......          --        (47,590)
 Amortization of stock
   compensation.....................          --        132,200
 Net loss...........................  $(1,875,923)   (1,875,923)
                                      -----------   -----------
Balance, June 30, 2000..............  (1,875,923)     5,010,046
                                      -----------   -----------
 Discount on convertible debt.......          --      2,300,000
 Issuance of warrants...............          --        241,500
 Stockholder contribution...........          --         19,808
 Stock compensation awarded.........          --        466,000
 Amortization of stock
   compensation.....................          --         77,996
 Net loss...........................  (4,563,177)    (4,563,177)
                                      -----------   -----------
Balance, March 31, 2001
 (unaudited)........................  $(6,439,100)  $ 3,552,173
                                      ===========   ===========

                See notes to consolidated financial statements.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                     YEARS ENDED JUNE 30,                     MARCH 31,
                                            ---------------------------------------   -------------------------
                                               1998          1999          2000          2000          2001
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss................................  $(1,690,608)  $(1,572,510)  $(2,727,036)  $(1,482,747)  $(4,563,177)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Provision for uncollectible accounts
      and notes...........................      431,301       140,000       384,683        81,145        69,227
    Depreciation and amortization.........      117,793        79,808       245,776       183,556       242,154
    Non cash stock compensation...........      162,237       264,400       264,400       198,100       543,996
    Equity loss on non-consolidated
      subsidiary..........................       26,364        48,040            --            --            --
    Amortization of discount on
      stockholder note....................           --            --            --            --     2,300,000
    Loss on sale of property..............       (2,011)         (264)           --            --            --
    Minority interest in subsidiary
      loss................................           --        (2,613)      (10,971)      (10,971)           --
    Other non cash charges................           --            --            --            --        15,929
  Increase (decrease) in operating assets
    and liabilities:
    Accounts receivable...................     (453,344)      (29,059)   (1,001,682)   (1,420,785)     (921,139)
    Prepaid expenses and other current
      assets..............................     (103,864)       50,580        29,200        16,122      (248,629)
    Restricted cash.......................                                                     --      (600,000)
    Other assets and receivables..........       48,139        (6,817)      (15,166)      (69,762)     (486,318)
    Accounts payable......................       21,854      (182,813)      246,965       171,156     1,283,284
    Accrued expenses and interest.........      173,625      (260,454)      305,001        39,931       254,830
    Unearned revenue......................      100,000      (100,000)           --            --            --
                                            -----------   -----------   -----------   -----------   -----------
         Net cash used in operating
           activities.....................   (1,168,514)   (1,571,702)   (2,278,830)   (2,294,255)   (2,109,843)
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
    Advances under notes and lease
      receivables.........................     (538,530)     (367,962)   (2,862,723)     (618,603)   (3,923,467)
    Payments received under notes and
      lease receivables...................       25,134       209,278       735,845       266,223       716,429
    Purchase of property..................     (175,156)      (70,756)     (169,052)      (99,273)     (161,215)
    Proceeds from sale of property and
      equipment...........................        7,300       168,281            --            --         2,667
    Investment in affiliate, net of cash
      acquired............................     (225,000)      (66,840)     (720,000)     (720,000)           --
                                            -----------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities.....................     (906,252)     (127,999)   (3,015,930)   (1,171,653)   (3,365,586)
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
    Borrowings (repayment) under line of
      credit..............................           --        50,000       185,000       185,000      (235,000)
    Advances under notes payable..........           --       100,000            --         5,215        24,843
    Repayments of notes payable...........           --      (126,366)      (20,513)      (12,720)       (9,399)
    Advances under notes payable to
      stockholders........................           --            --     1,000,000     1,000,000     5,225,000
    Repayments of notes payable to
      stockholder.........................           --            --    (1,000,000)   (1,000,000)           --
    Issuance of member interests..........    1,975,000     1,775,000       750,000       750,000            --
    Issuance of common stock..............           --            --     5,229,513     5,229,513            --
    Repayment of capital lease
      obligations.........................           --            --       (17,554)      (11,496)      (16,219)
                                            -----------   -----------   -----------   -----------   -----------
         Net cash provided by financing
           activities.....................    1,975,000     1,798,634     6,126,446     6,145,512     4,989,225
                                            -----------   -----------   -----------   -----------   -----------
Increase (decrease) in cash and cash
  equivalents.............................      (99,766)       98,933       831,686     2,679,604      (486,204)
Cash and cash equivalents, beginning of
  year....................................      339,241       239,475       338,408       338,408     1,170,094
                                            -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents, end of year....  $   239,475   $   338,408   $ 1,170,094   $ 3,018,012   $   683,890
                                            ===========   ===========   ===========   ===========   ===========

                See notes to consolidated financial statements.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS


     Beacon Education Management, Inc. and its subsidiaries (the "Company" or "Beacon") are providers of education management services and currently provide full and selective management services to 27 charter schools located in Massachusetts, Michigan, Missouri, New York, North Carolina and the District of Columbia.



     Beacon's business involves contracting with local charter school boards to manage public schools, assisting with the building (or refurbishing) of school facilities, providing the curriculum framework, hiring and managing the schools' staff, and/or providing administrative support. The Company provides a wide variety of comprehensive services including personnel systems, financial systems, administrative support and information management. The contracts generally have terms of five years and provide a management fee based on a percentage of federal, state and local funding received by the schools. Under the terms of the contracts, generally, where allowed by law, all personnel at the schools are the Company's employees. The contracts provide reimbursement for the payroll and benefit costs associated with the personnel. Certain educational criteria must be met by the schools for the Company to retain the contracts. Currently, Beacon provides full management services to 25 charter schools and provides selective services to two charter schools. No contracts are currently in place with a school district to manage existing public contract management schools.


     Beacon Education Management LLC (the "LLC") was organized as a limited liability corporation pursuant to the provisions of the Tennessee Limited Liability Company Act. On December 30, 1999, the LLC entered into an Agreement and Plan of Merger between the LLC and Beacon Education Management, Inc., a newly formed Delaware Corporation, whereby Beacon was the surviving entity. All Class A and Class B members' interest were converted into fully paid and non-assessable shares of common stock, par value $.01 per share of the Company. As the entities were under common control this transaction was accounted for as a reorganization in a manner similar to a pooling-of-interest as required by Interpretation No. 39 of AIN-APB 16 -- Business Combinations: Accounting Interpretations of APB Opinion No. 16.

     Management's Plans -- The Company has incurred losses and experienced negative cash flows since inception. In addition, opening charter schools frequently requires additional financial resources necessary to secure and maintain the school building, to purchase equipment and supplies and to finance initial working capital. The Company assists with this financing in several ways, including making advances or loans to the charter boards, entering into leases or acting as guarantors of leases for equipment and for the school facilities or providing credit support in the form of loan guarantees. In order to become profitable and achieve positive cash flows, the Company must be able to generate and sustain higher levels of total revenue to allow a reduction in expenses as a percentage of total revenue. In addition, adequate financial performance and execution of planned financing activity by managed schools is important for these schools to repay amounts due as scheduled. As discussed in
Note 9, the Company issued common stock in exchange for $3.0 million in May 2001. The Company believes that the cash received from the May 2001 stock issuance, the expected payment on outstanding notes receivables from schools as a result of the schools' execution of third party facility financing, and the Company's current capital and projected cash flows will be adequate to meet its requirements through June 30, 2002.

     Interim Financial Data -- The interim consolidated financial information as of March 31, 2001 and for the nine months ended March 31, 2000 and 2001 is unaudited. In the opinion of management, this financial information includes all adjustments of a normal recurring nature that management considers necessary for a fair presentation of the consolidated financial position and results of operations for the interim periods. The results of operations for the nine-month period ended March 31, 2001 are not necessarily indicative of the results to be expected for the full fiscal year.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the results of operations, account balances and cash flows of the Company and its wholly owned subsidiaries. Investments in unconsolidated affiliates (20-50% owned companies over which the Company does not exercise control) are accounted for on the equity method. All material intercompany balances have been eliminated.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Restricted cash represents amounts on deposit at a bank in support of letters of credit issued by a bank.

     Leases -- The Company leases equipment to certain charter schools under leases classified as direct financing leases. Lease receivables are established for the discounted amounts due under such leases and interest revenue is recognized as earned over the period of the lease.

     Property -- Property is stated at cost. Routine maintenance and repairs are expensed as incurred. When property is disposed of or sold, the asset and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings. Depreciation is provided on the straight-line method over the following estimated useful asset lives:

Furniture and fixtures..............................  7 - 10 years
Machinery and equipment.............................  5 - 10 years
Computers...........................................  3 - 5 years
Leasehold improvements..............................  5 years or life of lease

     Goodwill and Long-Lived Assets -- Goodwill resulting from business acquisitions represents the excess of purchase price over fair value of net assets acquired. At each balance sheet date, the Company reviews the carrying value of its long-lived assets (goodwill and property) to determine if facts and circumstances suggest that they may be impaired or that the amortization or depreciation period may need to be changed. The carrying value of a long-lived asset is considered impaired when the anticipated identifiable undiscounted cash flows from such asset is less than its carrying value. The Company does not believe there are any indicators that would require an adjustment to the carrying value of its long-lived assets as of June 30, 1999 and 2000. For assets that are to be held and used, impairment is measured based upon the amount by which the carrying amount of the asset exceeds its fair value. For long-lived assets held for disposal, the asset is measured based upon the lesser of the carrying amount or the net realizable value.

     Other Assets -- Other assets consist primarily of security deposits.

     Revenue Recognition -- Service revenues consist of management fees and amounts reimbursed for employee related costs for schools where the Company directly employs the staff and faculty. The Company typically receives management fees based upon a percentage of the federal, state and local funding available to the managed school or a set fee in a limited number of contracts. Management fees are recognized on a straight-line basis over the year. Revenue from management agreements based upon a percentage of school revenues is impacted by changes in the charter school's revenues. The charter school's revenue is primarily based on enrollment and is subject to changes in enrollment. The Company adjusts recognized revenue based upon current enrollment and its impact on revenues. Such adjustments are immaterial. The Company does not recognize reimbursement of employment costs where it does not directly employ the staff and faculty and other direct school operating costs are not recognized as revenue. Reimbursement from schools where the Company does not employ the staff and faculty or when acting in an agency capacity is directly offset against related costs. Accordingly, the Company does not recognize total revenues received by the school.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides guidance on

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES applying accounting principles generally accepted in the United States of America to revenue recognition issues in financial statements. The Company has complied with SAB No. 101.

     Pre-Opening Costs -- The Company expenses certain pre-opening training, personnel, and other costs incurred prior to the fiscal year in which operations commence at school sites.

     Income Taxes -- The Company accounts for income taxes according to the liability method. Under this method, deferred tax assets and liabilities are determined based on temporary taxable and deductible differences between financial reporting and income tax bases of assets and liabilities and are measured using enacted tax rates and laws expected to apply when such differences are settled or realized.

     Prior to December 30, 1999, the Company was organized as a limited liability company and the state and federal taxable income or loss was directly allocated to the individual members. On December 30, 1999, the limited liability company was merged into a newly formed "C" Corporation. The Company has accounted for income taxes subsequent to the formation of the C Corporation. Deferred tax assets in the amount of $548,692 existed as of December 30, 1999, which were fully reserved due to the uncertainty of the Company's ability to realize the tax benefit of such deferred tax assets. As the Company generated losses throughout this period and deferred tax assets have been fully reserved, no net tax provision or benefit is reflected in the consolidated statement of operations.

     Stock-Based Compensation -- The Company accounts for stock-based compensation to employees and directors under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and its related interpretations. In accordance with this method, no compensation expense is recognized in the financial statements in connection with the awarding of stock option grants to employees and directors provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock, as of the grant date, is not greater than the amount an employee must pay to acquire the stock. To the extent that stock options are granted to employees with variable terms or if the fair value of the Company's stock as of the measurement date is greater than the amount an employee must pay to acquire the stock, then the Company recognizes compensation expense. Equity compensation awards that vest over time are deferred and recognized as deferred stock compensation and recognized on a straight line basis over the vesting period.

     The Company accounts for grants to non employees or directors not in connection with their service as directors of the Company under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and Emerging Issues Task Force ("EITF") Issue No. 96-18:
"Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". All transactions in which services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

     Disclosures of pro forma operating results had the Company prepared its financial statements in accordance with the fair value-based method as stated in SFAS No. 123 have been included in Note 9.

     Loss Per Share -- The loss per share is computed in accordance with SFAS No. 128, "Earnings per Share." Basic earnings/loss per share ("EPS") is computed by dividing consolidated net earnings by the weighted-average number of common shares outstanding. Diluted EPS is computed by dividing consolidated net earnings by the sum of the weighted-average number of common shares outstanding and the weighted-average number of dilutive potential common shares outstanding. The effect of conversion of all outstanding stock options and convertible debt would be antidilutive for all periods presented. For the purpose of the loss per share calculation for 1998 and 1999, members' interest has been assumed converted to common stock in accordance with merger agreement dated December 30, 1999 (refer to Note 1).

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

     Certain securities were not included in the computation of diluted earnings per share for the years ended June 30, 1998, 1999 and 2000 and the nine-month periods ended March 31, 2000 and 2001 because they would have an antidilutive effect on earnings per share as a result of net losses for these periods. These securities include stock options to purchase 397,080, 372,480 and 427,270 shares of common stock with a weighted-average exercise price of $1.54, $2.08, and $2.36 per share for the years ended June 30, 1998, 1999 and 2000, respectively. In addition, the Company has certain convertible debt securities, which are further discussed in Note 6.

     A summary of the weighted-average number of common shares and weighted-average number of common shares and common share equivalents is as follows:

                                                                                  NINE MONTHS   NINE MONTHS
                                                                                     ENDED         ENDED
                                   YEAR ENDED      YEAR ENDED      YEAR ENDED      MARCH 31,     MARCH 31,
                                  JUNE 30, 1998   JUNE 30, 1999   JUNE 30, 2000      2000          2001
                                  -------------   -------------   -------------   -----------   -----------
                                                                                  (UNAUDITED)   (UNAUDITED)
Basic weighted-average common
  shares outstanding............    1,898,192       2,779,583       3,741,779      3,587,649     4,213,557
Dilutive effect of stock
  options.......................           --              --              --             --            --
                                    ---------       ---------       ---------      ---------     ---------
Diluted weighted-average shares
  outstanding...................    1,898,192       2,779,583       3,741,779      3,587,649     4,213,557
                                    =========       =========       =========      =========     =========

     Stock options were antidilutive to earnings per share for all periods.

     Use of Estimates -- The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, among other things, revenues, allowance for doubtful accounts, useful lives, deferred tax valuation allowance, and certain accrued expenses and expenses associated with equity compensation plans or beneficial conversion features on convertible securities.

     Concentrations of Credit Risk; Provision for Doubtful Accounts and Guarantees -- Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents, notes receivable and advances to charter schools and accounts receivable. The Company manages its cash credit risk by maintaining cash and cash equivalents with financial institutions that it believes are financially sound.

     Accounts receivables are primarily short-term receivables from various schools. The Company does not generally require specific collateral to secure payment of its receivables. Notes and lease receivables from schools are both short-term and long-term. Credit risk is affected by changing conditions within the economy of individual states and school districts in which the Company operates. In addition, the credit risk related to amounts due from charter schools is dependent upon the financial condition of the underlying schools. The revenues, and therefore, financial results of the charter schools are determined by the number of students. The Company establishes an allowance for doubtful accounts, if necessary, based upon factors surrounding the credit risk of specific customers, historical trends and other information. The financial status of the managed schools is significantly impacted by enrollment as its revenues sources are primarily based on student enrollment and defined per pupil payment factors. Accordingly, management considers the overall operating plans of the managed schools and its impact on projected revenues when establishing reserves for accounts receivable. When collection is not considered probable, reserves are recorded for the applicable accounts, notes, or lease receivables. In addition to the factors considered in

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES providing for potential losses on receivables, management assesses potential losses on guarantees based upon projected cash flows of the schools relative to the guaranteed commitments.

     Customer Concentration -- Certain managed schools individually represent over 10% of service revenues. For the year ended June 30, 1998 service revenue from Turner School, Sallie B. Howard Charter School, Chelmsford Public Charter School, and Engelmann School of the Arts and Sciences represented 48%, 19%, 16% and 14% of the consolidated service revenues, respectively. For the year ended June 30, 1999 service revenue from Chelmsford Public Charter School, Chandler Park Academy, Rising Tide Charter School, Crossroads Academy and Hope Academy represented 14%, 13%, 11%, 11% and 11% of the consolidated service revenues, respectively. For the year ended June 30, 2000 service revenue from Chandler Park Academy represented 13% of the consolidated service revenues. School management contracts are subject to renewal generally after a 3 to 5-year initial term.

     For the year ended June 30, 1999, Rising Tide Charter School, Chelmsford Public Charter School, Chandler Park Academy and Crossroads Academy accounted for approximately 23%, 21%, 15%, and 14% of accounts receivable. For the year ended June 30, 2000, Conner Creek Academy and Southwest Charter School accounted for approximately 19% and 13% of accounts receivable.

     Recent Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The standard requires that all companies record derivatives in the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Effective July 1, 2000, the Company adopted SFAS No. 133, and such adoption did not have a material impact on the consolidated financial statements. The Company does not have any derivative instruments.

     Comprehensive Income -- Net loss of the Company equals the comprehensive loss, as the Company does not have any items that create other comprehensive income.

     Segments -- The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which sets forth standards for reporting information about operating segments in its financial statements. The Company's operations are contained within the continental United States and are reviewed by the chief operating decision maker on a comprehensive, whole school basis. Accordingly, management evaluates the Company as a single segment.

     Fair Value of Financial Instruments -- The carrying amounts of the Company's financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company's notes and lease receivables, capital leases and debt instruments approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available for similar financial instruments at June 30, 2000.

     Cash Flow Information -- Supplemental cash flow information is as follows for the years ended June 30, 1998, 1999, and 2000:

                                                              1998     1999      2000
                                                             ------   -------   -------
Property acquired under capital lease......................      --   $43,742   $62,674
Cash paid during the year for interest.....................  $5,969    16,993    37,769

3. ACQUISITION OF BEACON EDUCATION MANAGEMENT -- MICHIGAN, INC.

     The Company acquired 100% of the outstanding common stock of Beacon Education Management -- Michigan, Inc., ("BEMM") (formerly known as JCR & Associates, Inc.), a provider of education

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES management services to charter schools in Michigan, in a series of step acquisitions. This acquisition was accounted for under the purchase method. Accordingly, the excess of the purchase price over the fair value of the net assets acquired is reflected as goodwill in the consolidated financial statements. Total goodwill recognized as a result of this acquisition was approximately $980,000. Goodwill relating to this acquisition is being amortized over five years.

     On January 30, 1998, the Company acquired a 50% interest in BEMM. The Company paid $225,000 in cash at the closing, with contingent consideration of $185,000 that could be earned upon the satisfaction of certain criteria. Contingent consideration of $75,000 was earned in the year ended June 30, 1998 and the remaining $110,000 was earned and paid during the year ended June 30, 1999. Both payments were recorded as additional purchase price. As the Company could exercise influence but did not have control, the losses of BEMM were accounted for under the equity method in the year ended June 30, 1998.

     On April 9, 1999, the Company purchased from BEMM common stock for $500,000 and received an additional 14% ownership interest in BEMM. This transaction increased the Company's total ownership in BEMM to 64%. As a result from April 9, 1999, the results of BEMM were consolidated in the Company's financial statements.

     On November 12, 1999, the Company acquired the remaining 36% of BEMM for $720,000 in cash. An additional $120,000 in contingent consideration could be earned upon the satisfaction of certain criteria. The criteria have not been met.

4. NOTES AND LEASE RECEIVABLES

     The Company has entered into several notes that provide facility or line-of-credit financing to various schools. Certain notes are secured by the real property of the applicable school; however, amounts due are generally subordinated to the third party lenders to the schools. In addition, the Company has entered into direct financing lease transactions with certain of the managed schools related to equipment being used in the schools. The leases contain bargain purchase options and provide for payments of annual rentals over the term of the lease.

     Interest rates on these transactions range from 7% to 15%. A summary of notes and lease receivables as of the indicated dates is as follows:

                                                    JUNE 30,     JUNE 30,     MARCH 31,
                                                      1999         2000         2001
                                                    ---------   ----------   -----------
                                                                             (UNAUDITED)
Amounts due under equipment leases................  $ 492,411   $  472,821   $   296,615
Facility notes....................................         --    1,677,669     4,567,194
Advances under lines of credit....................    220,561      689,360     1,083,168
                                                    ---------   ----------   -----------
  Total...........................................    712,972    2,839,850     5,946,977
  Less current portion............................   (281,760)    (812,271)     (491,040)
  Less allowance for doubtful accounts............   (248,000)    (447,872)     (319,699)
                                                    ---------   ----------   -----------
Long-term portion of notes and lease
  receivables.....................................  $ 183,212   $1,579,707   $ 5,136,238
                                                    =========   ==========   ===========

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

     Future scheduled receipts expected from notes and lease receivables as of June 30, 2000 are as follows:

2001........................................................  $1,045,887
2002........................................................     338,773
2003........................................................      49,088
2004........................................................      35,748
2005 and thereafter.........................................   1,370,354
                                                              ----------
  Total.....................................................   2,839,850
Less current portion........................................    (812,271)
Less allowance for doubtful accounts........................    (447,872)
                                                              ----------
                                                              $1,579,707
                                                              ==========

5. PROPERTY

     A summary of property at June 30, 1999 and 2000 is as follows:

                                                                1999       2000
                                                              --------   ---------
Computers and equipment.....................................  $240,270   $ 458,848
Furniture and fixtures......................................    71,713      89,117
Leasehold improvements......................................    19,266      15,011
                                                              --------   ---------
                                                               331,249     562,976
Less accumulated depreciation and amortization..............   (92,290)   (164,280)
                                                              --------   ---------
          Total property....................................  $238,959   $ 398,696
                                                              ========   =========

     Depreciation expense, including amortization of assets under capital lease, was $117,793, $48,774 and $76,179 for the years ended June 30, 1998, 1999 and
2000, respectively.

     Property under capital leases totaled $43,742 and $62,674 at June 30, 1999 and 2000, respectively.

6. NOTES PAYABLE AND LINES OF CREDIT

     The Company entered into a line of credit agreement with a bank which provided for a maximum principal indebtedness of $235,000. As of June 30, 2000, $235,000 was outstanding. The line of credit bears interest at the bank's prime rate of interest plus one percent and is secured by assets of a subsidiary and the guarantee of one of the subsidiary's officers. The interest rate at June 30, 2000 was 10.5%. As of June 30, 2000, the Company was not in compliance with certain covenants. The outstanding balance of $235,000 was paid in full in November 2000.

     A $100,000 note payable to a former officer of a school was recorded as of June 30, 1999. The note is unsecured, bears interest at 9% and is payable in monthly installments of $4,998 including interest, through maturity in October 2001. An amount of $79,487 was outstanding as of June 30, 2000.

     Principal maturities of long-term debt as of June 30, 2000 are as follows:

2001........................................................  $ 294,866
2002........................................................     19,621
                                                              ---------
Less current portion........................................   (294,866)
                                                              ---------
          Total long-term debt..............................  $  19,621
                                                              =========

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

     On September 28, 2000, the Company borrowed $200,000 from William R. DeLoache, Jr., chairman of the board of directors and a stockholder of the Company. The note bears interest at a rate of 8%, is unsecured and matured on March 31, 2001. On March 31, 2001, the maturity date was extended to November 15, 2001.

     On October 11, 2000, the Company borrowed $500,000 from the Hambrecht 1980 Revocable Trust (the "Hambrecht Note"). The loan was evidenced by a convertible subordinated promissory note due March 31, 2001. Interest accrued at 8% per year. Pursuant to the terms of the note, the holder agreed to automatic conversion of the principal due and owing upon Beacon closing an equity financing of its shares of capital stock for not less than $2,500,000. On May 3, 2001 and in connection with and in addition to a $3.0 million private equity issuance, the Hambrecht Note was converted into 86,206 shares of common stock at a conversion price of $5.80 per share. The Hambrecht 1980 Revocable Trust is a stockholder and William R. Hambrecht, currently one of the Company's directors, is the trustee of that trust.

     KinderCare Transactions -- On February 17, 2000, the Company entered into an Equity Purchase and Loan Agreement (the "Agreement") with KinderCare Learning Centers, Inc. ("KinderCare"). Under the terms of the Agreement, KinderCare purchased 799,973 shares of common stock, with a right to the issuance of an additional 109,145 shares of common stock, for $5,275,000. As of June 30, 2000 an additional 152 shares had been issued and on May 3, 2001, the remaining 108,993 additional shares were issued to KinderCare upon closing of a $3.0 million private equity issuance.

     The Agreement also provided for a credit facility of up to $2,225,000 principal amount that is convertible into common stock at a rate of $5.80 per common share. The Company may draw down and repay the note at any time prior to its maturity date of February 17, 2005 but is not required to make either principal or interest payments until that time. The note bears interest at eight percent. KinderCare has the right to advance and convert all or any portion of the $2,225,000 note commitment into fully paid shares of Beacon common stock at any time prior to the termination date. In addition, if KinderCare gives notice of conversion, the Company may elect to pay the due and owing interest or such interest may be converted in the same manner as the principal. The conversion price of $5.80 per share is subject to adjustment for stock splits, reorganizations, stock dividends, other distributions or as a result of issuance of additional securities with an issuance price of less than the then applicable conversion price.

     As of June 30, 2000, the Company had not made a draw under the credit facility. However, subsequent to June 30, 2000, the Company borrowed the entire $2,225,000 for working capital and financing requirements.

     Effective September 28, 2000, the Agreement was amended to also provide a short term loan (due March 31, 2001) of up to $3,000,000 by KinderCare to the Company. Beacon has the right to make draws of up to $2,300,000 (in disbursements of not less than $100,000 each). The remaining $700,000 may be borrowed by the Company only upon KinderCare's consent. This note bears interest at (i) the higher of 8% per annum or (ii) 25 basis points higher than the weighted average rate per annum (calculated monthly) applicable to the revolving credit agreement of KinderCare with Chase Manhattan Bank dated February 13, 1997. KinderCare was provided the right to convert the outstanding principal amount at any time after the maturity date into such numbers of shares of common stock determined by dividing the outstanding principal amount elected for conversion (not less than $100,000 increments) by $3, subject to adjustment as set forth above.

     On March 31, 2001, the Equity Purchase and Loan Agreement was amended again to extend the maturity date of the short term loan to November 15, 2001. In accordance with the March 31, 2001 amendment, the short term loan bears interest at 11% per year from April 1, 2001 through June 30, 2001, 13% per year from July 1, 2001 through September 30, 2001 and 15% per year from October 1, 2001 until maturity on November 15, 2001, subject to usury limitations. Interest is due and payable at the end of

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES each calendar month. As of March 31, 2001, $2,300,000 principal amount is outstanding. KinderCare has the right to convert the outstanding principal amount and accrued interest at any time after June 30, 2001, into the number of shares of common stock determined by dividing the outstanding principal amount and accrued interest elected for conversion in not less than $100,000 increments by $5.80, subject to adjustment as set forth above. The Company is required to prepay the $2,300,000 loan in full out of proceeds of an initial public offering. In connection with the March 31, 2001 amendment to the loan, the Company also issued KinderCare warrants to purchase up to 125,000 shares of common stock at $5.80 per share. A warrant for the purchase of 75,000 shares is currently exercisable and warrants for an additional 25,000 shares become exercisable on each of September 30, 2001 and November 15, 2001 if the Company has not repaid the loan in full. This loan is collateralized by three notes receivable from Beacon schools totaling approximately $1.85 million and amounts received from these notes must be applied to the amount outstanding under the short term loan.


     As a result of the restructuring of the short term loan, the value of the warrants issued as part of the restructuring has been recognized as a reduction to the carrying value of the loan and will be amortized through the application of the effective interest rate method over the estimated term of the loan. The total value of the discount recognized was $241,500, which reflects the expected vesting of the right to exercise warrants for the purchase of 75,000 shares. The discount was determined based on the fair value of the warrants on the date of grant as measured using the Black-Scholes pricing model. The assumptions used in this pricing model were as follows: volatility--71%; option life--3.67 years; risk-free interest rate--5.7%; fair value of stock--$5.80 per share.

     The five year note and the short term note are subordinate to the prior payment in full in cash of the principal of premium and interest on all "Senior Indebtedness." Senior Indebtedness, as defined in the Agreement, includes the principal and interest on any indebtedness of the Company evidenced by written obligations, including capitalized lease obligations, letters of credit, and Beacon guarantees, provided that such Senior Indebtedness does not expressly provide such obligation to be junior in right of payment to the indebtedness of the KinderCare facilities. The KinderCare facilities are not subordinate to any obligation to (i) Hambrecht 1980 Revocable Trust or any of its affiliates in an aggregate amount not to exceed $5,000,000, (ii) loans to any officer or stockholder, or (iii) any amounts owed for goods or services provided in the ordinary course of business to the extent permitted by law. The KinderCare facilities are subject to certain non-financial covenants.

     As a result of the beneficial conversion feature of the short term note, the Company has accounted for the transaction in accordance with EITF Issue No. 98-5: "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." Accordingly, the Company allocated $2,300,000 to the intrinsic value of the beneficial conversion feature and recorded such amount as a debt discount and recognized an equal amount of additional paid-in capital. The discount was amortized to interest expense over the period to the earliest conversion date, which was March 31, 2001.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

     The outstanding debt obligations as of June 30, 1999 and 2000 and unaudited information as of March 31, 2001 is as follows:

                                                  JUNE 30, 1999   JUNE 30, 2000   MARCH 31, 2001
                                                  -------------   -------------   --------------
                                                                                   (UNAUDITED)
Line of credit..................................    $ 50,000        $235,000                --
Other notes payable.............................     100,000          79,487       $    94,931
Capital lease obligations.......................      37,293          82,414            86,357
KinderCare short term note......................          --              --         2,300,000
Unamortized discount on short term note.........          --              --          (241,500)
KinderCare note.................................          --              --         2,225,000
Other notes payable to shareholders.............          --              --           700,000
                                                    --------        --------       -----------
          Total.................................     187,293         396,901         5,164,788
          Less current portion..................      86,272         320,148        (2,881,668)
                                                    --------        --------       -----------
Long term portion of debt.......................    $101,021        $ 76,753       $ 2,283,120
                                                    ========        ========       ===========

7. INCOME TAXES

     Prior to the reorganization discussed in Note 1, the Company was organized as a limited liability corporation and generally all tax attributes passed through to the members for federal and state income tax purposes. On a pro forma basis for periods prior to conversion to a C corporation and subsequent to such conversion, no net income tax provision or benefit has been reflected. The Company incurred losses throughout the period and valuation allowances have been established for all deferred tax assets, as it is not considered more likely than not that such deferred tax assets will be realized.

     The difference between the effective income tax rate and the United States federal income tax rate prepared under the assumption that the Company was organized as a C corporation for the years ended June 30, 1998, 1999, and 2000 is as follows:

                                                        1998        1999        2000
                                                      ---------   ---------   ---------
Tax benefit based on the federal statutory rate.....  $(574,807)  $(535,542)  $(930,922)
State income taxes, net of federal benefit..........    (84,530)    (78,756)   (136,900)
Goodwill amortization...............................         --      11,785      59,087
Other...............................................        850         958       2,176
LLC pass-through....................................    658,487     601,555     237,347
Valuation allowance.................................         --          --     769,212
                                                      ---------   ---------   ---------
          Total.....................................  $      --   $      --   $      --
                                                      =========   =========   =========

     Deferred tax assets and liabilities as of June 30, 2000 consist of the following:

Net operating loss carryforward.............................  $   722,616
Receivable allowances for doubtful accounts.................      306,422
Other.......................................................      288,866
Deferred tax valuation allowance............................   (1,317,904)
                                                              -----------
Net deferred tax asset......................................  $        --
                                                              ===========

     At June 30, 2000, the Company has for federal and state income tax purposes net operating loss carryforwards of approximately $1,737,893, which expire through 2020.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

8. RETIREMENT PLANS

     Virtually all employees of the Company are eligible to participate in one of the Company's defined contribution retirement plans depending on their location. Under these plans the Company has both discretionary and non-discretionary contribution requirements. Employees vest in employee contributions immediately or over 5 years. The Company's contribution totaled $181,081, $430,707 and $588,018 for the years ended June 30, 1998, 1999 and
2000, respectively.

     On January 1, 2001 all existing plans were merged into the new Beacon Education Management, Inc. 401(k) Plan. Under this plan the Company is required to contribute up to 100 percent of participant contributions up to a maximum of four percent of the participant's salary.

9. STOCKHOLDERS' EQUITY AND EQUITY COMPENSATION

     Subscription Receivable from Members -- The Company entered into separate subscription agreements with two members of the LLC during 1998. The $1,025,000 and $750,000 committed to the Company but not funded as of June 30, 1998 and 1999, respectively, has been reflected as a reduction in stockholders' equity. The subscriptions were fully funded during the year ended June 30, 2000.

     On May 3, 2001, in connection with a $3.0 million private equity issuance, the Company issued 517,242 shares of Common Stock at $5.80 per share. Under the terms of the Hambrecht Note (note 6), the outstanding amount due under the terms of the note was converted into 86,206 shares of Common Stock at a conversion price of $5.80 per share.

     Registration Rights of Certain Holders -- KinderCare, the Hambrecht 1980 Revocable Trust, and each of the purchasers in the $3.0 million private placement of common stock that was completed on May 3, 2001, and any transferees of shares now held by such holders, will have certain rights to register their shares of common stock under the Securities Act of 1933 pursuant to a shareholder rights agreement. These stockholders own 3,314,030 shares of common stock. In addition, KinderCare holds a warrant that is currently exercisable for 50,000 shares of common stock at $5.80 per share. Subject to certain limitations in the agreement, each of these holders has the right to require the Company to register all or a portion of their shares of common stock for resale to the public, provided that the proposed aggregate price to the public of any offering is at least $3,000,000, or in the case of a registration statement on Form S-3 if the Company is eligible to use that form, provided that the proposed aggregate price of any offering is at least $1,000,000. These holders are entitled, if the Company registers common stock, to include their shares of common stock in such registration, however the number of shares which may be registered thereby is subject to limitation by the underwriters. The Company will bear all fees, costs and expenses of these registrations, other than underwriting discounts and commissions, and has agreed to indemnify the holders of registration rights. All registration rights will terminate on the fifth anniversary of the completion of an initial public offering.

     Stock Option Plans -- Under the 1995 and 1996 Points of Interest Option Plan (the "1995 and 1996 Plans"), officers, key employees and consultants of the Company were eligible to receive options to purchase members interest/common stock of the Company. The options were granted at an exercise price determined by the Board of Directors to approximate fair market value on the date of the original grant. The options generally vest over a five-year period and have a ten-year term.

     Under the 2000 Stock Incentive Plan, directors, officers, key employees and consultants are eligible to receive options to purchase common stock of the Company. The options were granted at an exercise price determined by the Board of Directors to approximate fair market value on the date of the original grant. The options granted to date generally vest over a five-year period and have a ten-year term.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

     In addition to options granted pursuant to the Company's plans, stock options for 357,864 shares were granted in 1998 to an officer of the Company directly by two stockholders, at a strike price below fair market value and vesting through October 1, 2000. The grant was accounted for under the requirements of AIN-APB 25 "Accounting for Stock Issued to Employees: Accounting Interpretations of APB Opinion No. 25" and treated as a grant under a compensatory plan. Total stock compensation of $764,934 was amortized on a straight line basis over the three year vesting period. On March 30, 2001, an officer of the Company granted fully vested and exercisable stock options held by the officer to certain employees with a strike price below fair market value. The Company recognized a charge of $466,000, included in administrative, curriculum and development expense, related to this option grant.

     The Company applies APB 25 and related interpretations in accounting for its plans, except for non-employees that are accounted for under the requirements of SFAS No. 123 and EITF 96-18. Total equity compensation charges reflected in the consolidated statement of operations were $162,237, $264,400 and $264,400 for the years ended June 30, 1998, 1999 and 2000, respectively. Such amounts are generally included in administrative, curriculum and development expenses.

     The total number of shares of common stock authorized under the terms of the plans as of June 30, 2000 was 610,920 shares.

     A summary of the status of the activity under all options plans is presented below:

                                                                                    WEIGHTED
                                                                                    AVERAGE
                                                    OPTIONS    EXERCISE PRICES   EXERCISE PRICE
                                                    --------   ---------------   --------------
Outstanding at June 30, 1997......................   321,800    $0.25 - 2.64         $1.10
  Granted.........................................   106,480    $       2.64         $2.64
  Forfeited.......................................   (31,200)   $0.50 - 2.64         $0.75
                                                    --------    ------------         -----
Outstanding at June 30, 1998......................   397,080    $0.25 - 2.64         $1.54
  Granted.........................................   123,800    $       2.64         $2.64
  Forfeited.......................................  (148,400)   $0.37 - 2.64         $1.10
                                                    --------    ------------         -----
Outstanding at June 30, 1999......................   372,480    $0.25 - 2.64         $2.08
  Granted.........................................    63,790    $2.64 - 5.80         $4.09
  Exercised.......................................      (800)   $       2.64         $2.64
  Forfeited.......................................    (8,200)   $       2.64         $2.64
                                                    --------    ------------         -----
Outstanding at June 30, 2000......................   427,270    $0.25 - 5.80         $2.36
                                                    ========    ============         =====
Options exercisable as of June 30, 2000...........   216,520    $0.25 - 2.64         $1.67

     The following table summarizes information for options outstanding and exercisable at June 30, 2000:

                OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
  ------------------------------------------------   -------------------
                             WEIGHTED-   WEIGHTED-             WEIGHTED-
                              AVERAGE     AVERAGE               AVERAGE
                             REMAINING   EXERCISE              EXERCISE
  SHARES    EXERCISE PRICE     LIFE        PRICE     SHARES      PRICE
  -------   --------------   ---------   ---------   -------   ---------

  101,600   $0.25 - $1.00       7.0        $0.58     101,600     $0.58

  296,360   $2.64               7.8         2.64     114,920     $2.64

   29,310   $5.80               9.7         5.80          --     $5.80

  -------                                            -------

  427,270                                            216,520
  =======                                            =======

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

     If compensation cost for stock option grants had been determined based on the fair value of the grant for the years ended June 30, 1998, 1999 and 2000 consistent with the method prescribed by SFAS No. 123, the net loss and net loss per share on a pro forma basis for the years ended June 30, 1998, 1999 and 2000 would have been as follows:

                                                     1998          1999          2000
                                                  -----------   -----------   -----------
As reported.....................................  $(1,690,608)  $(1,572,510)  $(2,727,036)
Pro forma.......................................   (1,691,059)   (1,635,973)   (2,803,236)
Proforma basic and diluted loss per share.......  $     (0.89)  $     (0.59)  $     (0.75)

     The weighted average fair value of options granted was $2.06, $0.72 and $1.73 per share for the years ended June 30, 1998, 1999 and 2000, respectively. The fair value of the options on the grant date was measured using the Black-Scholes option-pricing model. Key assumptions used to apply this option-pricing model are as follows:

                                                              1998   1999   2000
                                                              ----   ----   ----
Expected life of option, in years...........................    6      6      6
Risk-free interest rate.....................................  5.7%   5.4%   6.0%
Expected dividend yield.....................................    0%     0%     0%
Volatility..................................................    0%     0%     0%

10. COMMITMENTS AND CONTINGENCIES

     Leases -- The Company leases the office space for its headquarters and subsidiary operations. The operating leases expire in various years through August 31, 2005. Rent expense was $40,910, $82,922 and $197,252 for the years ended June 30, 1998, 1999, and 2000 respectively.

     Included in the minimum rental payments for operating leases is a lease agreement on behalf of a Beacon managed school for buildings and classroom facilities. The school pays this lease obligation. The lease expires in November 2002. The agreement provides for payments of minimum annual rentals of $2,200 per month through June 2000, $5,000 per month through June 2001 and $5,500 per month through November 2002.

     The Company elected to exercise its right of termination on office space used by a subsidiary operation effective May 31, 2000 and accrued the remaining liability. Included in the minimum rental payments for operating leases is $56,650 relating to this termination, which is due during 2001.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

     Future minimum rental payments required under noncancelable capital and operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                                                              CAPITAL    OPERATING
YEARS ENDING JUNE 30,                                          LEASES      LEASES
---------------------                                         --------   ----------
2001........................................................  $ 37,094   $  289,468
2002........................................................    29,114      244,368
2003........................................................    25,284      200,368
2004........................................................     7,598      178,368
2005........................................................                142,101
Thereafter..................................................                  5,550
                                                              --------   ----------
Total minimum lease payments................................    99,090   $1,060,223
                                                                         ==========
Less amount representing interest...........................    16,676
                                                              --------
Present value of total minimum lease payments...............    82,414
Less current portion........................................   (25,282)
                                                              --------
Long-term portion...........................................  $ 57,132
                                                              ========

     Litigation -- Alma Tope, as guardian for a female minor child that is a student at Chandler Park Academy, filed a lawsuit in the District Court for the Eastern District of Michigan on June 6, 2001. The defendants named are Chandler Park Academy, Beacon, JCR Associates (renamed BEMM), Herman Carroll and Walter Lawson. Peer to peer sexual harassment by another student is alleged in the form of taunts, sexual invitations, threats and unwelcomed touching. The complaint against the defendants alleges that the defendants had prior knowledge of the male student's behavior and failed to take appropriate action. The amount of damages requested exceeds $1,000,000. This case is in the preliminary stages of discovery and pleading, and the Company intends to defend its position vigorously. The Company has notified its insurance carrier. Based upon the present understanding of the case and the advice of counsel, the Company does not currently believe it has a material exposure to uninsured damages. Management believes that the likelihood of this claim and any other asserted or unasserted claim having a material impact on the Company's financial position is remote.

     Financial Guarantees -- In connection with the management of certain of the charter schools, the Company has provided financial guarantees to third parties extending credit to the schools. The Company has provided the following guarantees as of June 30, 2000:

     - Guarantee of a term loan of the Rising Tide Charter School with Fleet Bank for $500,000 original principal amount. As of June 30, 2000 Rising Tide Charter School was in default on its Fleet Bank term Loan. Fleet Bank may call such loan and demand payment under the Company's guarantee at any time. The Company is currently in discussions with the school board and the bank and may assume the note from the bank.

     - Guarantee of promissory note of the Central New York Charter School for Math and Science with Diversified Construction Associates for $757,595 original principal amount. Subsequent to June 30, 2000 the Company was released from this guarantee.

     Subsequent to June 30, 2000 the Company entered into the following guarantees:

     - Guarantee of a promissory note of Thurgood Marshall Academy with NCB Capital Corporation for $2,000,000 original principal amount. On June 21, 2001, Thurgood Marshall Academy (TMA) received formal notice from its chartering authority, the Curators of the University of Missouri on behalf of the University of Missouri -- St. Louis (UMSL), that TMA was placed on probation. Failure to meet the conditions set forth in the notice letter could result in UMSL initiating a

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES process to revoke the charter granted to TMA. Conditions to be fulfilled include: (1) election of new board members and board officers by August 20, 2001; (2) the current chairman must relinquish his duties immediately and resign from the board by August 20, 2001; (3) the board must create a position for a liaison among Beacon, UMSL, TMA parents and the community at large; (4) training for nonprofit board service shall be made available to the liaison and all new board members; (5) a year-end financial audit of TMA will be shared with UMSL, TMA parents and the community at large; (6) TMA must be compliant with teacher certification requirements under Missouri law not later than January 2002; (7) TMA shall take action to ensure all students attending TMA are eligible to attend in accordance with applicable Missouri law; and (8) TMA will adhere to the spirit and letter of the Missouri sunshine law.


       Furthermore, the probation creates a default by TMA under its loan agreement with NCB Capital Corporation. As a result of the default, NCB Capital Corporation could seek to satisfy the accelerated loan obligation, if accelerated, by calling upon the guaranty provided by Beacon dated September 22, 2000, if TMA failed to pay all or any part of the then due and owing obligation. If this guarantee were called, Beacon may be required to use a portion of the proceeds from the offering to satisfy the indemnity obligation. In addition, if TMA's charter were revoked, Beacon would lose its management contract to manage TMA. On June 29, 2001, NCB Capital Corporation agreed to refrain from exercising any right and/or remedy in connection with TMA being placed on probation until September 30, 2001, at which time TMA must provide evidence that it meets a minimum enrollment requirement and that is no longer on probation.


       Total management fees relating to TMA that were recognized by the Company for the nine months ending March 31, 2001 were $330,000 and reimbursed expenses for the period were $1,200,000. Total accounts, notes and lease receivables relating to TMA as of March 31, 2001 were $1,200,000.

     - Guarantee of a promissory note of St. Louis Charter School with NCB Capital Corporation for $1,400,000 original principal amount.

     - Guarantee of term loan of Southwest Charter School with United Missouri Bank ("UMB") for $325,000 original principal amount.

     - Guarantee of a line of credit of Southwest Charter School with UMB for $700,000 original principal amount. Subsequent to June 30, 2000, $500,000 principal amount was paid on the line of credit by the school and additional $100,000 was paid by the Company.

     - Guarantee of term loan of Connor Creek Academy with National City Bank of Michigan/Illinois for $650,000 original principal amount.

     - Guarantee of equipment lease obligations of various Beacon managed schools with General Electric Capital Corporation for a maximum of $259,271. Under a related letter of credit agreement, the Company is required to maintain $100,000 in cash equivalents and this amount has been classified as restricted cash as of March 31, 2001.

     - Guarantee of equipment lease with People's Capital and Leasing Corporation for various Beacon managed schools up to a maximum of $500,000. Under a related letter of credit agreement, the Company is required to maintain $500,000 in cash equivalents and this amount has been classified as restricted cash as of March 31, 2001.

     Certain of the guarantees have non-financial and financial covenants. The financial covenants include minimum levels of stockholders' equity, current ratios, available cash balances, and leverage ratios. The non-financial covenants include a limitation on providing guarantees in excess of $100,000 individually or in excess of $500,000 in aggregate without prior consent of a lender. The Company recognizes fee

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES payments related to providing the guarantees on a straight-line basis and records the related income in other income. The amounts of fees received for providing guarantees is not material.

     The Hambrecht 1980 Revocable Trust, a related party, has also made financial guarantees on behalf of certain Beacon managed schools. The original principal amounts covered by these guarantees from the Hambrecht 1980 Revocable Trust are as follows: Lowell Community Charter School -- $196,040; St. Louis Charter School -- $326,830; Thurgood Marshall Academy -- $477,600; Rising Tide Charter School -- $500,000; Conner Creek Academy -- $977,430 and Community Charter School Group d/b/a Southwest Community Charter School -- $1,173,090. Certain of the guarantees provided by the Hambrecht 1980 Revocable Trust also include certain financial covenants that would result in events of default under the related credit agreements in the event that such covenants were not in compliance.

11. OTHER RELATED PARTY TRANSACTIONS

     The Company received consulting services from SchoolWorks LLC, a company owned by a stockholder. Consulting fees paid to SchoolWorks LLC were $0, $45,666 and $8,074 for the years ended June 30, 1998, 1999 and 2000, respectively. On June 30, 1998 the Company received a payment in exchange for the release from a non-compete agreement from a former stockholder for the period July 1, 1998 to June 30, 1999. The Company received $100,000 under this agreement and the total amount was recognized as other income for the year ended June 30, 1999.

     The Company has recorded compensation for services rendered by the chairman of the board of directors in the amount of $29,607, $23,177 and $41,608 for the years ended June 30, 1998, 1999 and 2000, respectively. These amounts have been included in administrative, curriculum and development expenses in the Company's consolidated statement of operations.

     During the year ended June 30, 2000, the Company borrowed and repaid $1,000,000 from a stockholder with an eight percent interest rate.

12. SUPPLEMENTAL INFORMATION

     Valuation and reserve accounts are summarized as follows:

                                            BALANCE AT    CHARGED TO       OTHER        BALANCE AT
                                           BEGINNING OF    COST AND    ADJUSTMENTS OR     END OF
                                              PERIOD       EXPENSES    DEDUCTIONS(1)      PERIOD
                                           ------------   ----------   --------------   ----------
Allowance for doubtful accounts:
  Year ended June 30, 1998...............          --      $323,301             --       $323,301
  Year ended June 30, 1999...............    $323,301            --       $274,380         48,921
  Year ended June 30, 2000...............      48,921       184,811             --        233,732
Allowance for notes receivable:
  Year ended June 30, 1998...............          --      $108,000       $     --       $108,000
  Year ended June 30, 1999...............    $ 108,00       140,000             --        248,000
  Year ended June 30, 2000...............     248,000       199,872             --        447,872
Accumulated goodwill amortization:
  Year ended June 30, 1999...............          --      $ 26,884       $     --       $ 26,884
  Year ended June 30, 2000...............    $ 26,884       175,124             --        202,008

---------------

(1) Other adjustments or deductions include the impact of consolidating acquired subsidiaries, increasing the consolidated allowance for doubtful accounts by approximately $23,000 and the impact of write-offs of amounts due.

               BEACON EDUCATION MANAGEMENT, INC. AND SUBSIDIARIES

     Accrued expenses as of June 30 contains the following components:

                                                               1999       2000
                                                              -------   --------
Accrued compensation........................................  $ 4,775   $125,611
Accrued rent................................................       --     61,800
Accrued vacation............................................    5,832     39,074
Other.......................................................   16,876    105,999
                                                              -------   --------
          Total accrued expenses............................  $27,483   $332,484
                                                              =======   ========

                                 (BEACON LOGO)

                        2,200,000 shares of common stock

     UNTIL           , 2001 (WHICH IS 25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table indicates the expenses, other than the underwriting discount, to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by us. All amounts are estimates, other than the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................  $    9,488
NASD filing fee.............................................       4,295
Nasdaq National Market listing fee..........................      69,375
Printing and engraving fees and expenses....................     160,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     300,000
Blue sky fees and expenses (including legal fees)...........      15,000
Transfer agent fees and expenses............................      15,000
Miscellaneous...............................................     100,000
                                                              ----------
          Total.............................................  $1,073,158
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or engaged in a transaction from which the director obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was our director, officer, agent or employee or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if the person acted in good faith and in a manner he or she reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by us or in our right as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to us, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

     Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under Section 102 of the DGCL as described above.

     Our amended and restated bylaws generally provide that we will indemnify any person who was or is a party or is threatened to be made a party or otherwise involved in any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, or fiduciary of another entity, against all expense, liability and loss reasonably incurred by him or her in connection with that proceeding.

     In addition, we have entered into indemnification agreements with our directors and executive officers containing provisions that may require us, among other things, to indemnify them against various liabilities that may arise by virtue of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At the present time there is no pending litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Within the past three years, we have sold and issued the following unregistered securities:

     On July 23, 1998, Beacon, which was then a limited liability company, issued membership interests to the Hambrecht 1980 Revocable Trust in return for a capital contribution in the amount of $1,225,000.

     On March 18, 1999, Beacon, which was then a limited liability company, issued membership interests to the Hambrecht 1980 Revocable Trust in return for a capital contribution in the amount of $1,500,000 million.

     In December 1999, Beacon converted from a limited liability company to a corporation and issued 3,412,632 shares of common stock in exchange for the membership interests of existing investors.

     On February 17, 2000, Beacon entered into the Equity Purchase and Loan Agreement with KinderCare whereby KinderCare acquired 799,973 shares of common stock with the right to the issuance of an additional 109,145 shares of common stock, for an aggregate of $5,275,000. On April 10, 2000, Beacon issued 152 shares of common stock to KinderCare pursuant to Beacon's obligation to issue the 109,145 shares of common stock under the terms of the Equity Purchase and Loan Agreement.

     On April 10, 2000, Beacon issued 800 shares of common stock to an employee upon the exercise of an employee stock option at an exercise price of $2.64 per share.

     On October 11, 2000, Beacon issued a $500,000 principal amount promissory note to the Hambrecht 1980 Revocable Trust. Pursuant to its terms, the principal due and owing under the note was automatically convertible into shares of common stock upon Beacon closing an equity financing of its shares of capital stock for not less than $2,500,000. Upon such automatic conversion, the principal due and owing under the note was to convert into shares of common stock at the conversion price equal to the per share purchase price of the securities issued and sold in the equity financing. Total consideration paid for the note was $500,000. This note was converted into 86,206 shares of Beacon common stock on May 3, 2001 (see below).


     As of March 31, 2001, Beacon issued a stock purchase warrant to KinderCare for the purchase of 125,000 shares of common stock with an exercise price of $5.80. Warrants for the purchase of 75,000 shares are currently exercisable with 25,000 shares becoming exercisable as of September 30, 2001 and November 15, 2001 if Beacon has not repaid a $2,300,000 loan from KinderCare. The warrant expires November 15, 2004.


     On April 22, 2001, Beacon issued 1,700 shares of common stock to an employee upon the exercise of an employee stock option at an exercise price of $2.64 per share.


     On May 3, 2001, the Hambrecht 1980 Revocable Trust converted a $500,000 principal amount convertible promissory note into 86,206 shares of Beacon's common stock pursuant to the terms set forth therein.


     On May 3, 2001, Beacon issued 517,242 shares of common stock for an aggregate of $3,000,000 pursuant to the terms of a securities purchase agreement. These shares were purchased by the following investors: J. F. Shea Co., Inc., Ashford Capital, HAMCO Capital Corporation, WR Hambrecht+Co, LLC, William R. DeLoache, Jr., Richard Guggenhime, Henry Beinen, Michael B. Ronan, Jodi Tucker, Avalee Abu-Suneima, Dr. and Mrs. Paul McDonnel Cathcart, Karin L. Harvey, Peter Harvey, Alan Pearson, William E. Mayer and Paul Pelosi.

     On May 16, 2001, Beacon issued 3,600 shares of common stock to an employee upon the exercise of an employee stock option at an exercise price of $2.64 per share.


     As of June 30, 2001, Beacon had options to purchase 65,600 shares of common stock outstanding under its 1995 Stock Option Plan (the "1995 Plan"). The exercise prices for the options granted under the 1995 Plan range from $.50 to $1.00. As of June 30, 2001, Beacon had options to purchase 214,480 shares of common stock outstanding under its 1996 Points of Interest Option Plan (the "1996 Plan"). The exercise prices for the options granted under the 1996 Plan range from $.25 to $2.64. As of June 30, 2001, Beacon had options to purchase 226,520 shares of common stock outstanding under its 2000 Stock Incentive Plan (the "2000 Plan"). The exercise prices for the options granted under the 2000 Plan range from $2.64 to $7.50.


     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with Beacon, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


NUMBER                                DESCRIPTION
------                                -----------
1*       --   Form of Underwriting Agreement between Beacon Education
              Management, Inc. and the underwriters
 3.1**   --   Certificate of Incorporation of Beacon Education Management,
              Inc.
 3.2**   --   Bylaws of Beacon Education Management, Inc.
 3.3**   --   Form of Amended and Restated Certificate of Incorporation of
              Beacon Education Management, Inc.
 3.4**   --   Form of Amended and Restated Bylaws of Beacon Education
              Management, Inc.
 4.1*    --   Form of certificate representing the common stock, $0.01 par value per share, of Beacon Education Management, Inc.

NUMBER                                DESCRIPTION
------                                -----------
 4.2**   --   Article Four of the Amended and Restated Certificate of
              Incorporation -- included in Exhibit 3.3
 4.3**   --   Article II of the Amended and Restated Bylaws -- included in
              Exhibit 3.4
 4.4**   --   Amended and Restated Shareholder Rights Agreement, dated May
              3, 2001, between Beacon Education Management, Inc. and
              certain of its stockholders
 4.5**   --   Form of Shareholders' Agreement between Beacon Education
              Management, Inc. and each of Elaine C. Mosley, Carrie
              Zuberbohler Kennedy, Annie W. Neal, the Estate of Joan
              Williams, Mary Ella Cummings, Carl W. & Melita Herman, Lee
              Ann Maloney, Carl Ross and such other persons who may become parties thereto
 5       --   Opinion of Bass, Berry & Sims PLC as to the legality of the common stock being offered
10.1**   --   Equity Purchase and Loan Agreement, dated February 17, 2000, between Beacon Education Management, Inc. and KinderCare
              Learning Centers, Inc., as amended on September 28, 2000 and
              March 31, 2001
10.2**   --   Letter Agreement, dated March 28, 2001, between Beacon
              Education Management, Inc. and KinderCare Learning Centers,
              Inc.
10.3**   --   Pledge and Security Agreement, dated March 31, 2001, between
              Beacon Education Management, Inc. and KinderCare Learning
              Centers, Inc.
10.4**   --   Stock Purchase Warrant of Beacon Education Management, Inc.,
              dated March 31, 2001, issued to KinderCare Learning Centers,
              Inc.
10.5**   --   Securities Purchase Agreement, dated May 3, 2001, among
              Beacon Education Management, Inc. and the several purchasers thereto
10.6**   --   1995 Stock Option Plan, as amended
10.7**   --   1996 Points of Interest Option Plan
10.8     --   2000 Stock Incentive Plan, as amended
10.9**   --   Employment Agreement, dated March 9, 1999, between Beacon
              Education Management LLC. Agreement, dated March 17, 1999, between Beacon Education Management LLC and James McGonigle and Separation Agreement and General Release of All Claims,
              dated October 10, 2000, between Beacon Education Management,
              Inc. and James McGonigle
10.10**  --   Form of Indemnity Agreement entered into with the Company's
              Directors and Executive Officers
10.11**  --   Employment Agreement, dated December 20, 1999, between
              Beacon Education Management LLC and Michael B. Ronan.
10.12**  --   Consulting Agreement, dated September 22, 2000, between
              Beacon Education Management, Inc. and Lamar Alexander
10.13**  --   Agreement, dated June 30, 1998, between Beacon Education
              Management LLC, Ledyard McFadden, Alan Fraker and
              SchoolWorks, LLC
10.14**  --   Amended and Restated Subordinated Promissory Note, dated
              March 31, 2001, between Beacon Education Management, Inc.
              and William R. DeLoache
10.15**  --   Convertible Subordinated Promissory Note, dated October 11,
              2000, between Beacon Education Management, Inc. and the
              Hambrecht 1980 Revocable Trust
10.16**  --   Promissory Note, dated December 6, 1999, between Beacon
              Education Management LLC and the Hambrecht 1980 Revocable
              Trust
10.17**  --   Promissory Note, dated February 17, 2000, between Beacon
              Education Management, Inc. and KinderCare Learning Centers,
              Inc.
10.18**  --   Amended and Restated Promissory Note, dated as of March 31,
              2001, between Beacon Education Management, Inc. and
              KinderCare Learning Centers, Inc.

NUMBER                                DESCRIPTION
------                                -----------
10.19**  --   Contribution Agreement, dated September 30, 1999, between
              Beacon Education Management LLC and William R. Hambrecht, as
              Trustee for the Hambrecht 1980 Revocable Trust
10.20**  --   Contribution Agreement, dated September 27, 2000, between
              Beacon Education Management, Inc. and William R. Hambrecht,
              as Trustee for the Hambrecht 1980 Revocable Trust
10.21**  --   Contribution Agreement, dated September 27, 2000, between
              Beacon Education Management, Inc. and William R. Hambrecht,
              as Trustee for the Hambrecht 1980 Revocable Trust
10.22**  --   Contribution Agreement, dated April 28, 2000, between Beacon
              Education Management, Inc. and William R. Hambrecht, as
              Trustee for the Hambrecht 1980 Revocable Trust
10.23**  --   Contribution Agreement, dated December 19, 2000, between
              Beacon Education Management, Inc. and William R. Hambrecht,
              as Trustee for the Hambrecht 1980 Revocable Trust
10.24**  --   Office Lease, dated June 30, 2000, between Crown Office
              Village, L.L.C. and Beacon Education Management, Inc.
10.25**  --   Lease dated July 29, 1998, between OTR and Beacon Education
              Management, Inc.
10.26**  --   Lease Modification, dated April 26, 2000, between OTR and
              Beacon Education Management, Inc.
10.27*   --   Voting Agreement, dated        , 2001, between William R.
              Hambrecht, the Hambrecht 1980 Revocable Trust, WR Hambrecht
              & Co, LLC and HAMCO Capital Corporation
16.1**   --   Letter from Lattimore Black Morgan & Cain re: Change in
              Certifying Accountant
16.2**   --   Letter from Carlin, Charron & Rosen LLP re: Change in
              Certifying Accountant
21**     --   List of Subsidiaries
23.1     --   Consent of Deloitte & Touche LLP
23.2     --   Consent of Lattimore Black Morgan & Cain
23.3**   --   Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5.1)
24**     --   Power of Attorney (included in signature pages)
99.1     --   Consent of Eugene J. Gutierrez to be named as a director
99.2     --   Consent of Louis W. Sullivan, M.D. to be named as a director


---------------

* To be filed by amendment.

**Denotes documents previously filed.

ITEM 17.  UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, State of Massachusetts, on July 16, 2001.


                                          BEACON EDUCATION MANAGEMENT, INC.

                                          By: /s/ MICHAEL B. RONAN
                                            ------------------------------------
                                                      Michael B. Ronan
                                                Chief Executive Officer and
                                                          President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                    TITLE(S)                   DATE
                      ---------                                    --------                   ----
                          *                            Chairman of the Board and          July 16, 2001
-----------------------------------------------------    Director
              William R. Deloache, Jr.

                          *                            Chief Executive Officer,           July 16, 2001
-----------------------------------------------------    President and Director
                  Michael B. Ronan

               /s/ GEOFFREY M. HOLCZER                 Chief Financial Officer and        July 16, 2001
-----------------------------------------------------    Principal Accounting Officer
                 Geoffrey M. Holczer

                          *                            Director                           July 16, 2001
-----------------------------------------------------
                   Lamar Alexander

                          *                            Director                           July 16, 2001
-----------------------------------------------------
                    John C. Eason

                          *                            Director                           July 16, 2001
-----------------------------------------------------
                William R. Hambrecht

                          *                            Director                           July 16, 2001
-----------------------------------------------------
                  David J. Johnson

                          *                            Director                           July 16, 2001
-----------------------------------------------------
                 Ledyard H. McFadden



*By: /s/ MICHAEL B. RONAN                                          July 16, 2001

     -----------------------------------------------------
            Michael B. Ronan,
            Attorney-in-Fact

                                 EXHIBIT INDEX


NUMBER                                DESCRIPTION
------                                -----------
1*       --   Form of Underwriting Agreement between Beacon Education
              Management, Inc. and the underwriters
 3.1**   --   Certificate of Incorporation of Beacon Education Management,
              Inc.
 3.2**   --   Bylaws of Beacon Education Management, Inc.
 3.3**   --   Form of Amended and Restated Certificate of Incorporation of
              Beacon Education Management, Inc.
 3.4**   --   Form of Amended and Restated Bylaws of Beacon Education
              Management, Inc.
 4.1*    --   Form of certificate representing the common stock, $0.01 par value per share, of Beacon Education Management, Inc.
 4.2**   --   Article Four of the Amended and Restated Certificate of
              Incorporation -- included in Exhibit 3.3
 4.3**   --   Article II of the Amended and Restated Bylaws -- included in
              Exhibit 3.4
 4.4**   --   Amended and Restated Shareholder Rights Agreement, dated May
              3, 2001, between Beacon Education Management, Inc. and
              certain of its stockholders
 4.5**   --   Form of Shareholders' Agreement between Beacon Education
              Management, Inc. and each of Elaine C. Mosley, Carrie
              Zuberbohler Kennedy, Annie W. Neal, the Estate of Joan
              Williams, Mary Ella Cummings, Carl W. & Melita Herman, Lee
              Ann Maloney, Carl Ross and such other persons who may become parties thereto
 5       --   Opinion of Bass, Berry & Sims PLC as to the legality of the common stock being offered
10.1**   --   Equity Purchase and Loan Agreement, dated February 17, 2000, between Beacon Education Management, Inc. and KinderCare
              Learning Centers, Inc., as amended on September 28, 2000 and
              March 31, 2001
10.2**   --   Letter Agreement, dated March 28, 2001, between Beacon
              Education Management, Inc. and KinderCare Learning Centers,
              Inc.
10.3**   --   Pledge and Security Agreement, dated March 31, 2001, between
              Beacon Education Management, Inc. and KinderCare Learning
              Centers, Inc.
10.4**   --   Stock Purchase Warrant of Beacon Education Management, Inc.,
              dated March 31, 2001, issued to KinderCare Learning Centers,
              Inc.
10.5**   --   Securities Purchase Agreement, dated May 3, 2001, among
              Beacon Education Management, Inc. and the several purchasers thereto
10.6**   --   1995 Stock Option Plan, as amended
10.7**   --   1996 Points of Interest Option Plan
10.8     --   2000 Stock Incentive Plan, as amended
10.9**   --   Employment Agreement, dated March 9, 1999, between Beacon
              Education Management LLC. Agreement, dated March 17, 1999, between Beacon Education Management LLC and James McGonigle and Separation Agreement and General Release of All Claims,
              dated October 10, 2000, between Beacon Education Management,
              Inc. and James McGonigle
10.10**  --   Form of Indemnity Agreement entered into with the Company's
              Directors and Executive Officers
10.11**  --   Employment Agreement, dated December 20, 1999, between
              Beacon Education Management LLC and Michael B. Ronan.
10.12**  --   Consulting Agreement, dated September 22, 2000, between
              Beacon Education Management, Inc. and Lamar Alexander

NUMBER                                DESCRIPTION
------                                -----------
10.13**  --   Agreement, dated June 30, 1998, between Beacon Education
              Management LLC, Ledyard McFadden, Alan Fraker and
              SchoolWorks, LLC
10.14**  --   Amended and Restated Subordinated Promissory Note, dated
              March 31, 2001, between Beacon Education Management, Inc.
              and William R. DeLoache
10.15**  --   Convertible Subordinated Promissory Note, dated October 11,
              2000, between Beacon Education Management, Inc. and the
              Hambrecht 1980 Revocable Trust
10.16**  --   Promissory Note, dated December 6, 1999, between Beacon
              Education Management LLC and the Hambrecht 1980 Revocable
              Trust
10.17**  --   Promissory Note, dated February 17, 2000, between Beacon
              Education Management, Inc. and KinderCare Learning Centers,
              Inc.
10.18**  --   Amended and Restated Promissory Note, dated as of March 31,
              2001, between Beacon Education Management, Inc. and
              KinderCare Learning Centers, Inc.
10.19**  --   Contribution Agreement, dated September 30, 1999, between
              Beacon Education Management LLC and William R. Hambrecht, as
              Trustee for the Hambrecht 1980 Revocable Trust
10.20**  --   Contribution Agreement, dated September 27, 2000, between
              Beacon Education Management, Inc. and William R. Hambrecht,
              as Trustee for the Hambrecht 1980 Revocable Trust
10.21**  --   Contribution Agreement, dated September 27, 2000, between
              Beacon Education Management, Inc. and William R. Hambrecht,
              as Trustee for the Hambrecht 1980 Revocable Trust
10.22**  --   Contribution Agreement, dated April 28, 2000, between Beacon
              Education Management, Inc. and William R. Hambrecht, as
              Trustee for the Hambrecht 1980 Revocable Trust
10.23**  --   Contribution Agreement, dated December 19, 2000, between
              Beacon Education Management, Inc. and William R. Hambrecht,
              as Trustee for the Hambrecht 1980 Revocable Trust
10.24**  --   Office Lease, dated June 30, 2000, between Crown Office
              Village, L.L.C. and Beacon Education Management, Inc.
10.25**  --   Lease dated July 29, 1998, between OTR and Beacon Education
              Management, Inc.
10.26**  --   Lease Modification, dated April 26, 2000, between OTR and
              Beacon Education Management, Inc.
10.27*   --   Voting Agreement, dated            , 2001, between William
              R. Hambrecht, the Hambrecht 1980 Revocable Trust, WR
              Hambrecht & Co, LLC and HAMCO Capital Corporation
16.1**   --   Letter from Lattimore Black Morgan & Cain re: Change in
              Certifying Accountant
16.2**   --   Letter from Carlin, Charron & Rosen LLP re: Change in
              Certifying Accountant
21**     --   List of Subsidiaries
23.1     --   Consent of Deloitte & Touche LLP
23.2     --   Consent of Lattimore Black Morgan & Cain
23.3**   --   Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5.1)
24**     --   Power of Attorney (included in signature pages)
99.1     --   Consent of Eugene J. Gutierrez to be named as a director
99.2     --   Consent of Louis W. Sullivan, M.D. to be named as a director


---------------

 * To be filed by amendment.

** Denotes documents previously filed.